                                                                     Exhibit 4.2

                                CREDIT AGREEMENT

                          Dated as of January 31, 1994

                                     among

                     EAGLE INDUSTRIAL PRODUCTS CORPORATION

                                  as Borrower



                           THE FINANCIAL INSTITUTIONS
                        FROM TIME TO TIME PARTY HERETO,

                                  as Lenders,

                                      and

                                 CHEMICAL BANK,

                            as Administrative Agent

                                      and

                          CITICORP NORTH AMERICA, INC.

                              as Collateral Agent

                       TABLE OF CONTENTS

                            ARTICLE I
                           Definitions

     1.01.  Certain Defined Terms. . . . . . . . . . . . . . .  1
     1.02.  Computation of Time Periods. . . . . . . . . . . . 34
     1.03.  Accounting Terms . . . . . . . . . . . . . . . . . 34
     1.04.  Other Definitional Provisions. . . . . . . . . . . 34

                           ARTICLE II
                   Amounts and Terms of Loans

     2.01.  Revolving Loans and Term Loans . . . . . . . . . . 35
     2.02.  Revolving Loan Facility Mechanics. . . . . . . . . 38
     2.03.  Interest on the Loans. . . . . . . . . . . . . . . 42
     2.04.  Fees . . . . . . . . . . . . . . . . . . . . . . . 46
     2.05.  Mandatory Prepayments. . . . . . . . . . . . . . . 47
     2.06.  Payments . . . . . . . . . . . . . . . . . . . . . 48
     2.07.  Interest Periods . . . . . . . . . . . . . . . . . 52
     2.08.  Special Provisions Governing Eurodollar Rate
               Loans . . . . . . . . . . . . . . . . . . . . . 53
     2.09.  Taxes. . . . . . . . . . . . . . . . . . . . . . . 55
     2.10.  Increased Capital. . . . . . . . . . . . . . . . . 59
     2.11.  Use of Proceeds of the Loans . . . . . . . . . . . 59
     2.12.  Authorized Officers of Borrower. . . . . . . . . . 60
     2.13.  Replacement of Certain Lenders . . . . . . . . . . 60
     2.14.  Registered Notes . . . . . . . . . . . . . . . . . 62

                           ARTICLE III
                        Letters of Credit

     3.01.  Obligation to Issue. . . . . . . . . . . . . . . . 63
     3.02.  Types and Amounts. . . . . . . . . . . . . . . . . 63
     3.03.  Conditions . . . . . . . . . . . . . . . . . . . . 64
     3.04.  Issuance of Letters of Credit. . . . . . . . . . . 64
     3.05.  Reimbursement Obligations; Duties of the
               Issuing Bank. . . . . . . . . . . . . . . . . . 65
     3.06.  Participations . . . . . . . . . . . . . . . . . . 66
     3.07.  Payment of Reimbursement Obligations . . . . . . . 68
     3.08.  Compensation for Letters of Credit . . . . . . . . 69
     3.09.  Indemnification; Exoneration . . . . . . . . . . . 69
     3.10.  Reporting By Issuing Bank. . . . . . . . . . . . . 71
     3.11.  Transitional Letter of Credit Provisions . . . . . 71

                           ARTICLE IV
            Conditions to Loans and Letters of Credit

     4.01.  Conditions Precedent to the Initial Funding. . . . 71
     4.02.  Conditions Precedent to all Loans and Letters of
               Credit. . . . . . . . . . . . . . . . . . . . . 74

                           ARTICLE V
                 Representations and Warranties

     5.01.  Representations and Warranties on the Initial



               Funding Date. . . . . . . . . . . . . . . . . . 75
     5.02.  Subsequent Funding Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 85

                           ARTICLE VI
                       Reporting Covenants

     6.01.  Financial Statements . . . . . . . . . . . . . . . 85
     6.02.  Environmental Notices. . . . . . . . . . . . . . . 91

                           ARTICLE VII
                      Affirmative Covenants

     7.01.  Corporate Existence, Etc.. . . . . . . . . . . . . 92
     7.02.  Corporate Powers, Etc. . . . . . . . . . . . . . . 92
     7.03.  Compliance with Laws . . . . . . . . . . . . . . . 92
     7.04.  Payment of Taxes and Claims. . . . . . . . . . . . 92
     7.05.  Maintenance of Properties; Insurance . . . . . . . 93
     7.06.  Inspection of Property; Books and Records;
               Discussions . . . . . . . . . . . . . . . . . . 93
     7.07.  Labor Matters. . . . . . . . . . . . . . . . . . . 94
     7.08.  Maintenance of Permits . . . . . . . . . . . . . . 94
     7.09.  Employee Benefit Matters . . . . . . . . . . . . . 94
     7.10.  Formation of Subsidiaries. . . . . . . . . . . . . 94
     7.11.  Collateral Audit . . . . . . . . . . . . . . . . . 96
     7.12.  Separate Corporate Existence . . . . . . . . . . . 96
     7.13.  Interest Rate Hedging Contracts. . . . . . . . . . 97
     7.14.  Accountants' Reliance Letter . . . . . . . . . . . 97
     7.15.  Future Liens on Real Property in Favor of the
               Collateral Agent. . . . . . . . . . . . . . . . 97

                          ARTICLE VIII
                       Negative Covenants

     8.01.  Indebtedness . . . . . . . . . . . . . . . . . . . 98
     8.02.  Sales of Assets; Liens . . . . . . . . . . . . . . 99
     8.03.  Investments. . . . . . . . . . . . . . . . . . . .101
     8.04.  Accommodation Obligations. . . . . . . . . . . . .102
     8.05.  Restricted Junior Payments . . . . . . . . . . . .103
     8.06.  Conduct of Business. . . . . . . . . . . . . . . .104
     8.07.  Transactions with Affiliates . . . . . . . . . . .105
     8.08.  Restriction on Fundamental Changes . . . . . . . .105
     8.09.  Employee Benefit Matters . . . . . . . . . . . . .106
     8.10.  Environmental Liabilities. . . . . . . . . . . . .106
     8.11.  Margin Regulations . . . . . . . . . . . . . . . .106
     8.12.  Change of Fiscal Year. . . . . . . . . . . . . . .106
     8.13.  Amendment of Certain Documents . . . . . . . . . .106
     8.14.  Modification of Receivables Agreements . . . . . .107
     8.15.  Refinancing. . . . . . . . . . . . . . . . . . . .107

                                  ARTICLE IX
                             Financial Covenants



     9.01.  Minimum Consolidated Net Worth . . . . . . . . . .107
     9.02.  Ratio of Total Indebtedness to Net EBITDA. . . . .108
     9.03.  Interest Coverage Ratio. . . . . . . . . . . . . .108
     9.04.  Capital Expenditures . . . . . . . . . . . . . . .108
     9.05.  Fixed Charges Coverage Ratio . . . . . . . . . . .109

                            ARTICLE X
             Events of Default; Rights and Remedies

     10.01. Events of Default. . . . . . . . . . . . . . . . .109
     10.02. Rights and Remedies. . . . . . . . . . . . . . . .113

                           ARTICLE XI
            Administrative Agent and Collateral Agent

     11.01. Appointment. . . . . . . . . . . . . . . . . . . .115
     11.02. Nature of Duties . . . . . . . . . . . . . . . . .115
     11.03. Rights, Exculpation, Etc.. . . . . . . . . . . . .116
     11.04. Reliance . . . . . . . . . . . . . . . . . . . . .117
     11.05. Indemnification. . . . . . . . . . . . . . . . . .117
     11.06. The Administrative Agent Individually. . . . . . .118
     11.07. Successor Administrative Agent or Collateral
               Agent; Resignation of Administrative Agent or
               Collateral Agent. . . . . . . . . . . . . . . .118
     11.08. Collateral Matters . . . . . . . . . . . . . . . .119
     11.09. Relations Among Lenders. . . . . . . . . . . . . .122

                           ARTICLE XII
                          Miscellaneous

     12.01. Survival of Warranties and Agreements. . . . . . .122
     12.02. Assignments and Participations . . . . . . . . . .122
     12.03. Expenses . . . . . . . . . . . . . . . . . . . . .126
     12.04. Indemnification and Waiver . . . . . . . . . . . .128
     12.05. Limitation of Liability. . . . . . . . . . . . . .129
     12.06. Ratable Sharing; Defaulting Lender; Setoff . . . .129
     12.07. Amendments and Waivers . . . . . . . . . . . . . .132
     12.08. Notices. . . . . . . . . . . . . . . . . . . . . .134
     12.09. Failure or Indulgence Not Waiver; Remedies
               Cumulative. . . . . . . . . . . . . . . . . . .134
     12.10. Termination. . . . . . . . . . . . . . . . . . . .134
     12.11. Marshalling; Recourse to Security; Payments
               Set Aside . . . . . . . . . . . . . . . . . . .134
     12.12. Severability . . . . . . . . . . . . . . . . . . .135
     12.13. Headings . . . . . . . . . . . . . . . . . . . . .135
     12.14. GOVERNING LAW. . . . . . . . . . . . . . . . . . .135
     12.15. Successors and Assigns; Subsequent Holders
               of Notes. . . . . . . . . . . . . . . . . . . .135
     12.16. CONSENT TO JURISDICTION; SERVICE OF PROCESS;
               JURY TRIAL. . . . . . . . . . . . . . . . . . .136
     12.17. Counterparts; Effectiveness; Inconsistencies . . .137
     12.18. Performance of Obligations . . . . . . . . . . . .137
     12.19. ENTIRE AGREEMENT . . . . . . . . . . . . . . . . .139

                               EXHIBITS
Exhibit 1 --   Assignment and Acceptance (Sections 1.01, 12.02(d))
Exhibit 1A --  Assignment of Registered Notes (Sections 1.01, 2.14, 12.02
               (a))
Exhibit 2 --   Borrowing Base Certificate (Section 1.01)
Exhibit 3 --   Compliance Certificate (Sections 1.01, 6.01(e))
Exhibit 4 --   Notice of Borrowing (Section 1.01)
Exhibit 5 --   Notice of Conversion/Continuation (Section 1.01)
Exhibit 6 --   Forms of Notes (Section 2.02)
Exhibit 6A --  Forms of Registered Notes (Section 2.14)
Exhibit 7 --   List of Closing Documents (Section 4.01(a))
Exhibit 8 --   Accountants' Reliance Letter (Section 4.01(o))
Exhibit 9 --   Form of Loss Payable Endorsement (Section 7.05)

                              SCHEDULES
Schedule A          --   List of Lenders, Notice Addresses and Domestic and
                         Eurodollar Lending Offices (Sections 1.01, 12.02(c),
                         12.08)

Schedule 1.01-A     --   Existing Indebtedness (Section 1.01)

Schedule 1.01-B     --   Material Adverse Effect (Section 1.01)

Schedule 1.01-C     --   Real Property Subject to Real Estate
                         Mortgages (Section 1.01)

Schedule 1.01-D     --   Permitted Existing Liens (Section 1.01)

Schedule 3.11       --   Transitional Letters of Credit (Section 3.11)

Schedule 5.01(c)    --   Subsidiaries (Sections 5.01(c), 7.01)

Schedule 5.01(d)    --   Violation of Requirements of Law (Section 5.01(d))

Schedule 5.01(i)    --   Capitalization (Section 5.01(i))

Schedule 5.01(j)    --   Pending or Threatened Litigation (Section 5.01(j))

Schedule 5.01(l)    --   Tax Assessments (Section 5.01(l))

Schedule 5.01(s)    --   Environmental Matters (Section 5.01(s))

Schedule 5.01(t)    --   ERISA Matters (Section 5.01(t))

Schedule 5.01(w)    --   Joint Ventures (Section 5.01(w))

Schedule 5.01(x)    --   Labor Matters (Section 5.01(x))

Schedule 7.05       --   Insurance (Section 7.05)

Schedule 8.08       --   Fundamental Changes (Section 8.08(a))

                                CREDIT AGREEMENT


          This Credit Agreement dated as of January 31, 1994 (the "Closing Date") (as amended, supplemented, modified or restated from time to time, the "Agreement") is entered into among EAGLE INDUSTRIAL PRODUCTS CORPORATION, a Delaware corporation ("Borrower"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF and each other financial institution which from time to time becomes a party hereto in accordance with
Section 12.02(a) (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders"), CHEMICAL BANK, a New York banking corporation, in its separate capacity as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent") and CITICORP NORTH AMERICA, INC. as collateral agent for the Lenders hereunder (the "Collateral Agent").


                                  ARTICLE I
                                 Definitions

          1.01.  Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

          "Accommodation Obligation," as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the Dollar amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such

Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation.

          "Account Debtor" shall mean a party that is obligated to the Borrower or a Guarantor on or under a Receivable.

          "Administrative Agent" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor Administrative Agent.

          "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

          "Agreement" shall have the meaning ascribed to such term in the preamble hereto.

          "Agreement Accounting Principles" shall mean GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not "Material Accounting Changes" (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by the Parent or Borrower with the agreement of its independent certified public accountants and such changes result in a material change in method of the calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("Material Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Parent's and Borrower's financial condition shall be substantially the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to the Requisite Lenders. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.

          "Agreement Obligations" shall mean all Obligations other than with respect to Eligible Hedging Contracts.

          "Alternate Base Rate" shall mean, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day; and (c) the sum of one percent (1.0%) and (1) the product of (x) the Three-Month Secondary CD Rate in effect on such day and (y) Statutory Reserves and (2) the Assessment Rate. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chemical Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by the Administrative Agent. "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Chemical Bank from three Federal funds brokers of recognized standing selected by the Administrative Agent. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Three-Month Secondary CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

          "Applicable Base Rate Margin for Tranche A" shall mean the rate per annum set forth in the chart below which corresponds to the ratio below as at the end of the immediately preceding fiscal quarter:

     Applicable
     Base Rate
     Margin for          Free Cash Flow
     Tranche A           Coverage Ratio
     ----------          --------------
     1.00%               Less than 2.5 to 1.0

     0.75%               2.5 to 1.0 or greater

     0.375%              4.0 to 1.0 or greater

     0.00%               5.0 to 1.0 or greater

Notwithstanding the foregoing, the Applicable Base Rate Margin for Tranche A shall be 0.75% per annum until December 31, 1994, and thereafter shall be reset as provided in Section 2.03(a) based on the Borrower's performance, with the applicable rate selected that corresponds to the Borrower's achievement in the immediately preceding four fiscal quarters with respect to the Free Cash Flow Coverage Ratio set forth above.

          "Applicable Base Rate Margin for Tranche B" shall mean one and one half of one percent (1.50%) per annum.

          "Applicable Eurodollar Rate Margin for Tranche A" shall mean the rate per annum set forth in the chart below which corresponds to the ratio below as at the end of the immediately preceding fiscal quarter:

     Applicable
     LIBO Rate
     Margin for          Free Cash Flow
     Tranche A           Coverage Ratio
     -----------         --------------
     2.00%               Less than 2.5 to 1.0

     1.75%               2.5 to 1.0 or greater

     1.375%              4.0 to 1.0 or greater

     1.00%               5.0 to 1.0 or greater

Notwithstanding the foregoing, the Applicable LIBO Rate Margin for Tranche A shall be 1.75% per annum until December 31, 1994, and thereafter shall be reset as provided in Section 2.03(a) based on the Borrower's performance, with the applicable rate selected that corresponds to the Borrower's achievement in the immediately preceding four fiscal quarters with respect to the Free Cash Flow Coverage Ratio set forth above.

          "Applicable Eurodollar Rate Margin for Tranche B" shall mean two and one-half of one percent (2.50%) per annum.

          "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Loan and such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

          "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then-current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent or any other Lender to the FDIC (or any successor) for insurance by the FDIC (or such successor) of time deposits made in dollars at the Administrative Agent's or such Lenders domestic offices.

          "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit 1 (with blanks appropri-ately filled in) delivered to the Administrative Agent in connec-tion with an assignment of a Lender's interest under this Agreement pursuant to Section 12.02 or in the case of the transfer of a Registered Note, an Assignment and Acceptance in the form of Exhibit 1A (with blanks appropriately filled in) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 12.02.

          "Base Rate Loans" shall mean all Loans outstanding which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in Section 2.03(a)(i) or (iii).

          "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer
Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA while an ERISA Affiliate.

          "Borrower" shall have the meaning ascribed to such term in the preamble hereto.

          "Borrower Subsidiary" shall mean any Subsidiary of the Borrower.

          "Borrowing" shall mean a borrowing consisting of Loans of the same Type, having the same Interest Period, in the case of Eurodollar Rate Loans, and made on the same day by the Lenders.

          "Borrowing Base" shall mean, as of any date of calculation, an amount equal to the sum of: (a) 85% of the face amount then outstanding under the Eligible Receivables, and (b) 45% of Eligible Inventory, valued at the lower of cost determined on a FIFO basis or market value, less such reserves as the Administrative Agent elects to establish in accordance with its reasonable credit judgment.

          "Borrowing Base Certificate" means a certificate of the chief financial officer, treasurer or controller of Borrower substantially in the form of Exhibit 2 (or another form mutually acceptable to the Administrative Agent and Borrower) setting forth calculations of the Borrowing Base, including a calculation of each component thereof, as at the close of business on the last Business Day of the preceding fiscal month, all in such detail as shall be reasonably satisfactory to the Administrative Agent.

          "Business Day" shall mean (i) for all purposes other than as described by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York are required or authorized by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading in dollar deposits by and between banks in the London interbank Eurodollar market.

          "Capital Expenditures" shall mean, with respect to any Person on a consolidated basis for any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with Agreement Accounting Principles, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person, excluding interest and start-up expenses that otherwise would be included and less any cash proceeds from the disposal of property, plants or equipment not paid to the Lenders as a mandatory prepayment; provided, however, that Capital Expenditures shall not include expenditures of proceeds of insurance settlements in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made in connection with the replacement or repair of such lost, destroyed or damaged assets, equipment or other property commenced within 6 months of such destruction or damage and pursued with diligence.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement
Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America maturing within six months after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's") (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P (or a similar publication of S&P or another nationally recognized rating service); or (iii) commercial paper (other than commercial paper issued by Parent, Borrower or any of their respective Subsidiaries or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer's rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obliga-tions, then the highest rating from other nationally recognized rating services acceptable to the Administrative Agent).

          "Cash Interest Expense" shall mean, with respect to any Person on a consolidated basis for any period, (a) interest expense of such Person for such period determined on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, excluding the amortization of all fees payable in connection with the incurrence of the Obligations and also excluding interest accruing after the Closing Date on the Amerace Corporation 13.75% Senior Subordinated Notes (or, in the case of the four fiscal quarter period ending March 31, 1994, the product of four times such interest expense for the period from the Closing Date through March 31, 1994, and, in the case of the four fiscal quarter period ending June 30, 1994, the product of two times such interest expense for the period from the Closing Date through June 30, 1994, and, in the case of the four fiscal quarter period ending September 30, 1994, the product of four-thirds (4/3) times such interest expense for the period from the Closing Date through September 30, 1994, and, in the case of the four fiscal quarter period ending December 31, 1994, such interest expense for the period from the Closing Date through December 31, 1994) plus (b) capitalized interest paid during such period by such Person minus (c) interest paid to and received by such Person in cash in the United States during such period minus interest earned on the funds held in the accounts established pursuant to the Escrow Agreements.

          "Change of Control" shall mean that any of (a) the Samuel Zell Group shall cease to own, directly or indirectly, more than 30% of the combined voting power of the Parent's outstanding securities ordinarily having the right to vote at elections of directors or (b) the Parent shall cease to directly own 100% of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors.

          "Chemical" shall mean Chemical Bank, a New York banking corporation, and any successor thereto.

          "Citicorp" shall mean Citicorp North America, Inc., and any successor thereto.

          "Closing Date" shall have the meaning ascribed to that term in the preamble hereto.

          "Collateral" shall mean the stock of the Borrower and all property and interests in property now owned or hereafter acquired by the Borrower or any of the Borrower's Subsidiaries in or upon which a security interest, pledge, lien or mortgage is intended to be granted, or of which a collateral assignment is intended to be made, under the Collateral Documents.

          "Collateral Agent" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor
Collateral Agent.

          "Collateral Documents" shall mean the Security Agreement, the Parent Guaranty, the Subsidiary Security Agreements, the Subsidiary Guaranties, the Intellectual Property Agreements, the Pledge Agreements, the Mortgages, and all other security agreements, mortgages, deeds of trust, collateral assignments, financing statements and other agreements, conveyances or documents at any time delivered to the Administrative Agent by the Parent, the Borrower or any Borrower

Subsidiary which intend to create or evidence Liens to secure or to guarantee the Obligations.

          "Commercial Letter of Credit" shall mean any letter of credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods pur-chased by Borrower or any of its domestic Subsidiaries in the ordinary course of such entity's business.

          "Commission" shall mean the Securities and Exchange
Commission or any Governmental Authority succeeding to the functions thereof.

          "Commitments" shall mean, collectively, the Tranche A
Term Loan Commitments, the Tranche B Term Loan Commitments and the Revolving Credit Commitments of all Lenders.

          "Commitment Fee" shall have the meaning ascribed to that term in Section 2.04(a).

          "Compliance Certificate" shall mean a certificate in substantially the form of Exhibit 3 delivered to the Administrative Agent by Borrower covering Borrower's compliance with the covenants contained in Article IX and certain other provisions of this Agreement.

          "Consolidated Borrower Group" shall mean the Borrower and each of its Subsidiaries.

          "Consolidated Net Income" shall mean, with respect to any Person on a consolidated basis for any period, net income for such period but excluding from the definition of Consolidated Net Income the effect of any extraordinary or non-recurring gains or losses, or gains or losses from the sale of assets in connection with any Asset Sale Prepayment Event as defined in Section 2.05(b)(ii) or the sale of Lapp Insulator Company, all computed on a consolidated basis in accordance with Agreement Accounting Principles consistently applied.

          "Consolidated Parent Group" shall mean the Parent and each of its Subsidiaries.

          "Contaminant" shall mean any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or break-down or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlor-inated biphenyls and asbestos.

          "Contractual Obligation", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

          "Contribution Agreement" shall mean that certain contribution agreement executed by Parent and each of the domestic Subsidiaries (other than the Receivables Subsidiary) of the Borrower dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Requisite Lenders.

          "Customary Permitted Liens" shall mean (i) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being con-tested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, (ii) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen, and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, (iii) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebt-edness), statutory obligations and other similar obligations or arising as a result of progress payments under government con-tracts, (iv) easements (including, without limitation, recip-rocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Parent, Borrower or any of Borrower's Subsidiaries, (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(vi) precautionary filings of financing statements in connection with Operating Leases entered into in the ordinary course of business.

          "Debt Service" shall mean, with respect to the Borrower on a consolidated basis for any period, without duplication (i) the aggregate Cash Interest Expense of the Borrower on a consolidated basis for such period, (ii) the aggregate principal amount of the Term Loans that was due during such period pursuant to Section 2.01 as the same may be adjusted from time to time (or, in the case of each of the four fiscal quarter periods ending in 1994, $20,000,000) excluding amounts paid on the Term Loans as a result of a Prepayment Event and applied to such scheduled amortization payments and (iii) scheduled principal payments on any other Indebtedness of Borrower for such period.

          "Default Rate" shall have the meaning ascribed to that term in Section 2.03(d).

          "DOL" shall mean the United States Department of Labor and any successor department or agency.

          "Dollars" and "$" shall mean the lawful money of the United States of America.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Administrative Agent.

          "EBITDA" shall mean, with respect to any Person on a consolidated basis for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period for which Consolidated Net Income is determined, without duplication, (i) consolidated Net Interest Expense (exclusive of interest paid on the 13.75% Senior Subordinated Notes issued by Amerace Corporation between the Initial Funding Date and redemption or repurchase of such Notes in connection with the consummation of the Refinancing), (ii) federal, state and local income and franchise tax expense, (iii) depreciation expense,
(iv) amortization expense, (v) Securitization Expenses, (vi) any other noncash items which had the effect of reducing Consolidated Net Income for such period, but minus any noncash items which had the effect of increasing Consolidated Net Income for such period and (vii) non-recurring charges, restructuring charges and management fees incurred prior to the Closing Date.

          "Eligible Hedging Contract" shall mean Hedging
Contracts with any Lender as the counterparty.

          "Eligible Inventory" shall mean Inventory of the Borrower or any Guarantor which is held for sale or lease or furnished under any contract of service by the Borrower or any Guarantor and which is at all times and shall continue to be acceptable to the Administrative Agent and the Collateral Agent in all respects in accordance with their reasonable credit judgment. Standards of eligibility may be established and revised from time to time by the Administrative Agent in the Administrative Agent's reasonable credit judgment; provided, however, in general and without limiting the foregoing, the following Inventory is not Eligible Inventory:

          (a) Inventory which is obsolete, not in good condition, or not either currently usable or currently salable in the ordinary course of the business of the Borrower or any Guarantor;

          (b) Inventory which the Administrative Agent determines, in the exercise of reasonable discretion and in accordance with the Administrative Agent's customary business practices, to be unacceptable due to age, type, category and/or quantity; and

          (c)  Inventory with respect to which the Collateral
     Agent does not have a first and valid fully perfected security interest for the benefit of itself and the Holders of Secured Obligations.

          "Eligible Receivables" shall mean Receivables created by the Borrower or any Guarantor in the ordinary course of business arising out of the sale of goods or rendition of services by the Borrower or any Guarantor, which Receivables are and at all times shall continue to be acceptable to the Administrative Agent and the Collateral Agent in all respects in accordance with their reasonable credit judgment. Standards of eligibility may be established and revised from time to time by the Administrative Agent in the Administrative Agent's reasonable credit judgment; provided, however, in general and without limiting the foregoing, the following Receivables are not Eligible Receivables:

          (a) Receivables which remain unpaid sixty (60) days after the due date indicated on the applicable invoice;

          (b) all Receivables owing by a single Account Debtor, including a currently scheduled Receivable, if fifty percent (50%) of the balance owing by such Account Debtor remains unpaid sixty (60) days after the due date indicated on the applicable invoice;

          (c)  Receivables with respect to which the Account
     Debtor is a director, officer, employee or Subsidiary of

     Borrower, Parent or any Guarantor;

          (d) Receivables with respect to which the Account Debtor is not a resident of the United States, its territories or its commonwealths unless the Account Debtor has supplied the Borrower or any Guarantor, as applicable, with an irrevocable letter of credit, issued by a financial institution reasonably satisfactory to the Administrative Agent, sufficient to cover such Receivable in form and substance satisfactory to the Administrative Agent;

          (e)  Receivables with respect to which the Account
     Debtor has (i) asserted a counterclaim or (ii) a right of setoff, but only to the extent of such counterclaim or setoff;

          (f) Receivables for which the prospect of payment or performance by the Account Debtor is or will be impaired as determined by the Administrative Agent or the Collateral Agent in the exercise of its reasonable credit judgment;

          (g)  Receivables with respect to which the Collateral
     Agent does not have a first and valid fully perfected and enforceable security interest for the benefit of itself and the Holders of Secured Obligations;

          (h) Receivables with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

          (i) Receivables with respect to which the Account Debtor's obligation to pay the Receivable is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Receivables in connection with which Account Debtors are entitled to return Inventory on the basis of the quality of such Inventory) or consignment basis until such time as the condition is waived or deemed to have been waived;

          (j) Receivables with respect to which the Account Debtor is located in Indiana or Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law requiring such Person to make any required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided, however, such Receivables shall nonetheless be eligible if, the Borrower or any

     Guarantor, as applicable, has filed a current notice of business activities report with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current notice of business activities report (or other applicable report);

          (k)  Receivables with respect to which the Account
     Debtor's obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

          (l) Receivables with respect to which the Borrower or any Guarantor, as applicable, has not yet shipped the applicable goods or performed the applicable service.

          "Enforceable Judgment" means a judgment or order as to which (a) the Borrower has not demonstrated to the reasonable satisfaction of the Administrative Agent that the Borrower is covered by third-party insurance (other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the Borrower) therefor or that the Borrower has adequate reserves therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an "Enforceable Judg-ment" so long as enforcement thereof is effectively stayed pend-ing the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $1,000,000 be posted or provided, such judgment or order shall be an "Enforceable Judgment."

          "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability of Borrower or any of its Subsidiaries under federal or state environmental laws or regulations, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Property Transfer Acts" shall mean any applicable Requirement of Law that conditions, restricts, prohibits or requires notification or disclosure of any closure, transfer, sale, lease or mortgage of any Property for reasons relating to environmental matters including, but not limited to, any so-called Industrial Site Recovery Acts or Responsible Property Transfer Acts.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Parent, Borrower or any of their respective Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Parent, Borrower or any of their respective Subsidiaries, and
(iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Parent, Borrower or any of their respective Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

          "Escrow Agreements" shall mean the agreements entered into between the Borrower and the Parent, respectively, and the Administrative Agent, the Collateral Agent and Citibank N.A. as escrow agent pursuant to which funds advanced by the Lenders to the Borrower on the Initial Funding Date are held in escrow pending disbursement to consummate the Refinancing.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Administrative Agent.

          "Eurodollar Rate Loans" shall mean those Loans outstanding which bear interest at a rate determined by reference to the LIBO Rate as provided in Section 2.03(a)(ii) or (iv).

          "Event of Default" shall mean any of the occurrences set forth in Section 10.01 after the expiration of any applicable grace period expressly provided therein.

          "Excess Cash Flow" shall mean, with respect to the Borrower on a consolidated basis for any period, without duplication, the difference between:

          (a) the sum of (i) Consolidated Net Income (excluding undistributed earnings in Persons which are 50% or less owned, directly or indirectly, by the Borrower) for such period, (ii) depreciation deducted in determining such Consolidated Net Income, (iii) amortization deducted in determining such Consolidated Net Income, (iv) other non-cash items (other than taxes) deducted in determining such Consolidated Net Income and (v) federal, state and local income and franchise tax liabilities deducted in determining such Consolidated Net Income; and

          (b)  the sum of (i)  scheduled payments of the


                                     -15
     principal of the Term Loans pursuant to Section 2.01 made during such period and voluntary prepayments of the principal of the Term Loans made during such period, (ii) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period, (iii) capitalized interest paid during such period, (iv) other capitalized cash costs not included in the calculation of Consolidated Net Income, including cash payments against reserves established in any prior period, (v) dividends paid during such period as permitted pursuant to Section 8.05,
     (vi) payments made on account of federal, state and local income and franchise taxes to the extent deducted in determining Consolidated Net Income, (vii) principal payments on any other Indebtedness, and (viii) the increase, if any, in Working Capital during such period, not to exceed 5% of Working Capital at the beginning of such period.

          "Existing Indebtedness" shall mean the Indebtedness of the Borrower or any of its Subsidiaries reflected on Schedule
1.01-A.

          "FDIC" shall mean the Federal Deposit Insurance
Corporation or any successor thereto.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any Governmental
Authority succeeding to its functions.

          "Fee Letters" shall have the meaning ascribed to that term in Section 2.04(c).

          "Fiscal Year" shall mean the fiscal year of Borrower, which shall be each twelve (12) month period ending on December 31 of each calendar year or such other period as Borrower may designate and the Requisite Lenders may approve in writing.

          "Fixed Charges" shall mean, with respect to the Borrower on a consolidated basis for any period, the sum of (i) Debt Service during such period (but without duplication of payments on Capital Leases to the extent included in Capital Expenditures during such period), (ii) Capital Expenditures (not to exceed the permitted amount for such period) during such period and (iii) Federal, state and local income tax expenses paid in cash during such period.

          "Fixed Charges Coverage Ratio" shall mean, for any period, the ratio of (a) EBITDA for such period to (b) Fixed
Charges for such period.

          "Free Cash Flow Coverage Ratio" shall mean, with respect to the Borrower on a consolidated basis for any period, the ratio of (a) Net EBITDA for such period minus Capital
Expenditures (not to exceed the permitted amount for such period)


                                     -16
of the Borrower during such period to (b) Cash Interest Expenses for such period.

          "Funding Date" shall mean, with respect to any Loan or Letter of Credit, the date of the funding of such Loan or issuance of such Letter of Credit.

          "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including without limitation, any central bank.

          "Guarantor" shall mean any Borrower Subsidiary which has executed a Subsidiary Guaranty.

          "Hedging Contracts" shall mean interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by Borrower pursuant to which Borrower has hedged its interest rate, foreign currency or commodity exposure.

          "Holders of Secured Obligations" shall mean the holders of the Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Issuing Bank in respect of Reimbursement Obligations, (iii) the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank in respect of all other present and future obligations and liabilities of Borrower of every type and description arising under or in connection with this Agreement or any other Loan Document,
(iii) each other Person entitled to indemnification pursuant to
Section 12.04, in respect of the obligations and liabilities of Borrower to such Person thereunder, (iv) each Lender, in respect of all obligations and liabilities of Borrower to such Lender as exchange party or counterparty under any Eligible Hedging Contract, and (v) their respective successors, transferees and assigns.

          "Indebtedness," as applied to any Person, shall mean any obligation for the payment of money which is a Contractual Obligation, and shall include, without limitation but without duplication, (i) all indebtedness, obligations or other liabilities of such Person for borrowed money or under any debt

Securities, whether or not subordinated, (ii) all obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities or profit payment agreements, (iii) all reimbursement obligations (absolute or contingent) and other liabilities of such Person with respect to letters of credit issued for such Person's account or for which such party is a co-applicant, (iv) all obligations of such Person to pay the purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business as currently conducted, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, (vii) all indebtedness, obligations or other liabilities, contingent or otherwise, of such Person or others secured, by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person, (viii) all obligations upon which interest charges are customarily paid (including zero coupon instruments), (ix) all obligations under conditional sale or other title retention agreements relating to property purchased by such person and (x) obligations in respect of Hedging Contracts.

          "Initial Funding" shall mean the first funding of any Loans hereunder.

          "Initial Funding Date" shall mean the date, if any, on which the Initial Funding occurs.

          "Intellectual Property Agreements" shall mean patent or trademark security agreements executed by the Borrower and certain of its Subsidiaries in favor of the Collateral Agent on behalf of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Interest Coverage Ratio" shall mean, with respect to the Borrower on a consolidated basis for any period, the ratio of
(a) Net EBITDA for such period to (b) the amount of Cash Interest
Expense for such period.

          "Interest Payment Date" shall mean with respect to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

          "Interest Period" shall have the meaning ascribed to such term in Section 2.07.

          "Interest Rate Determination Date" shall mean the date on which the Administrative Agent determines the LIBO Rate applicable to a Borrowing, continuation or conversion of Euro-dollar Rate Loans. The Interest Rate Determination Date shall be the second (2nd) Business Day prior to the first day of the Interest Period applicable to such Borrowing, continuation or conversion.

          "Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower or any Guarantor, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in Borrower's or any Guarantor's business, and shall include such property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by Borrower or any Guarantor.

          "Investment" shall have the meaning ascribed to that term in Section 8.03.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

          "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

          "Issuing Banks" shall mean the Lenders listed on Schedule A hereto and any other Lender which, at the Borrower's request, agrees, in each such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit, and their respective successors and assigns, in each case in such Lender's separate capacity as an issuer of Standby Letters of Credit or Commercial Letters of Credit, or both, pursuant to
Article III.

          "Lender" shall have the meaning ascribed to such term in the preamble and each Person which at any time becomes a Lender pursuant to Section 12.02(a).

          "Letter of Credit" shall mean any Commercial Letter of Credit or any Standby Letter of Credit issued by the Issuing Bank for the account of Borrower in accordance with the provisions of
Article III.

          "Letter of Credit Application" shall mean, with respect to any proposed Letter of Credit requested to be delivered pursuant to Section 3.03, an application substantially in the form of the Issuing Bank's standard form application for letters of credit of the type to be issued.

          "Letter of Credit Obligations" shall mean, at any particular time, the sum of (i) outstanding Reimbursement Obli-gations and (ii) the aggregate undrawn face amount of outstanding
Letters of Credit.

          "Letter of Credit Reimbursement Agreement" shall mean, with respect to a Letter of Credit, such reimbursement agreement as the Issuing Bank may employ in the ordinary course of business for its own account.

          "Liabilities and Costs" shall mean all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "LIBO Rate" shall mean, with respect to any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum equal to the product of (i) the rate of interest determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rate per annum determined by each of the Reference Banks to be the rate per annum at which deposits in Dollars are offered to the principal London office of such Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period, in the approximate amount of such Reference Bank's portion (or, in the case of Citibank, N.A., Citicorp USA, Inc.'s portion) of the relevant Eurodollar Rate Loan and having a maturity comparable to such Interest Period and
(ii) Statutory Reserves.

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), judgment, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan" shall mean any Revolving Loan or any of the Term
Loans.

          "Loans" shall mean, collectively, the Revolving Loans and the Term Loans.

          "Loan Account" shall have the meaning ascribed to such term in Section 2.06(d).

          "Loan Documents" shall mean this Agreement, the Notes, the Fee Letters, the Collateral Documents, the Letters of Credit, the Letter of Credit Applications, the Letter of Credit Reimbursement Agreements and all other agreements delivered to the Administrative Agent, the Issuing Bank or any Lender by or on behalf of Parent, Borrower or any of Borrower's Subsidiaries in satisfaction or furtherance of the requirements of this Agreement or any other Loan Document.

          "Margin Stock" shall have the meaning ascribed to such term in Regulation G and Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect (a) upon the business, assets or other properties, liabilities or condition (financial or otherwise), results of operations or prospects of Borrower, individually, or the Consolidated Borrower Group taken as a whole; or (b) upon the ability of any of the Parent, Borrower or any of the Subsidiaries of the Borrower to perform any of its Obligations under any Loan Document to which it is or will be a party, including, without limitation, payment of the Obligations. In no event shall the events or conditions described in Schedule 1.01-B be deemed to have resulted in a Material Adverse Effect or be deemed to be reasonably likely to have a Material Adverse Effect.

          "Mortgages" shall mean any and all mortgages, deeds of trust, collateral assignments of beneficial interest, leasehold mortgages and leasehold deeds of trust and covering the owned and leased real property of Borrower and its Subsidiaries identified on Schedule 1.01-C, executed by Borrower or a Subsidiary of the Borrower, as applicable, in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either
Borrower or any ERISA Affiliate.

          "Net EBITDA" shall mean, with respect to the Person for any period (a) EBITDA for such period minus (b) Securitization
Expenses for such period.

          "Net Interest Expense" shall mean, with respect to any Person on a consolidated basis for any period, net interest expense of such Person for such period calculated in accordance with Agreement Accounting Principles.

          "Net Proceeds" shall mean with respect to any

Prepayment Event (a) the gross amount of cash proceeds (including in each Fiscal Year the amount of insurance settlements and condemnation awards in such fiscal year in excess of Set Aside Amounts (it being understood that Set Aside Amounts shall not be included in "Net Proceeds", and may be retained by the Borrower or a Subsidiary of Borrower, as applicable, for the purposes described in clause (i) of the definition of the term "Set Aside Amount", unless and until any such amount shall cease to be a "Set Aside Amount" as a result of any failure to meet any of the criteria set forth in clause (i) or (ii) of such definition)) paid to or received by the Parent, the Borrower or any Subsidiary of Borrower in respect of such Prepayment Event (including cash proceeds subsequently received in respect of such Prepayment Event in respect of non-cash consideration initially received or otherwise), less (b) the amount, if any, of all taxes (other than income taxes) and the Borrower's good-faith best estimate of all income taxes (to the extent that such amount shall have been set aside or reserved for the purpose of paying such taxes when due), and customary fees, commissions, costs and other expenses (excluding fees and expenses payable to the Borrower, any Affiliate of the Borrower or any Subsidiary of Borrower, other than the reasonable fees and expenses of Rosenberg & Liebentritt, P.C., Greenberg & Pociask, Equity Assets Management, Inc. or any other Affiliate of Borrower performing services in connection with any such Prepayment Event) that are incurred in connection with such Prepayment Event and are payable by the seller or the transferor of the assets or property or issuer of the securities, as the case may be, to which such Prepayment Event relates, but only to the extent not already deducted in arriving at the amount referred to in clause (a).

          "Net Worth" shall mean, with respect to any Person on a consolidated basis, total shareholder's equity of such Person determined in accordance with Agreement Accounting Principles consistently applied; adjusted, however, to exclude the effect of any valuation adjustments, which are required by GAAP or Agreement Accounting Principles (as applicable) to be shown as a direct increase or decrease, as the case may be, in Net Worth, including adjustments for currency translations and unrealized gains or losses on marketable securities.

          "Notes" shall mean the Notes executed by the Borrower and delivered to each Lender pursuant to Section 2.02 or
Section 12.02.

          "Notice of Borrowing" shall mean, with respect to a proposed Borrowing pursuant to Section 2.02(a), or a proposed issuance of a Letter of Credit pursuant to Section 3.04(a), a notice substantially in the form of Exhibit 4.

          "Notice of Conversion/Continuation" shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to Section 2.03(c), a notice substantially in the form of Exhibit 5.

          "Obligations" shall mean the principal of and all interest on all Loans and Reimbursement Obligations, all fees, expense reimbursements, taxes, compensation and indemnities payable by Borrower to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender pursuant to this Agreement and all other present and future Indebtedness and other liabilities of Borrower arising pursuant to this Agreement or any other Loan Document and owing to the Administrative Agent, the Collateral Agent, the Issuing Bank, any Lender, or any Person entitled to indemnification pursuant to Section 12.04, or any of their respective successors, transferees or assigns, arising under or in connection with this Agreement, any Note, the Fee Letters, any other Loan Document or any Eligible Hedging Contract, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

          "Officer's Certificate" shall mean, as to any corporation, a certificate executed on behalf of such corporation by (i) its chairman or vice chairman of the board (if an officer) or its president or any vice president or (ii) by its chief financial officer, its controller or its treasurer.

          "Operating Lease" shall mean, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

          "Other Indebtedness" shall mean all Indebtedness of Borrower other than the Obligations.

          "Parent" shall mean Eagle Industries, Inc., a Delaware corporation.

          "Parent Guaranty" shall mean that certain Guaranty executed by Parent in favor of the Lenders, the Administrative Agent and the Collateral Agent dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation and any Person succeeding to the functions thereof.

          "Permits" shall mean any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

          "Permitted Existing Liens" shall mean the Liens on any property of Parent, Borrower or their respective Subsidiaries, in each case reflected on Schedule 1.01-D.

          "Person" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

          "Plan" shall mean an employee benefit plan defined in
Section 3(3) of ERISA in respect of which either the Borrower or any ERISA Affiliate is, or within the immediately preceding six
(6) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreements" shall mean the Pledge Agreements dated as of the date hereof executed in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations by (i) the Parent in connection with the pledge of the stock of the Borrower, (ii) the Borrower in connection with the pledge of the stock of each of the Borrower's Subsidiaries, and (iii) certain of the Borrower's Subsidiaries in connection with the pledge of the stock of their respective Subsidiaries, as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Pooling and Servicing Agreement" shall mean the Eagle Trade Receivables Master Trust Pooling and Servicing Agreement dated as of January 1, 1994 among Centrally Held Eagle Receivables Program, Inc., as transferor, Eagle Industrial Products Corporation, as Master Servicer, and Continental Bank N.A., as trustee, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with
Section 8.14.

          "Potential Event of Default" shall mean an event, condition or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "Prepayment Event" shall mean (i) any sale, lease, transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition of assets (including trademarks and other intangibles), business units, individual business assets or property of the Borrower or any of its Subsidiaries, including the sale, transfer or disposition of any capital stock thereof; or (ii) the incurrence, creation or assumption by the Borrower or its Subsidiaries of any Indebtedness (other than Indebtedness that is permitted to be incurred pursuant to Section 8.01) or the issuance or sale by the Parent, the Borrower or any Subsidiaries of the Borrower of any debt securities or other obligations convertible into or exchangeable for, or giving any person or entity any right, option or warrant to acquire from the Parent, the Borrower or any of the Subsidiaries of Borrower any Indebtedness or any such convertible or exchangeable debt securities or obligations; (iii) the issuance by the Parent of notes, debentures or other debt securities publicly offered or privately placed in the amount of at least $75,000,000, unless and to the extent the proceeds thereof are used to refinance the Senior Deferred Coupon Notes; and (iv) the issuance by the Parent or the Borrower of any equity securities or options or warrants convertible into or exchangeable for such equity securities of the Parent or the Borrower to any party other than Great American Management and Investment, Inc., any Person in the Sam Zell Group or Hellman & Friedman Capital Partners II or any other Hellman & Friedman entity or in connection with any employee stock option plan of Borrower or any of its Subsidiaries; provided, however, that none of (a) the sale of inventory in the ordinary course of business, (b) the sale and/or contribution of accounts receivable pursuant to the Receivables Agreements, (c) the sale, lease, transfer, assignment or other disposition of assets of the Borrower or any Subsidiary of the Borrower to the Borrower or any other wholly-owned Subsidiary, (d) the sale, lease, transfer, assignment or other disposition of assets of the Borrower or any of its Subsidiaries (other than dispositions described in clauses
(a), (b) or (c) of this proviso) to the extent that the Net Proceeds of any such disposition of assets received do not in any one Fiscal Year exceed $10,000,000 (or, if the Applicable Base Rate Margin for Tranche A is less than 0.75% per annum at such time, then $15,000,000), (e) the loss, damage or destruction (to the extent covered by insurance) to the extent that the Net Proceeds of any single loss do not exceed $2,000,000 or (f) the sale of Lapp Insulator Company described in Section 2.05(b)(v)) shall be deemed to be a "Prepayment Event".

          "Property" shall mean with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

          "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Revolving Credit Commitments, if any, plus the outstanding balance of such Lender's Term Loan or Term Loans and the denominator of which shall be the then aggregate amount of all Revolving Credit Commitments plus the outstanding balance of all Term Loans.

          "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and any successor statute, and regulations promulgated thereunder.

          "Receivables" shall mean and include all of Borrower's and each Guarantor's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

          "Receivables Agreements" shall mean, collectively, the Pooling and Servicing Agreement, each "Supplement" thereto, the "Sale and Servicing Agreement" and the "Contribution and Sale Agreement" (as each such term is defined in the Pooling and Servicing Agreement).

          "Receivables Securitization" shall mean, collectively,
(i) the sales to the Borrower by certain of its Subsidiaries of Receivables originated by such Subsidiaries, (ii) the sale and/or contribution by the Borrower to the Receivables Subsidiary of such Receivables and (iii) the transfer of such Receivables by the Receivables Subsidiary to the trust created by the Pooling and Servicing Agreement.

          "Receivables Subsidiary" shall mean Centrally Held
Eagle Receivables Program, Inc., a Delaware corporation.

          "Reference Banks" shall mean Chemical, Citibank, N.A.
and The First National Bank of Boston.

          "Refinancing" shall mean the refinancing of certain of the Borrower Subsidiaries' outstanding senior indebtedness and the redemption or repurchase of all of the outstanding 13% Senior Subordinated Notes issued by the Parent and all of the 13.75% Senior Subordinated Notes issued by Amerace Corporation.

          "Registered Note" shall mean a note that has been issued in registered form as provided by Section 2.14 hereof.

          "Regulation D," "Regulation G," "Regulation T,"
"Regulation U" and "Regulation X" shall mean Regulation D,
Regulation G, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

          "Reimbursement Obligations" shall mean the reimburse-ment or repayment obligations of Borrower to the Issuing Bank pursuant to any Letter of Credit and related Letter of Credit Applications or Letter of Credit Reimbursement Agreements issued or delivered pursuant to Article III hereof.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

          "Remedial Action" shall mean any action required to
(i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

          "Reportable Event" shall mean the events described in Sections 4043(b)(1), 4043(b)(4), 4043(b)(5), 4043(b)(6) or
4043(b)(9) of ERISA or the regulations thereunder.

          "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulation G, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.

          "Requisite Lenders" means, except as otherwise provided in Section 12.06(b)(v), Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means, except as otherwise provided in
Section 12.06(b)(v), Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%); provided, further, that in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, at any time when Letters of Credit are outstanding and all Loans have been repaid, "Requisite Lenders" means, except as otherwise provided in
Section 12.06(b)(v), Lenders whose participations in the outstanding Letters of Credit, in the aggregate, are equal to or greater than fifty percent (50%).

          "Restricted Junior Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Borrower or any of its Subsidiaries, except a distribution of stock as part of a stock split and except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, provided that the issuance of such stock or junior class of stock is not an incurrence of Indebtedness, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of the capital stock of Borrower or any of its Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (v) any payment of tax-sharing payments, allocated corporate overhead guaranty fees or management fees to Parent or any of its Affiliates and (vi) any payment in the nature of a loan from Borrower or any of its Subsidiaries to Parent or any of Parent's Subsidiaries.

          "Revolving Credit Availability" shall mean, as at any particular date of determination, the amount by which the lesser of the Revolving Credit Commitments and the Borrowing Base exceeds Revolving Loan Usage. For purposes of calculating Revolving Credit Availability as at any date, all Revolving Loans requested but not yet advanced and the aggregate face amount of all Letters of Credit requested but not yet issued will be treated as advanced and issued in calculating Revolving Loan Usage unless the Borrower has directed that the requested advance be disbursed to repay the Revolving Loans.

          "Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Credit Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $135,000,000.

          "Revolving Credit Facility" shall mean the revolving credit facility established for Revolving Loans pursuant to
Section 2.01.

          "Revolving Credit Termination Date" shall mean the earlier of (a) December 31, 1999 (or, if the Revolving Credit Facility is extended pursuant to Section 2.02(g), December 31,
2000) and (b) the date of termination of the Revolving Credit


                                     -28

Commitments pursuant to Section 2.02(d) or Section 10.02(a).

          "Revolving Loan" shall have the meaning ascribed to such term in Section 2.01(a).

          "Revolving Loan Usage" shall mean, at any given time, the sum of (i) the aggregate outstanding principal balance of Revolving Loans and (ii) the aggregate outstanding Letter of Credit Obligations.

          "Samuel Zell Group" shall mean Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act).

          "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

          "Securities Act" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Securities Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Securitization Expenses" shall mean with respect to any period all payments, excluding payments with respect to the redemption of certificates, to the "Investor Certificateholders" under the Pooling and Servicing Agreement (or any supplement thereto) during such period.

          "Security Agreement" shall mean that certain Borrower Security Agreement executed by the Borrower in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Senior Deferred Coupon Notes" shall mean the Senior
Deferred Coupon Notes issued by the Parent and due in 2003.

          "Set Aside Amount" shall mean, in respect of any insurance settlement or condemnation award which does not in the aggregate exceed $20,000,000 received by the Borrower or any Subsidiary of Borrower and (i) set aside by the Borrower or the applicable Subsidiary for the replacement or repair of any lost, destroyed or damaged assets, equipment or other property that were the subject of an insurable loss, destruction or damage and for which an insurance settlement was made or (ii) set aside by the Borrower or the applicable Subsidiary for the replacement of any real property that was the subject of a taking and in respect of which a condemnation award was made provided such replacement or repair is commenced within 6 months of the receipt of any such condemnation award or insurance proceeds related to such loss, destruction or damage or such taking, as applicable and pursued with diligence.

          "Solvent" shall mean, when used with respect to any Person, that at the time of determination:

          (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

          (ii) it is then able and expects to be able to pay its debts as they mature; and

          (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

          "Standby Letter of Credit" shall mean any letter of credit which is not a Commercial Letter of Credit.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which the Administrative Agent or any Lender is subject (a) with respect to the Three-month Secondary CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months or (b) with respect to the LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest is directly or indirectly owned or controlled by such Person or one or more of the other Subsidiaries of such Person or any combination thereof.

          "Subsidiary Guaranties" shall mean the guaranties of the Borrower's Obligations pursuant to the Guaranty dated as of the date hereof executed by each of the Borrower's domestic Subsidiaries (other than the Receivables Subsidiary) in favor of the Administrative Agent, the Collateral Agent and the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Subsidiary Security Agreements" shall mean the Subsidiary Security Agreement dated as of the date hereof executed by each of the domestic Subsidiaries of the Borrower (other than the Receivables Subsidiary) in favor of the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Supermajority Lenders" means, except as otherwise provided in Section 12.06(b)(v), Lenders whose Pro Rata Shares, in the aggregate, are greater than sixty-six and two-thirds percent (66 2/3%); provided, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "Supermajority Lenders" means, except as otherwise provided in Section 12.06(b)(v), Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than sixty-six and two-thirds percent (66 2/3%); provided, further, that in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, at any time when Letters of Credit are outstanding and all Loans have been repaid, "Supermajority Lenders" means, except as otherwise provided in Section 12.06(b)(v), Lenders whose participations in the outstanding Letters of Credit, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66-2/3%).

          "Tax Sharing Agreement" shall mean that certain Tax
Sharing Agreement among Borrower, Parent and Great American
Management and Investment, Inc. dated as of

________________, as the same may be amended, restated, supplemented or otherwise modified from time to time (i) in any respect which does not (a) result in the Borrower being required to make any greater payments thereunder either in absolute amounts or percentage terms or (b) reduce either in absolute amounts or percentage terms the benefits to the Borrower, without consent of any Lender or (ii) otherwise with the consent of the Requisite Lenders.

          "Taxes" shall have the meaning ascribed to such term in
Section 2.09(a).

          "Term Loans" shall have the meaning ascribed to such term in Section 2.01(c).

          "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the distress termination of, or the appointment of a trustee to administer, any Benefit Plan; or
(vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate at the time the withdrawing entity was an ERISA Affiliate from a Multiemployer Plan if such withdrawal could result in the imposition of withdrawal liability under Section 4219 of ERISA.

          "Total Indebtedness" shall mean, with respect to any Person on a consolidated basis, all Indebtedness of such Person which would be reflected as long-term debt on a consolidated balance sheet of such Person prepared in accordance with Agreement Accounting Principles, including all current maturities thereof but excluding the Amerace Corporation 13.75% Senior Subordinated Notes.

          "Tranche A Base Rate Loans" shall mean all Revolving
Loans and Tranche A Term Loans which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in Section 2.03(a)(i).

          "Tranche A Eurodollar Rate Loans" shall mean all
Revolving Loans and Tranche A Term Loans which bear interest at a rate determined by reference to the LIBO Rate, as provided in
Section 2.03(a)(ii).

          "Tranche A Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then aggregate amount of such Lender's Revolving Credit Commitment plus the outstanding principal balance of such Lender's Tranche A Term Loans and the denominator of which shall be the then aggregate amount of all Revolving Credit Commitments and the outstanding principal balance of the Tranche A Term Loans.

          "Tranche A Term Loan" shall mean a Term Loan made pursuant to the Tranche A Term Loan Commitment.

          "Tranche A Term Loan Commitment" shall mean, with respect to any Lender, the obligations of such Lender to make its Term Loan under the Tranche A Term Loan Facility pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Tranche A Term Loan Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Tranche A Term Loan Commitments" means the aggregate principal amount of the Tranche A Term Loan Commitments of all Lenders, the maximum amount of which shall be $225,000,000.

          "Tranche A Term Loan Termination Date" shall mean the earlier of (a) December 31, 1999, and (b) the date of acceleration of the Tranche A Term Loans pursuant to Section
10.02(a).

          "Tranche B Base Rate Loans" shall mean all Tranche B
Term Loans which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in Section 2.03(a)(iii).

          "Tranche B Eurodollar Rate Loans" shall mean all
Tranche B Term Loans which bear interest at a rate determined by reference to the LIBO Rate, as provided in Section 2.03(a)(iv).

          "Tranche B Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then outstanding principal balance of such Lender's Tranche B Term Loans and the denominator of which shall be the then outstanding principal balance of all Tranche B Term Loans.

          "Tranche B Term Loan" shall mean a Term Loan made pursuant to the Tranche B Term Loan Commitment.

          "Tranche B Term Loan Commitment" shall mean, with respect to any Lender, the obligations of such Lender to make its Term Loan under the Tranche B Term Loan Facility pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Tranche B Term Loan Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Tranche B Term Loan Commitments" means the aggregate principal amount of the Tranche B Term Loan Commitments of all Lenders, the maximum amount of which shall be $65,000,000.

          "Tranche B Term Loan Termination Date" shall mean the earlier of (a) December 31, 2000, and (b) the date of acceleration of the Tranche B Term Loans pursuant to Section
10.02(a).

          "Transaction Costs" shall mean the fees, costs and expenses payable by Borrower or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.

          "Transaction Documents" shall mean the Loan Documents and the Contribution Agreement.

          "Type" when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

          "U.S. Person" shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

          "U.S. Taxes" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

          "Working Capital" shall mean (i) current assets less cash minus (ii) current liabilities less the current portion of long-term debt.

          1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

          1.03.  Accounting Terms.  For purposes of this
Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with Agreement Accounting Principles.

          1.04. Other Definitional Provisions. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". References to "Articles," "Sections," "subsections," "Schedules," "Exhibits" and "the preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Agreement unless otherwise specifically provided.


                                  ARTICLE II
                          AMOUNTS AND TERMS OF LOANS

          2.01.  Revolving Loans and Term Loans.

          (a) Availability. Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to Borrower and to participate in Letters of Credit issued pursuant to Article III hereof from time to time during the period from the Initial Funding Date to the Business Day immediately preceding the Revolving Credit Termination Date, in an amount which shall not exceed such Lender's Tranche A Pro Rata Share of the Revolving Credit Availability at such time.

          (b) Several Commitments. All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Tranche A Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder and that the Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Lender to perform its obligation to make a Revolving Loan. The failure of any Lender to make available to the Administrative Agent any Borrowing of the Commitments shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Tranche A Pro Rata Share of any Borrowing of the Commitments on the date such funds are to be made available pursuant to the terms of this Agreement.

          (c) Term Loans. Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make on the Initial Funding Date, a term loan or loans, in Dollars, to the Borrower in an amount equal to such Lender's Tranche A Term Loan Commitment and Tranche B Term Loan Commitment, respectively, (each individually, a "Term Loan" and, collectively, the "Term Loans"). All Term Loans shall be made by the Lenders on the Initial Funding Date simultaneously and proportionately to their respective Tranche A Pro Rata Shares and

Tranche B Pro Rata Shares, respectively, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan hereunder nor the Tranche A Term Loan Commitment or Tranche B Term Loan Commitment of any Lender be increased or decreased as a result of any such failure. The Borrower shall deliver to the Administrative Agent a Notice of Borrowing, signed by it, no later than 12:00 noon (New York City time) at least one (1) Business Day in advance of the Initial Funding Date. Such Notice of Borrowing shall specify (i) the aggregate amount of the Tranche A Term Loans and the Tranche B Term Loans, respectively, and (ii) instructions for the disbursement of the proceeds of the Term Loans. The Term Loans shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.03(c) and subject to the conditions and limitations therein set forth and set forth in Section 2.08. Any Notice of Borrowing given pursuant to this Section 2.01(c) shall be irrevocable. Promptly after receipt of the Notice of Borrowing under Section 2.01(c) in respect of the Term Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Borrowing. Each Lender shall deposit an amount equal to its Tranche A Pro Rata Share of the Tranche A Term Loans and its Tranche B Pro Rata Share of the Tranche B Term Loans, respectively, with the Administrative Agent at its office in New York, New York, in immediately available funds, not later than 11:00 a.m. (New York City time) on the Initial Funding Date specified in the Notice of Borrowing. Subject to the fulfillment of the conditions precedent set forth in Section 4.01, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent's office in New York, New York on such Initial Funding Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Notice of Borrowing. The failure of any Lender to deposit the amount described above with the Administrative Agent on the Initial Funding Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan or Term Loans on the Initial Funding Date. The Term Loans shall be payable as follows:

                         Amount of Tranche A Term Loans
     Period              Payable During Such Period
Closing Date through
 December 31, 1994            $19,500,000
January 1, 1995 through
 December 31, 1995             24,500,000
January 1, 1996 through
 December 31, 1996             34,000,000
January 1, 1997 through
 December 31, 1997             39,000,000


                                     -36-

January 1, 1998 through
 December 31, 1998             49,000,000
January 1, 1999 through
 December 31, 1999             59,000,000


                         Amount of Tranche B Term Loans
     Period              Payable During Such Period
Closing Date through
 December 31, 1994            $  500,000
January 1, 1995 through
 December 31, 1995               500,000
January 1, 1996 through
 December 31, 1996             1,000,000
January 1, 1997 through
 December 31, 1997             1,000,000
January 1, 1998 through
 December 31, 1998             1,000,000
January 1, 1999 through
 December 31, 1999             1,000,000
January 1, 2000 through
 December 31, 2000            60,000,000

Each amortization payment for each period described above shall be payable in equal installments of principal, plus accrued interest, on the last calendar day of each calendar quarter during such period beginning with June 30, 1994.

          (d) Optional Repayments and Maturity. The Borrower may, at any time and from time to time, prepay any Base Rate Loan, in whole or in part upon at least two (2) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender). Eurodollar Rate Loans may be prepaid (A) in whole or in part on the expiration date of the then applicable Eurodollar Interest Period and (B) upon at least three (3) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) and only upon payment of the amounts described in Section 2.08(d). Unless the aggregate outstanding principal balance of the Term Loans is to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each voluntary prepayment shall first be allocated ratably between the Tranche A Term Loans and the Tranche B Term Loans and then applied to the unpaid installments of the Tranche A Term Loans and Tranche B Term Loans, respectively, in the following order:
(i) 50% of the amount of such prepayment to the unpaid installments of the Tranche A Term Loans and Tranche B Term Loans, respectively, in the order of their maturity and (ii) 50% of the amount of such prepayment to the unpaid installments of the Tranche A Term Loans and Tranche B Term Loans, respectively, in inverse order of their maturity. Any notice of prepayment given to the Administrative Agent under this Section 2.01(d) shall specify the date (which shall be a Business Day) of prepayment, the aggregate principal amount of the prepayment and any allocation of such amount among Base Rate Loans and Eurodollar Rate Loans. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the prepayment date specified in such notice.

Each Lender's Revolving Credit Commitment shall expire, and each of the Revolving Loans then outstanding shall mature and be repaid by Borrower, without further action on the part of the Lenders, on the Revolving Credit Termination Date; each Lender's Tranche A Term Loans then outstanding shall mature and be repaid by Borrower, without further action on the part of the Lenders, on the Tranche A Term Loan Termination Date, and each Lender's Tranche B Term Loans then outstanding shall mature and be repaid by Borrower, without further action on the part of the Lenders, on the Tranche B Term Loan Termination Date.

          (e) Minimum Amounts. Loans made on any Funding Date shall be in integral multiples of $500,000 and in the aggregate minimum amount of $1,000,000, in the case of Loans constituting Base Rate Loans, and in integral multiples of $1,000,000 and in the aggregate minimum amount of $5,000,000, in the case of Loans constituting Eurodollar Rate Loans.

          2.02.  Revolving Loan Facility Mechanics.

          (a) Notice of Borrowing. Whenever Borrower desires to borrow under Section 2.01(a), Borrower shall deliver to the Administrative Agent a Notice of Borrowing no later than 12:00 noon (New York City time) (i) at least one (1) Business Day in advance of the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. The Notice of Borrowing shall specify
(A) the Funding Date (which shall be a Business Day) in respect of the Loan, (B) the amount of the proposed Borrowing, (C) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. In lieu of delivering the above-described Notice of Borrowing, and only with the consent of the Administrative Agent in its sole discretion at such time, Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.02(a); provided that, in the event the Administrative Agent so consents, such notice shall be confirmed in writing by delivery to the Administrative Agent promptly (but in no event later than 12:00 noon on the Funding Date of the requested Loan) of a Notice of Borrowing. Any Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to this Section 2.02(a) shall be irrevocable.

          (b) Making of Loans. Promptly after receipt of a Notice of Borrowing under Section 2.02(a) (or telephonic notice in lieu thereof if the Administrative Agent consents to such telephonic notice), the Administrative Agent shall notify each Lender by telex or telecopy or other similar form of teletrans-mission, of the proposed Borrowing. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Dollars and in immediately available funds, not later than 11:00 a.m. (New York City time) on the Funding Date. After the Administrative Agent's receipt of the proceeds of such Revolving Loans, the Administrative Agent shall (unless it has not received the Notice of Borrowing in satisfaction of the requirements of Section 4.02(a) or has been informed that any of the other conditions precedent have not been satisfied) make the proceeds of such Revolving Loans available to Borrower on such Funding Date and shall disburse such funds in Dollars and in immediately available funds to an account of Borrower, designated in writing by Borrower in the Notice of Borrowing.

          (c)  Failure to Fund by Lender.  Unless the
Administrative Agent shall have been notified by any Lender prior to any Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to make available to the Administrative Agent such Lender's Revolving Loan on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent in its sole discretion may, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on or prior to 11:00 a.m. (New York City time) on a Funding Date, such Lender agrees to pay and Borrower agrees to repay to the Administrative Agent forthwith on demand such corre-sponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) for the first three (3) Business Days and thereafter at the Alternate Base Rate, and (ii) in the case of Borrower, the interest rate which would be applicable at the time to a Borrowing of Base Rate Loans. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and Borrower shall have paid and repaid, respec-tively, such corresponding amount, the Administrative Agent shall promptly pay over to Borrower such corresponding amount in same day funds, but Borrower shall remain obligated for all interest thereon. Nothing in this Section 2.02(c) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

          (d) Voluntary Reduction of Commitments. Borrower shall have the right, at any time and from time to time, (i) to terminate the Revolving Credit Commitments in whole, without premium or penalty, if no Revolving Loans or Letters of Credit are then outstanding, and no Revolving Loans or Letters of Credit have been requested but not yet advanced, or (ii) subject to the second to last sentence of this Section 2.02(d), permanently to reduce in part, without premium or penalty, the Revolving Credit Commitments up to the amount by which the Revolving Credit Commitments exceed the sum of (A) the Revolving Loan Usage,
(B) the aggregate principal amount of all Revolving Loans requested hereunder but not yet advanced and (C) the aggregate face amount of all Letters of Credit requested hereunder but not yet issued. Borrower shall give not fewer than five (5) Business Days' prior written notice to the Administrative Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Administrative Agent shall notify each Lender of the proposed termination or reduction. Such termination or partial reduction of the Revolving Credit Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Any notice of reduction or termination pursuant to this Section 2.02(d) shall be irrevocable.

          (e) Retention of Rights and Remedies. Notwithstanding the termination of this Agreement on December 31, 2000, until all of the Obligations shall have been fully and indefeasibly paid in cash and satisfied and all financing arrangements among Borrower and the Lenders pursuant to any Loan Document shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Administrative Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

          (f) Notes. The Borrower shall execute and deliver to each Lender (or to the Administrative Agent on behalf of each Lender) on or before the Initial Funding Date promissory notes substantially in the form of the applicable notes in Exhibit 6 to evidence the aggregate amount of that Lender's Loans and with other appropriate insertions. Each Lender is hereby authorized to, and prior to any transfer of the Notes issued to it each Lender shall, endorse the date and amount of each Loan made by such Lender and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so endorsed, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of such Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting prima facie evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that if the Loan Account differs from the information endorsed by a Lender on such Lender's Notes, the Loan Account, absent manifest error, shall govern.

          (g) Extension of Revolving Credit Facility. Subject to the terms and conditions set forth in this Agreement, the Revolving Credit Facility shall be in effect until December 31, 1999 (the "Initial Termination Date"), unless it is extended pursuant hereto to December 31, 2000 (the "Extended Termination Date"). During the period that is not more than 180 days and not less than 90 days prior to the Initial Termination Date, the Borrower may request in writing (the "Extension Request") an extension of the Revolving Credit Facility to the Extended Termination Date. The Revolving Credit Facility shall be so extended if, after receipt of the Extension Request, the Supermajority Lenders approve such extension within 60 days after receipt by the Administrative Agent of the Extension Request; provided, however, that the failure by any Lender to respond to the Extension Request shall be deemed to constitute such Lender's denial of such Extension Request. If the Extension Request is not made or is made but not approved by the Supermajority Lenders, the Revolving Credit Facility shall expire on the Initial Termination Date. Notwithstanding anything herein to the contrary, no Lender that has denied its consent to the Extension Request ("Dissenting Lender") shall be bound by the approval of the Extension Request granted by the Supermajority Lenders, and the Revolving Credit Commitment of each Dissenting Lender, and each Dissenting Lender's participation in the Letters of Credit, shall expire on the Initial Termination Date. The Borrower shall have the right, at any time, to replace a Dissenting Lender with another financial institution reasonably acceptable to the Administrative Agent. In the event that one or more Dissenting Lenders are not so replaced prior to the Initial Termination Date, on such date the amount of the Revolving Credit Commitments shall be reduced by the aggregate amount of the expiring Revolving Credit Commitments of Dissenting Lenders not so replaced, each remaining Lender's Pro Rata Share shall be adjusted accordingly (including its pro rata participation in the Letters of Credit) and the Borrower shall pay to each Dissenting Lender all amounts due and owing to such Dissenting Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Revolving and Tranche A Term Loans owed to such Dissenting

Lender, together with accrued interest and fees thereon through the date of repayment and amounts payable under Sections 2.09 and 2.10, all of which amounts shall be immediately due and payable at such time. Upon the replacement of a Dissenting Lender or payment of a Dissenting Lender's Obligations on the Initial Termination Date in accordance with the terms hereof, unless and to the extent such Dissenting Lender shall then hold any Tranche B Term Loans, such Dissenting Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10, 3.09, 12.03 and 12.04.

          2.03.  Interest on the Loans.

          (a) Rate of Interest. All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full at a fluctuating rate determined from time to time by reference to the Alternate Base Rate or the LIBO Rate. The applicable basis for determining the rate of interest shall be selected by Borrower at the time a Notice of Borrowing is given by the Borrower or at the time a Notice of Conversion/Continua-tion is delivered by Borrower pursuant to Section 2.03(c); pro-vided, however, that Borrower may not select the LIBO Rate as the applicable basis for determining the rate of interest on a Loan
(1) to be made on the Initial Funding Date, (2) if at the time of such selection a Potential Event of Default or Event of Default exists or (3) if such a selection would be otherwise prohibited by the terms of this Agreement. If on any day a Loan is out-standing with respect to which a Notice of Borrowing or a Notice of Conversion/Continuation has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for each such day such Loan shall be a Base Rate Loan. Loans shall bear interest, subject to Section 2.03(d), at the following rates:

          (i) if a Tranche A Base Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Base
     Rate Margin for Tranche A and (B) the Alternate Base
     Rate as in effect from time to time as interest accrues;

          (ii) if a Tranche A Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Eurodollar Rate Margin for Tranche A and (B) the LIBO Rate determined for the applicable Interest Period;

          (iii) if a Tranche B Base Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable
     Base Rate Margin for Tranche B and (B) the Alternate
     Base Rate as in effect from time to time as interest accrues; and

          (iv) if a Tranche B Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Eurodollar Rate Margin for Tranche B and (B) the LIBO Rate determined for the applicable Interest Period.

Upon receipt by the Administrative Agent of the first set of financial statements delivered pursuant to Section 6.01(b) after the first anniversary of the Closing Date and each set of such financial statements delivered pursuant to Section 6.01(b) thereafter, the Applicable Base Rate Margin for Tranche A and the Applicable Eurodollar Rate Margin for Tranche A shall be adjusted, such adjustment being effective on the first Business Day after receipt of such financial statements, provided, however, if the Borrower shall not have delivered such financial statements on a timely basis in accordance with Section 6.01(b), beginning with the date upon which such financial statements should have been delivered and continuing until such financial statements are delivered, the Applicable Base Rate Margin for Tranche A and the Applicable Eurodollar Rate Margin for Tranche A shall be adjusted based on the assumption that the Free Cash Flow Coverage Ratio was less than 2.5 to 1.0.

          (b)  Interest Payments.  Subject to Section 2.03(d),
(i) interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last calendar day of each calendar quarter occurring after the Initial Funding Date, (B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the date any principal of the Loan is due, with respect to the principal amount then due and (D) on the Tranche A Term Loan Termination Date or Tranche B Term Loan Termination Date, as applicable, and (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Eurodollar Rate Loan,
(B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the prepayment thereof upon the date any principal of the Loan is due, with respect to the principal then due and (D) on the Tranche A Term Loan Termination Date or Tranche B Term Loan Termination Date, as applicable and provided further that no adjustment which reduces the Applicable Base Rate Margin for Tranche A or the Applicable Eurodollar Rate Margin for Tranche A shall be made if on the date such adjustment is to become effective an Event of Default or Potential Event of Default exists.

          (c) Conversion or Continuation. (i) Subject to the provisions of Sections 2.07 and 2.08, Borrower shall have the option (A) to convert at any time all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $5,000,000 from Base Rate Loans to Eurodollar Rate Loans; or (B) to convert all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $1,000,000 from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Interest Period applicable thereto or upon the payment of compensation payable pursuant to Section 2.08(d); or (C) upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, to continue all or any portion of such Loans equal to or in excess of $5,000,000 as Eurodollar Rate Loans of the same type, and the succeeding Interest Period of such continued Loans shall commence on the expiration date of the Interest Period applicable thereto; provided that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan if any Potential Event of Default or Event of Default exists or if such a continuation or conversion would otherwise be prohibited by the terms of this Agreement.

          (ii) In the event Borrower shall elect to convert or continue a Loan under this Section 2.03(c), Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 12:00 noon (New York City time) (A) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and (B) at least three (3) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/ Continuation shall specify (1) the proposed conversion or continuation date (which shall be a Business Day), (2) the amount of the Loan to be converted or continued, (3) the nature of the proposed conversion or continuation, and (4) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period. If no Interest Period is specified in any such Notice of Conversion/Continuation with respect to a Eurodollar Rate Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give the Administrative Agent telephonic notice of any proposed conversion or continuation by the time required under this Section 2.03(c); provided that such notice shall be confirmed in writing by delivery to the Administrative Agent promptly (but in no event later than 12:00 noon (New York City time) on the proposed conversion or continuation date) of a Notice of Conversion/Continuation. Promptly after receipt of a Notice of Conversion/Continuation under this Section 2.03(c) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by telex, telecopy, telephone or other similar form of transmission, of the proposed conversion or continuation.

          (iii) Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

          (iv) Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Rate Loan.

          (d) Default Interest. Notwithstanding the rates of interest specified in Section 2.03(a) and the payment dates specified in Section 2.03(b), (i) from and after the occurrence of an Event of Default and for so long thereafter as such Event of Default is continuing, the principal balance of all Loans and other Obligations then outstanding (including, without limitation, all amounts due and payable pursuant to
Section 10.02(a)) and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, shall bear interest payable upon demand at a rate per annum equal to the sum of (A) two percent (2.0%) and (B) the interest rate otherwise applicable to Tranche A Base Rate Loans (the "Default Rate").

          (e) Computation of Interest. Interest on all Agreement Obligations (other than those on which the interest rate is determined by reference to the Prime Rate) shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. Interest on all Agreement Obligations with respect to which the interest rate is determined by reference to the Prime Rate shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 or 366 days, as applicable. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.

          (f) Changes; Legal Restrictions. In the event that after the date hereof (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority, or (ii) compliance by any Lender with any request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over banks or financial institutions generally, does impose, modify, or hold applicable, in the reasonable determination of a Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, Commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office of such Lender (except with respect to Base Rate Loans, so long as the Base Rate in effect at the time is determined under clause (a) in the definition of "Alternate Base Rate"), and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining the Loans or its Commitment or issuing or participating in any Letter of Credit or to reduce any amount receivable hereunder or thereunder; then, in any such case, Borrower shall upon written notice from and demand by that Lender pay to such Lender, within thirty (30) Business Days of the date specified in such notice and demand, such amount or amounts (based upon a reasonable allocation thereof by such Lender to the financing transactions contemplated by this Agreement and affected by this Section 2.03(f)) as may be necessary to compen-sate that Lender for any such additional cost incurred or reduced amount received, but without interest. Such Lender shall deliver to the Borrower a written statement of the costs or reductions claimed and the basis therefor, and the reasonable allocation made by such Lender of such costs and reductions, which statement shall, in the absence of manifest error, be conclusive. If a Lender subsequently recovers from another Person any amount previously paid by Borrower pursuant to this Section 2.03(f), such Lender shall, within thirty (30) days after receipt of such refund and to the extent permitted by applicable law, pay to the Borrower, without interest, the amount of any such recovery.

          2.04.  Fees.

          (a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Tranche A Pro Rata Shares except as set forth in Section 12.06(b)(vi), a fee (the "Commitment Fee"), accruing at the rate of one-half of one percent (0.50%) per annum on the average daily amount by which the Revolving Credit Commitments exceed Revolving Loan Usage for the period commencing on the date hereof and ending on the Revolving Credit Termination Date, provided, however, if the Applicable Eurodollar Rate Margin for Tranche A is reduced to 1.375% per annum, then the Commitment Fee shall accrue at the rate of 0.375% per annum, and, if the Applicable Eurodollar Rate Margin for Tranche A is reduced to 1.00% per annum, then the Commitment Fee shall accrue at the rate of 0.25% per annum. The Commitment Fee is payable quarterly, in arrears, on the last calendar day of each calendar quarter occurring after the date hereof and on the Revolving Credit Termination Date.

          (b) Letter of Credit Fees. Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, a fee for each Letter of Credit issued on behalf of Borrower, in accordance with the provisions of Section 3.08(a).

          (c)  Payment of Fees.  The fees described in this
Section 2.04 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay inter-est, other fees and expenses otherwise described in this Agree-ment. Fees and expenses shall be payable when due in immediately available funds. All fees and expenses shall be nonrefundable when paid. All fees and expenses specified or referred to in this Agreement or in the letter agreements dated December 2, 1993 between the Borrower and Chemical and Citicorp, respectively (the "Fee Letters") due to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including, without limita-tion, amounts referred to in this Section 2.04 and in
Section 12.03, shall constitute Obligations and shall be secured by all the Collateral. All fees described in this Section 2.04 which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a 365 or 366 day year, as applicable.

          2.05. Mandatory Prepayments. (a) Borrower shall not at any time cause or permit Revolving Loan Usage to exceed the lesser of (i) the Revolving Credit Commitments and (ii) the Borrowing Base. If at any time any such excess exists, Borrower shall, without demand or notice, promptly pay to the Administrative Agent such amount as may be necessary to eliminate such excess, which prepayment shall be applied as set forth in
Section 2.06(b).

          (b) (i) Within one hundred and five (105) days after the end of each Fiscal Year, the Borrower shall calculate Excess Cash Flow for such Fiscal Year (and at such time the chief financial officer, treasurer or controller of the Borrower shall deliver to the Administrative Agent a certificate setting forth such amount and the calculation thereof) and Borrower shall promptly and, in any event not later than five (5) Business Days after the delivery of such certificate, pay to the Administrative Agent fifty percent (50%) (or, if the Applicable Base Rate Margin for Tranche A is less than 0.75% per annum as of the last date in the period for which such Excess Cash Flow was calculated, thirty-three percent (33%)) of Excess Cash Flow, which prepayment shall be applied as set forth in Section 2.06(b).

          (ii) In the event and on each occasion after the Closing Date that a Prepayment Event (other than the sale of Lapp Insulator Company) that is an event described in clause (i) of the definition of the term "Prepayment Event" and is not excluded from the definition of such term pursuant to the proviso in such definition (an "Asset Sale Prepayment Event") occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) receipt by or on behalf of the Borrower or any Subsidiary thereof of the Net Proceeds from such Prepayment Event, pay an amount equal to 100% (or, if the Applicable Base Rate Margin for Tranche A is 0.375% per annum as of the date on which such Prepayment Event occurs, seventy-five percent (75%), or, if the Applicable Base Rate Margin for Tranche A is 0.00% per annum as of the date on which such Prepayment
Event occurs, fifty percent (50%)) of the aggregate amount of Net Proceeds of all such Asset Sale Prepayment Events to the

- -47-

Administrative Agent which prepayment shall be applied as set forth in Section 2.06(b).

          (iii) In the event and on each occasion after the Closing Date that a Prepayment Event described in clause (ii) or clause (iii) of the definition of the term Prepayment Event occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) the occurrence of such Prepayment Event, pay an amount equal to 75% or, if the issuance of such debt is by the Parent and 100% of the net proceeds thereof are contributed to the common equity of the Borrower, 50% of the amount of Net Proceeds of such Prepayment Event to the Administrative Agent, which prepayment shall be applied as set forth in Section 2.06(b).

          (iv) In the event and on each occasion after the Closing Date that a Prepayment Event described in clause (iv) of the definition of the term Prepayment Event occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) the occurrence of such Prepayment Event, pay an amount equal to 25% of the Net Proceeds of such Prepayment Event to the Administrative Agent, which prepayment shall be applied as set forth in Section 2.06(b).

          (v) Upon the sale of Lapp Insulator Company, the Borrower shall promptly (and in any event not later than the third Business Day next following such sale) pay $10,000,000 to the Administrative Agent which prepayment shall be applied as set forth in Section 2.06(b).

          (vi) In the event that the calculation of the Net Proceeds relating to any Prepayment Event included an estimate for income taxes that was at least $500,000 greater than the income taxes actually payable in respect thereof, the Borrower shall, promptly after determining the amount of income taxes actually payable, pay the amount by which such estimate exceeded the amount of taxes actually payable to the Administrative Agent, which prepayment shall be applied as set forth in Section 2.06(b).

Any payment required by this Section 2.05 shall be payable without penalty or premium, except as may be required by
Section 2.08(d) with respect to any Eurodollar Rate Loan prepaid as a result thereof.

          2.06.  Payments.

          (a) Manner and Time of Payment. Except as otherwise expressly set forth herein, all payments of principal of and interest on the Loans and other Agreement Obligations (including without limitation, fees and expenses) payable to the Administrative Agent, the Lenders or the Issuing Bank (or any of them) shall be made without setoff, counterclaim, defense, condition or reservation of right, in Dollars and in immediately available funds, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations, the Issuing Bank) not later than 12:00 noon (New York City time) on the date and at the place due, to such account of the Administrative Agent (or the Issuing Bank) as it may designate, for the account of the Administrative Agent or the Lenders as the case may be; and funds received by the Administrative Agent after that time and date shall be deemed to have been paid and received by the Administrative Agent on the next succeeding Business Day. Pay-ments actually received by the Administrative Agent for the account of the Administrative Agent or the Lenders or the Issuing Bank or any of them, shall be paid to them promptly after receipt thereof by the Administrative Agent. All payments of principal, interest, Reimbursement Obligations and fees, and all reimbursements for expenses pursuant to this Agreement and the other Loan Documents, may at the option of the Administrative Agent (but without any obligation to do so) and upon not less than fifteen (15) days advance written notice to Borrower be paid from the proceeds of Revolving Loans made to Borrower hereunder. Borrower hereby irrevocably and unconditionally authorizes the Lenders to make Revolving Loans to it under the Revolving Credit Facility, which Revolving Loans shall be Base Rate Loans, for the purpose of paying interest, Reimbursement Obligations and fees due from it and for the purpose of reimbursing the Administrative Agent, the Issuing Bank and each Lender for expenses due and payable pursuant to this Agreement and the other Loan Documents and agrees that all such Revolving Loans so made shall be deemed to have been requested by it and at the option of the Administrative Agent (but without any obligation to do so) may be charged to Borrower's Loan Account; provided, however, that the Administrative Agent has given Borrower fifteen (15) days advance written notice of the making of such Revolving Loans.

          (b) Apportionment of Payments and Prepayments. (i) Subject to the provisions of Section 12.06(b), all payments and prepayments of principal and interest in respect of outstanding Loans and all payments of fees and all other payments in respect of any other Agreement Obligations, shall be allocated among such of the Lenders and the Issuing Bank as are entitled thereto, in proportion to their respective Tranche A Pro Rata Shares or Tranche B Pro Rata Shares, as applicable, or otherwise as provided herein. Subject to the provisions of
Section 2.06(b)(ii), all such payments and prepayments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay principal of and interest on any advance made under Section 12.18 for which the Administrative Agent or the Collateral Agent has not then been paid by the Borrower or reimbursed by the Lenders, third, to pay all other Agreement Obligations (other than as those referred to in clauses fourth through ninth) then due and payable, fourth, to pay the principal of the Revolving Loans to the extent required pursuant to Section 2.05(a), fifth, to pay interest due in respect of the Term Loans and the Revolving Loans ratably, sixth, to pay principal of the Term Loans then due and payable, seventh, to pay principal of the Term Loans not then due and payable, eighth, to pay the principal of the Revolving Loans, ninth, to pay principal on contingent Letter of Credit Obligations by depositing such funds as cash collateral pursuant to Section 10.02(b), and tenth, to the ratable payment of all Obligations in respect of Eligible Hedging Contracts. All principal payments and prepayments in respect of Loans shall be applied first, to the Eurodollar Rate Loans maturing on the date of such payment, second, to repay outstanding Base Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

Notwithstanding the above provisions of this Section 2.06(b), and except as provided in the last sentence of this paragraph, all of the mandatory prepayments required pursuant to Section 2.05(b) of this Agreement to be applied to the Term Loans shall first be allocated ratably between the Tranche A Term Loans and the Tranche B Term Loans and applied until the Term Loans are paid in full. All such prepayments (except in the case of prepayments governed by Section 2.05(b)(i) above and prepayments governed by
Section 2.05(b)(ii) above to the extent such prepayments governed by Section 2.05(b)(i) and Section 2.05(b)(ii) in any one Fiscal Year exceed $15,000,000 in the aggregate) shall be applied to scheduled principal payments in the inverse order of their maturity until the aggregate of all such mandatory prepayments during the term of this Agreement equals or exceeds $50,000,000; thereafter all such mandatory prepayments shall be applied pro rata to the remaining installments of the Term Loans; and thereafter all mandatory prepayments shall be applied to the Revolving Loans and to the cash collateralization of outstanding Letters of Credit pursuant to Section 10.02(b). Payments governed by Section 2.05(b)(i) above and payments governed by
Section 2.05(b)(ii) above to the extent such prepayments governed by Section 2.05(b)(i) and Section 2.05(b)(ii) in any one Fiscal Year exceed $15,000,000 in the aggregate shall be applied pro rata to all remaining scheduled principal payments of the Term Loans. The amount of any prepayment governed by Section 2.05(b)(ii) shall be determined after the application to the Revolving Loans of any such portion of such proceeds attributable to assets included in the Borrowing Base.

          (ii) Subject to the provisions of Section 12.06(b), after the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall, unless otherwise specified at the direction of the Requisite Lenders which direction shall be consistent with the last sentence of this clause (ii), apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

          (A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

          (B) second, to pay interest on and then principal of any advance made under Section 12.18 for which the Administrative Agent and/or Collateral Agent, as applicable, has not then been paid by the Borrower or reimbursed by the Lenders;

          (C) third, to pay Agreement Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent and/or Collateral Agent, as applicable;

          (D) fourth, to pay Agreement Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Bank;

          (E) fifth, to pay principal of the Revolving Loans to the extent required pursuant to Section 2.05(a);

          (F) sixth, to the ratable payment of interest due in respect of the Term Loans, the Revolving Loans and the Letter of Credit Obligations;

          (G) seventh, to the ratable payment or prepayment of principal outstanding on Loans and Reimbursement
     Obligations;

          (H) eighth, to pay principal on contingent Letter of Credit Obligations by depositing such funds as cash collateral pursuant to Section 10.02(b);

          (I)  ninth, to the ratable payment of all other
     Agreement Obligations; and

          (J) tenth, to the ratable payment of all Obligations in respect of Eligible Hedging Contracts.

The order of priority set forth in this Section 2.06(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders and the other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (A) through (C) of this Section 2.06(b)(ii) may be changed only with the prior written consent of the Administrative Agent and/or

Collateral Agent, as applicable.

          (iii) Subject to Section 12.06(b), the Administrative Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder of Secured Obligations may request in writing, such funds as such Person may be entitled to receive.

          (c) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day, unless such Business Day occurs in the succeeding month in which case such payment shall be made on the immediately preceding Business Day, and such extension of time, if any, shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.04, as the case may be.

          (d) Administrative Agent's and Issuing Banks' Account-ing. The Administrative Agent shall maintain such accounts, books and records (a "Loan Account") in which it shall record
(i) the names and addresses of the Lenders and the respective Commitments of, and principal amount of Loans owing to, each Lender from time to time; (ii) other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest and fees constituting Obligations; and
(iii) all payments of such Obligations made by Borrower or for Borrower's account. Each Lender shall maintain in accordance with its usual practices an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder. Each of the Issuing Banks shall maintain a separate Loan Account in which it shall record appropriate debits and credits related to the Letter of Credit Obligations. Entries in any Loan Account made in accordance with the Administrative Agent's or any Lender's or each Issuing Bank's customary accounting practices as in effect from time to time shall con-stitute prima facie evidence of the matters reflected therein, absent manifest error.

          2.07. Interest Periods. By giving notice as set forth in Section 2.02(a) or 2.03(c) with respect to a Borrowing of, conversion into or continuation of Loans consisting of Eurodollar Rate Loans, Borrower shall have the option, subject to the other provisions of this Section 2.07 and Section 2.08, to specify an interest period (each an "Interest Period") to apply to the Borrowing described in such notice, which Interest Period shall be either a one (1), two (2) or three (3) month period. The determination of Interest Periods shall be subject to the following provisions:

          (a)  In the case of immediately successive Interest
Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (b) If any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided that if any such Interest Period would otherwise expire on a day which is not a Business Day and no further Business Day occurs in that calendar month, that Interest Period shall expire on the immediately preceding Business Day;

          (c) Borrower may not select an Interest Period for Eurodollar Rate Loans constituting Revolving Loans which terminates later than the Revolving Credit Termination Date;

          (d) Without the prior written consent of the Administrative Agent, there shall be no more than eight (8)
Interest Periods under this Agreement in effect at any one time.

          (e) No Interest Period may be selected for any Eurodollar Rate Loan that would end later than a scheduled repayment date for the Term Loans determined pursuant to Section 2.01(c) & (d) if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurodollar Rate Loans with Interest Periods ending on or prior to such repayment date and (ii) the Base Rate Loans would not be at least equal to the principal amount of the Term Loans to be paid on such repayment date.

          2.08.  Special Provisions Governing Eurodollar Rate
Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate
Loans as to the matters covered:

          (a) Determination of Interest Rate. As soon as practicable after 11:00 a.m. (New York City time) on the Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be presump-tively correct) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and to each Lender.

          (b) Interest Rate Unascertainable, Inadequate or Unfair. With respect to any Interest Period, if the Administrative Agent is advised by any Reference Bank that deposits in Dollars (in the applicable amount) are not being offered to such Reference Bank in the London interbank Eurodollar market for such Interest Period, if the Administrative Agent shall have reasonably determined that the rates at which such dollar deposits are being offered to the Reference Banks will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Rate Loans during such Interest Period or if adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the defini-tion of LIBO Rate, then the Administrative Agent shall forthwith give notice thereof to Borrower and each Lender, whereupon until the Administrative Agent has determined that the circumstances giving rise to such suspension no longer exist, (a) the right of Borrower to elect to have Loans bear interest based upon the LIBO Rate shall be suspended, and (b) each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

          (c) Illegality. (i) In the event that on any date any Lender shall have determined (which determination shall, in the absence of manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Administrative Agent of that determination and the reasons therefor. The Administrative Agent shall promptly forward any such notice it receives to the other Lenders.

          (ii)  Upon the giving of the notice referred to in
Section 2.08(c)(i), (A) Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans with respect to the requested Borrowing shall be immediately suspended, and the Lenders shall make Loans, with respect to such requested Borrowing of Eurodollar Rate Loans as Base Rate Loans, and (B) if Eurodollar Rate Loans are then outstanding, Borrower shall immediately (or, if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's written notice to the Administrative Agent and the Lenders) convert all such Loans of the same Borrowing into Base Rate Loans without cost to the Borrower for any breakage fees or other costs.

          (iii) In the event that a Lender determines at any time following its giving of a notice referred to in
Section 2.08(c)(i) that such Lender may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Administrative Agent of that determination, whereupon Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans shall be restored. The Administrative Agent shall promptly forward any such notice it receives to the Lenders.

          (d) Compensation. In addition to such amounts as are required to be paid by Borrower pursuant to Sections 2.03(a), 2.03(d), 2.03(f), 2.04 and each other provision of this Agreement requiring payment by Borrower, Borrower shall compensate each Lender, upon demand, for all losses (excluding lost profits), expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower) which such Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation (other than pursuant to Section 2.08(c)(i)) or in a telephonic request for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.03(c)(ii), (ii) if any principal payment of any Eurodollar Rate Loan (including, without limitation, any prepayment pursuant to Section 2.05 but excluding any prepayment of any Eurodollar Rate Loan in connection with the replacement of any Lender under clause (i) of Section 2.13) occurs for any reason on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of an acceleration of the Obligations pursuant to
Section 10.02(a) or (iv) as a consequence of any other failure by Borrower to repay Eurodollar Rate Loans when required by the terms of this Agreement. Such Lender shall deliver to Borrower, as a condition of Borrower's obligation to compensate such Lender, a written statement as to such losses, expenses and liabilities which statement, in the absence of manifest error, shall be conclusive as to such amounts.

          (e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices, agencies or the office of an Affiliate of that Lender; provided that no such Lender shall be entitled to receive any greater amount under Section 2.03(f) or Section 2.09 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless
(i) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and were not reasonably foreseeable by such Lender, or (ii) such claim would have arisen even if such transfer had not occurred.

          2.09. Taxes. (a) Any and all payments by Borrower hereunder shall be made, in accordance with Section 2.06, free and clear of and without deduction or withholding for or on account of any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental

Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender, the Issuing Bank and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's, the Issuing Bank's or Administrative Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender, Issuing Bank or Administrative Agent, as the case may be, is organized, maintains an Applicable Lending Office or is deemed to be engaged in trade or business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabili-ties which the Administrative Agent, the Issuing Bank or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments or the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, the Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender, the Issuing Bank or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deduc-tions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by Borrower made to the Applicable Lending Office or any other office that a Lender may claim as its Applicable Lending Office, or (z) after such Lender's selection and designation of any other Applicable Lending Office, to such payments made to such other Applicable Lending Office, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce such Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Applicable Lending Office of such Lender does not, in the judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Commitments or such Lender.

          (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

          (c) Borrower will indemnify each Lender, the Issuing Bank, the Administrative Agent and the Collateral Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.09) paid by such Lender, the Issuing Bank or the Administrative Agent or the Collateral Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender, the Issuing Bank or the Administrative Agent or the Collateral Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender, the Issuing Bank or the Administrative Agent or the Collateral Agent under this Section 2.09 submitted to Borrower and the Administrative Agent (if a Lender or the Issuing Bank is so submitting) by such Lender, the Issuing Bank or the Administrative Agent or the Collateral Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender, the Issuing Bank and the Administrative Agent and the Collateral Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender, the Issuing Bank or the Administrative Agent or the Collateral Agent) to establish any tax credit to which such Lender, the Issuing Bank or the Administrative Agent or the Collateral Agent may be entitled.

          (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower will furnish to the Administrative Agent, at its address referred to in Section 12.08, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.09 shall survive the payment in full of principal and interest hereunder, expiration or termination of the Letters of Credit and the termination of this Agreement.

          (f) Without limiting the obligations of Borrower under this Section 2.09, each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to Borrower and the Administrative Agent on or before the Initial Funding Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 12.02 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to Borrower and the Administrative Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two exe-cuted copies of Form 1001 of the IRS) or under Section 1442 of the IRC (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to Borrower and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to Borrower and the Administrative Agent pursuant to this Sec-tion 2.09(f). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to Borrower and the Administrative Agent within fifteen
(15) days prior to January 1, 1994, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the IRC or the applicable regula-tions promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to Borrower and the Administrative Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

          (i) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

          (ii) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from Borrower; or

          (iii) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

          Each Lender shall promptly furnish to Borrower and the Administrative Agent such additional documents as may be reasonably required by Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

          2.10. Increased Capital. If any Lender determines that (a) the applicability of any law, rule, regulation, agreement or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards"; (b) the introduction of or any change in any law, order or regulation or in the inter-pretation or administration of any law, order or regulation by any Governmental Authority charged with the interpretation or administration thereof after the date hereof or (c) compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender, as a consequence of or with reference to this Agreement, such Lender's Commitments or its making or maintaining Loans, or, in the case of such Lender acting in its capacity as the Issuing Bank, the Issuing Bank's issuance or maintenance of any Letter of Credit, or any Lender's participation in any Letter of Credit, below the rate which such Lender or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or corporation with regard to capital), then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to such Lender additional amounts sufficient to compensate such Lender for such reduction, upon receipt by Borrower (with a copy to the Administrative Agent) of a certificate as to such amounts, by such Lender, setting forth in reasonable detail the basis for, and the calculations used by such Lender in determining, any such amounts. Such certificate, in the absence of manifest error shall be conclusive and binding for all purposes. Each Lender agrees promptly to notify Borrower and the Administrative Agent of any circumstances that would cause Borrower to pay additional amounts pursuant to this Section 2.10, provided that the failure to give such notice shall not affect Borrower's obligation to pay such additional amounts hereunder.

          2.11.  Use of Proceeds of the Loans.  The proceeds of

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

the Loans shall be used to consummate the Refinancing and for general corporate purposes of the Borrower and the Borrower's
Subsidiaries, and shall not be used to pay principal on the Term
Loans.

          2.12. Authorized Officers of Borrower. Borrower shall notify the Administrative Agent and the Issuing Bank in writing of the names of the officers and employees authorized to request Loans and Letters of Credit and to request a conversion or continuation of any Loan and shall provide the Administrative Agent with a specimen signature of each such officer or employee. The Administrative Agent and the Issuing Bank shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or Letter of Credit or such Conversion or Continuation until the Administrative Agent and the Issuing Bank receives written notice to the contrary. The Administrative Agent and the Issuing Bank shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation and, with respect to an oral request for such a Loan or Letter of Credit or such Conversion or Continuation, the Administrative Agent and the Issuing Bank shall have no duty to verify the identity of any person representing himself as one of the officers or employees authorized to make such request on behalf of Borrower. Neither the Administrative Agent nor the Issuing Bank nor any Lender shall incur any liability to Borrower in acting upon any tele-phonic notice referred to above which the Administrative Agent believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower.

          2.13. Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Tranche A Pro Rata Share or Tranche B Pro Rata Share, as applicable, of any Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) failed to issue a Letter of Credit requested by the Borrower which such Lender is obligated to issue as the Issuing Bank under the terms of this Agreement, (iii) has requested compensation from the Borrower under Sections 2.03(f), 2.09 or 2.10 to recover additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or (iv) delivered a notice pursuant to Section 2.08(c)(i) claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances five (5) Business Days after the date of such demand, to one or more financial institutions which complies with the provisions of

Section 12.02) (and, if selected by the Borrower is reasonably acceptable to the Administrative Agent) which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments and all Loans owing to it all of its participation interests in existing Letters of Credit, and its obligations to participate in additional Letters of Credit hereunder) in accordance with Section 12.02. The Administrative Agent is hereby authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment,

          (a) in the event the Affected Lender is the Issuing Bank the Borrower shall have, with respect to each outstanding Letter of Credit, provided the Affected Lender with cash collateral, arranged for surrender of such Letters of Credit, arranged for a back-to-back Letter of Credit or made such other arrangement in respect of such Letter of Credit as shall be mutually acceptable to the Borrower and such Affected Lender; and

          (b) the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.03(f), 2.09 and 2.10, and compensation payable under Section 2.08(d) in the event of any replacement of any Affected Lender under clause
     (ii) or clause (iii) of this Section 2.13 through the date of the replacement of any Affected Lender; provided, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10, 12.03 and 12.04, as well as to any fees accrued for its account hereunder and not yet paid.

Upon the replacement of any Affected Lender pursuant to this
Section 2.13, (x) each Letter of Credit issued by such Affected Lender shall cease to be a Letter of Credit under this Agreement, each such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the security interests and liens of the Collateral Agent and the Holders of Secured Obligations in the Collateral and shall no longer be subject to the participation provisions of Section 3.06, all of which participations shall be deemed to have terminated and been repurchased by the Issuing Bank hereunder except with respect to Eligible Hedging Contracts and (y) the provisions of Section

12.06(b) shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its Tranche A Pro Rata Share or Tranche B Pro Rata Share, as applicable, and which failure has not been cured.

          2.14. Registered Notes. Any Lender that is not a U.S Person (a "Non-U.S. Lender") and that could become completely exempt from withholding of U.S. Taxes in respect of payment of any obligations due to such Lender hereunder relating to its Term Loans if its Term Loans were in registered form for U.S. Federal income tax purposes may request the Borrower (through the Administrative Agent), and the Borrower agrees thereupon to exchange such Lender's Note or Notes evidencing its Term Loans for a note registered as provided in this Section 2.14 (a "Registered Note"). Registered Notes may not be exchanged for Notes that are not in registered form. Each Non-U.S. Lender holding Registered Notes (a "Registered Noteholder") (or, if such Registered Noteholder is not the beneficial owner thereof, such beneficial owner) shall deliver to the Borrower prior to or at the time such Non-U.S. Lender becomes a Registered Noteholder, a Form W-8 (Certificate of Foreign Status of the Department of Treasury of the United States of America), or such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America, together with an annual certificate stating that (i) such Registered Noteholder or beneficial owner, as the case may be, is not a "bank" within the meaning of section 881(c)(3)(A) of the IRC and (ii) such Registered Noteholder or beneficial owner, as the case may be, shall promptly notify the Borrower, if at any time, such Registered Noteholder or beneficial owner, as the case may be, determines that it is no longer in a position to provide such certificate to the Borrower (or any other form of certification adopted by the relevant taxing authorities of the United States of America for such purposes). The Administrative Agent shall, on behalf of the Borrower, maintain, or cause to be maintained, a register (the "Register") on which it enters the name of the registered owner of each Term Loan evidenced by a Registered Note. A Registered Note and the Term Loan evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Registered Note and the Term Loan evidenced thereby on the Register (and each Registered Note shall expressly so provide). Any assignment or transfer of all or part of such Term Loan and the Registered Note evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Registered Note evidencing such Term Loan, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the Registered Noteholder thereof, and thereupon one or more new Registered Notes in the same aggregate principal amount in the form of Exhibit 6A shall be issued to the designated assignee(s) or transferee(s). Prior to the due presentment for registration of transfer of any Registered Note, the Borrower and the Administrative Agent shall treat the Person

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

in whose name such Term Loan(s) and the Registered Note(s) evidencing the same is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice.


                                  ARTICLE III
                               LETTERS OF CREDIT

          3.01. Obligation to Issue. Subject to the terms and conditions set forth in this Agreement, from time to time during the period commencing on the Initial Funding Date and ending on the Business Day which is twenty (20) Business Days prior to the Revolving Credit Termination Date, Borrower may request any of the Issuing Banks, and upon such request such Issuing Bank hereby agrees, to issue for the account of Borrower, one or more Letters of Credit.

          3.02.  Types and Amounts.  Notwithstanding the
provisions of Section 3.01, the Issuing Banks shall have no obligation to issue any Letter of Credit at any time:

          (a) if the aggregate maximum amount then avail-able for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

          (b) if, after giving effect to such requested Letter of Credit, (i) Revolving Loan Usage exceeds the lesser of the Revolving Credit Commitments or the Borrowing Base at such time or (ii) the aggregate outstanding Letter of Credit Obligations would exceed $50,000,000; and any letter of credit issued by an Issuing Bank in excess of any such amounts shall not, to the extent of the excess, constitute a Letter of Credit hereunder and the deemed purchase of participations pursuant to Section 3.06 shall not occur with respect to such letter of credit; or

          (c) which has an expiration date which is (i) more than (1) one year after the date of issuance of such Letter of Credit (provided that a Standby Letter of Credit may provide for an annual renewal, subject to
     Section 3.02(c)(ii) below, if such renewal is consented to by such Issuing Bank and the conditions precedent to the issuance of such Standby Letter of Credit are met at the time of such renewal) or (ii) after three (3) Business Days immediately preceding the Revolving Credit Termination Date and any letter of credit issued by an Issuing Bank with an expiration date after three

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

     (3) Business Days immediately preceding the Revolving
     Credit Termination Date shall not constitute a Letter of Credit hereunder and the deemed purchase of participations pursuant to Section 3.06 shall not occur with respect to such letter of credit.

          3.03. Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 4.01 and 4.02, the obligation of each Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

          (a) Borrower shall have delivered to the Issuing Bank, at such times and in such manner as the Issuing Bank may prescribe, a Letter of Credit Application and a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof and the terms of the proposed Letter of Credit shall be reasonably satisfactory to the Issuing Bank and shall be consistent with the Issuing Bank's ordinary practice with respect to terms of its letters of credit; and

          (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Govern-mental Authority with jurisdiction over the Issuing Bank shall prohibit or request the Issuing Bank to refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit.

          3.04.  Issuance of Letters of Credit.

          (a) Borrower shall give the Issuing Bank written notice (with a copy to the Administrative Agent) not later than 12:00 noon (New York City time) on the third (3rd) Business Day immediately preceding the requested issuance of a Letter of Credit under this Agreement, which notice as provided to the Administrative Agent shall be accompanied by a Notice of Borrowing as required pursuant to Section 4.02. Such notice shall be irrevocable and shall specify (i) the stated amount of the Letter of Credit requested, (ii) the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, (iii) whether such Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit, (iv) the date on which such requested Letter of Credit is to expire, which date shall be a Business Day, (v) the Person for whose benefit the requested Letter of Credit is to be issued, (vi) the amount of Letter of Credit Obligations then outstanding and (vii) any other terms to be included in such Letter of Credit. Prior to issuing

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

any Letter of Credit, the Issuing Bank shall request and the Administrative Agent shall provide confirmation that the request for such Letter of Credit complies with the provisions of Section 3.02(b). If the Administrative Agent notifies the Issuing Bank that it is authorized to issue such Letter of Credit, and the conditions described in Sections 3.02, 3.03, 4.01 (if issued on the Initial Funding Date) and 4.02 otherwise have been satis-fied, then the Issuing Bank shall issue such Letter of Credit as requested. The Issuing Bank shall give the Administrative Agent prompt notice of the issuance of any such Letter of Credit.

          (b) No Letter of Credit may be amended, extended, renewed, modified or supplemented unless Borrower shall have complied with the requirements of Section 3.04(a) to the same extent as if such Letter of Credit, as so amended, extended, renewed, modified or supplemented, were requested to be reissued hereunder. No Issuing Bank may amend, extend, renew, modify or supplement any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended, extended, renewed, modified or supplemented would be prohibited by Section 3.02. Each Issuing Bank shall provide the Administrative Agent with a copy of each amendment, extension, renewal, modification or supplement to any Letter of Credit.

          3.05.  Reimbursement Obligations; Duties of the
Issuing Bank.

     (a) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement or Letter of Credit
Application:

          (i) Borrower shall reimburse each Issuing Bank, as applicable (by paying the Administrative Agent for the account of the Issuing Bank), for drawings under a Letter of Credit issued by it no later than the earlier of (a) the time specified in such Letter of Credit Reimbursement Agreement or Letter of Credit Application, and (b) one (1) Business Day after the payment by such Issuing Bank; and

          (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit at the interest rate then applicable to Tranche A Base Rate Loans until the third (3rd) Business Day after such date on which the Issuing Bank with respect to such Letter of Credit gives notice of such drawing to Borrower and thereafter at the Default Rate.

     (b) No action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender (except for its gross negligence or willful misconduct in

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

connection therewith, as determined by the final judgment of a court of competent jurisdiction) or, subject to Sections 3.02 and 3.03, relieve that Lender of its obligations hereunder to such Issuing Bank. In the event this Agreement and any Letter of Credit Reimbursement Agreement or any Letter of Credit Application are inconsistent, the terms of this Agreement shall prevail. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

          3.06.  Participations.

          (a) Immediately upon issuance by one of the Issuing Banks of any Letter of Credit for the account of Borrower in accordance with the provisions set forth in this Article III, each Lender irrevocably and unconditionally agrees that it shall be deemed to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest in the amount of such Lender's Tranche A Pro Rata Share in such Letter of Credit (other than the fees earned with respect to such Letter of Credit pursuant to 3.08(b)) and any security therefor or guaranty pertaining thereto; provided, however, that a letter of credit issued by an Issuing Bank shall not be deemed to be a Letter of Credit for purposes of this Section 3.06(a) if the Issuing Bank shall not have received the confirmation from the Administrative Agent provided for in Section 3.04(a) or shall have received written notice from the Administrative Agent or any Lender on or before the Business Day immediately prior to the date of the Issuing Bank's issuance of such letter of credit that one or more conditions of this Article III is not satisfied and, in the event the Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is subsequently withdrawn or it receives notice from the Administrative Agent that such conditions have been waived in writing by the Requisite Lenders or otherwise have been satisfied.

          (b) If one of the Issuing Banks makes any payment under any Letter of Credit and Borrower does not repay such amount to such Issuing Bank pursuant to Section 3.05(a), 3.07 or 3.09, such Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall, in turn, promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender's Tranche A Pro Rata Share of such payment, in Dollars and in immediately available funds, and the Administrative Agent shall promptly pay such amount, and any other amounts received by the Administrative Agent for such Issuing Bank's account pursuant to this Section 3.06(b), to such

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

Issuing Bank. If the Administrative Agent so notifies any such Lender prior to 11:00 a.m. (New York City time) on any Business Day of such failure, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its Tranche A Pro Rata Share of the amount of such payment on such Business Day in Dollars and in immediately available funds, and otherwise on the next succeeding Business Day. If and to the extent such Lender shall not have so made its Tranche A Pro Rata Share of the amount of such payment available to the Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank, at the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) for three (3) Business Days and then at the Alternate Base Rate. The failure of any Lender to make available to the Administrative Agent for the account of any Issuing Bank its Tranche A Pro Rata Share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Tranche A Pro Rata Share of any payment on the date such payment is to be made.

          (c) Whenever one of the Issuing Banks receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Administrative Agent has previously received payments from the Lenders for such account of the Issuing Bank pursuant to this Section 3.06, it shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in Dollars, an amount equal to such Lender's Tranche A Pro Rata Share thereof. Each such payment shall be made by the Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York City time) on such Business Day, and otherwise on the next succeeding Business Day together with interest thereon at the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) unless the Issuing Bank certifies that it received such amount later than it could be invested overnight.

          (d) Promptly upon the request of any Lender, any Issuing Bank shall furnish to such Lender copies of any documentation with respect to the Letters of Credit as may reasonably be requested by such Lender.

          (e) The obligations of a Lender to make payments to the Administrative Agent for the account one of the Issuing Banks with respect to a Letter of Credit issued on behalf of the

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

Borrower shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall be honored in accordance with the terms and conditions of this Agreement under all circumstances (subject to Section 3.02), including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the Issuing Bank); (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) any failure by the Administrative Agent or the Issuing Bank to make any reports required pursuant to Section 3.10; or (vi) the occurrence of any Event of Default or Potential Event of Default.

          3.07.  Payment of Reimbursement Obligations.

          (a) Borrower irrevocably and unconditionally agrees to pay to each of the Issuing Banks the amount of all Reimbursement Obligations, interest and other amounts payable to any such Issuing Bank under or in connection with any Letter of Credit issued on behalf of Borrower immediately when due, irrespective of any and all events, including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connec-tion with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the Issuing

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

Bank); or (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents.

          (b) In the event any payment by Borrower received by an Issuing Bank with respect to any Letter of Credit and distri-buted by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receiver-ship, liquidation or bankruptcy proceeding or otherwise, each Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's Tranche A Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

          3.08.  Compensation for Letters of Credit.

          (a) Lenders' Letter of Credit Fees. Borrower shall pay, with respect to each Letter of Credit, a Letter of Credit fee equal to one and three-quarters of one percent (1.75%) per annum (computed based upon actual days elapsed in a 365/366-day year) of the maximum amount available to be drawn under such Letter of Credit, provided, however, if the Applicable Eurodollar Rate Margin for Tranche A is increased to more than or reduced to less than 1.75% per annum, then the letter of credit fee shall be increased or reduced to the same per annum rate. Such fee shall be paid to the Administrative Agent, for the account of the Lenders in proportion to their respective Tranche A Pro Rata Shares, in arrears, on a calendar quarterly basis, on the last calendar day of each March, June, September and December occurring after the Initial Funding Date. Each of the Issuing Banks shall provide the Borrower and the Administrative Agent on or before the last Business Day of each March, June, September and December occurring after the Initial Funding Date a statement calculating the Letter of Credit fees payable under this Section 3.08(a) for the quarter then ending.

          (b) Issuing Bank Fees. In addition to the fees under clause (a) above, Borrower shall pay to each of the Issuing Banks, (i) with respect to each Commercial Letter of Credit payable at such time as is agreed to between the Borrower and the applicable Issuing Bank, the customary charges of such Issuing Bank with respect thereto for commercial letters of credit of similar type, (ii) with respect to each Standby Letter of Credit, such fronting fee as shall have been agreed to (both with respect to amount and timing) between such Issuing Bank and the Borrower and (iii) with respect to all Letters of Credit, on demand, each Issuing Bank's customary administration fees charged in connection with its issuance, administration, transfer or amendment of or drawing under any Letter of Credit. Such fees shall be paid directly to and shall be solely for the account of the Issuing Banks.

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


          3.09. Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Article III, Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Banks and each Lender from and against any and all Liabilities and Costs which the Administrative Agent, the Issuing Banks or any Lender may incur or be subject to as a consequence, direct or indirect, of
(i) the issuance of any Letter of Credit other than, in the case of any Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction or (ii) the failure of such Issuing Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

          (b) As among Borrower, the Lenders, the Issuing Banks and the Administrative Agent, Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Applications and Letter of Credit Reimbursement Agreements, the Issuing Banks, the Administrative Agent and the Lenders shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudu-lent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Banks' rights or powers under this Section 3.09.
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


          (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with Letters of Credit issued on behalf of the Borrower or the Borrower or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put any Issuing Bank, the Administrative Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.

          (d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.09 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

          3.10. Reporting By Issuing Bank. On or before the thirtieth (30th) day following the end of each calendar month ending after the Initial Funding Date, each of the Issuing Banks shall provide the Administrative Agent and the Administrative Agent shall provide each Lender with a written report describing, as of the end of such month, the then aggregate outstanding face amount of each Letter of Credit, whether such Letter of Credit is a Standby Letter of Credit or Commercial Letter of Credit, the beneficiary of such Letter of Credit, and any other additional information with respect thereto which the Administrative Agent or any Lender reasonably requests. Together with each monthly report, each of the Issuing Banks shall provide the Administrative Agent and the Administrative Agent shall provide each Lender with a copy of each Letter of Credit issued during the immediately preceding month and each Letter of Credit Application and/or Letter of Credit Reimbursement Agreement executed in connection therewith.

          3.11.  Transitional Letter of Credit Provisions.
Schedule 3.11 contains a schedule of certain letters of credit issued for the account of the Parent or one of its Subsidiaries prior to the Initial Funding Date by one of the Issuing Banks. Subject to the satisfaction of the conditions precedent contained in Article IV, from and after the Initial Funding Date (i) such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III, (ii) the outstanding face amount of such Letters of Credit shall be included in the calculation of Revolving Credit Availability and in the calculation of letter of credit fees payable to the Lenders pursuant to Section 3.08(a) and (iii) all liabilities of the Borrower with respect to such Letters of Credit shall constitute Obligations.

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



                                   ARTICLE IV
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

          4.01.  Conditions Precedent to the Initial Funding.
The obligation of each Lender to make any Loan requested to be made by it on the Initial Funding Date, and the obligation of the Issuing Banks to issue any Letter of Credit on the Initial Funding Date, shall be subject to the satisfaction of all of the following conditions precedent:

          (a) Documents. The Administrative Agent and the Collateral Agent shall have received on or before the Initial Funding Date (i) this Agreement, the Notes, the other Transaction Documents and all other agreements, documents and instruments described in the List of Closing Documents attached hereto as
Exhibit 7 and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Issuing Bank and (ii) such additional documentation as the Administrative Agent, the Collateral Agent and the Issuing Bank may reasonably request.

          (b) Perfection of Liens. The Collateral Agent shall have received (i) evidence that all financing statements relating to the Collateral have been filed and the Collateral Agent shall be satisfied that arrangements for the filing and recording of the Mortgages have been made, (ii) title commitments (in form and substance acceptable to the Collateral Agent), (iii) certificates representing capital stock constituting Collateral (together with duly executed stock powers) and (iv) such other evidence (includ-ing, without limitation, legal opinions from counsel to the Borrower), as the Administrative Agent or the Collateral Agent may request, confirming that the Collateral Agent's security interests in the Collateral for the benefit of the Holders of Secured Obligations have been properly perfected and constitute first and prior security interests subject only to Permitted Existing Liens and Customary Permitted Liens. In addition, all title charges, recording fees and filing taxes shall have been paid or adequate provisions for the payment of such charges, fees and taxes shall have been made.

          (c) Environmental Compliance. The Borrower shall have provided documentation reasonably satisfactory to the Administrative Agent demonstrating compliance with applicable
Environmental Property Transfer Acts.

          (d) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loans or the issuance of Letters of Credit on the Initial Funding Date or (ii) impose or result in the imposition of a Material Adverse Effect.

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


          (e) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of Parent, the Borrower or the Consolidated Borrower Group taken as a whole shall have occurred since December 31, 1992, which change, in the judgment of the Lenders, will have or is reasonably likely to have a Material Adverse Effect.

          (f)  No Default.  No Event of Default or Potential
Event of Default shall have occurred and be continuing or would result from the making of the Loans or the issuance of Letters of Credit.

          (g) Representations and Warranties. All of the representations and warranties contained in Section 5.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Initial Funding Date.

          (h) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the accounts of the Lenders and the Administrative Agent, as applicable, all fees due and payable on or before the Initial Funding Date (including, without limitation, all fees described in the Fee Letters), and all expenses due and payable on or before the Initial Funding Date.

          (i) Borrowing Base Certificate; Pro Forma Financial Statements; Excess Availability. The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate and pro forma financial statements for the Borrower assuming consummation of the Refinancing and the Receivables Securitization and such certificate and financial statements shall confirm that as of the Initial Funding Date, Revolving Credit Availability is at least $20,000,000.

          (j) Legal Matters. All legal and regulatory matters shall be reasonably satisfactory to the Administrative Agent and the Collateral Agent.

          (k) Refinancing. The Borrower shall have provided to the Administrative Agent evidence satisfactory to the Administrative Agent that a portion of the proceeds of the Initial Funding shall be used to complete the Refinancing.

          (l)  Contribution.  Great American Management and
Investment, Inc. shall have made a cash contribution to the Parent in the amount of $50,000,000.

          (m)  Receivables Securitization.  The Receivables
Securitization shall have become effective on terms satisfactory to the Administrative Agent and the Collateral Agent.

          (n) Tax Sharing Agreement. The Tax Sharing Agreement shall have been entered into by the parties thereto on terms satisfactory to the Lenders.

          (o) Accountants' Reliance Letter. The accounting firm which audits the Borrower's financial statements in accordance with Section 6.01(a) shall have received and agreed to a reliance letter in the form attached hereto as Exhibit 8.

          4.02. Conditions Precedent to all Loans and Letters of Credit. The obligation of each Lender to make any Loan requested to be made by it and of the Issuing Banks to issue any Letter of Credit on any date or to convert/continue any Loan requested to be converted/continued on any date, is subject to the following conditions precedent as of such date:

          (a) Notice of Borrowing. The Administrative Agent shall have received in accordance with the provisions of
Section 2.02(a), with respect to any Revolving Loan, or Section 3.04(a), with respect to any Letter of Credit, an original and duly executed Notice of Borrowing or, in accordance with the provisions of Section 2.03, with respect to conversion/continuation of any Loan, an original and duly executed Notice of Conversion/Continuation.

          (b) Additional Matters. As of the Funding Date for any Loan or the date of issuance of any Letter of Credit or as of the proposed date for continuation/conversion, as applicable:

          (i) Representations and Warranties. All of the representations and warranties of the Borrower contained in or repeated pursuant to Section 5.02 and of the Parent, the Borrower or their respective Subsidiaries contained in any other Loan Document (other than representations and warranties which expressly speak only as of a different date) shall be true and complete in all respects on and as of such Funding Date as though made on and as of such date both before and after taking into account the requested Loans to be made and Letters of Credit to be issued.

          (ii)  No Default.  No Event of Default or
     Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit.

          (iii) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (other than as a result of any condition described in Section 2.08(d), 2.09 or 2.10), which in the reasonable judgment of the Requisite Lenders, would enjoin, prohibit or restrain any Lender from making the requested Loan or the Issuing Bank from issuing the requested Letter of Credit or as a result of making any such Loan or issuing such Letter of Credit impose or result in the imposition of any material adverse condition upon any Lender or the Issuing Bank.

          (iv) No Material Adverse Change. No event shall have occurred after December 31, 1992 which, in the reasonable judgment of the Requisite Lenders, has had or is reasonably likely to have a Material Adverse
     Effect.

          (v) No Forfeiture Proceedings. Neither the Borrower nor any of its Subsidiaries shall have been named as a defendant in a criminal indictment under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute which provides for forfeiture of assets as a potential criminal penalty unless such proceeding shall not be adverse to the interests of the Lenders.

          (vi) Borrowing Base. The Borrower shall have confirmed to the Administrative Agent in writing that since the delivery of the most recent Borrowing Base Certificate delivered pursuant to Section 6.01(c) and, after taking into account the requested Loan or Letter of Credit, the Borrower has been and is, in its reasonable estimate, in compliance with the borrowing restrictions formulated in this Agreement (including, without limitation, under Sections 2.01(a), 2.05 and 3.02(b)) and the Administrative Agent shall have no reason to believe such confirmation is not accurate.

          The request by Borrower for any Loan made, or to be made, or any Letter of Credit issued, or to be issued, on any Funding Date other than the Initial Funding Date or delivery of any Notice of Conversion/Continuation shall constitute a representation and warranty by Borrower as of such Funding Date or as of such conversion/continuation date, as applicable that all the conditions contained in this Section 4.02 have been satisfied or waived in writing pursuant to Section 12.07.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          5.01. Representations and Warranties on the Initial Funding Date. To induce each Lender, the Issuing Banks and the Administrative Agent to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Lender, the Issuing Banks and the Administrative Agent that the following statements are true and correct:

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


          (a) Organization; Corporate Powers. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had and will not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

          (b) Authority. (i) The Borrower and each of its Subsidiaries has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.

               (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Trans-action Documents to which it is party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Borrower and each of its Subsidiaries and no other corporate proceedings on the part of any such Person are necessary to consummate such transactions.

               (iii) Each of the Transaction Documents to which it is a party has been duly executed and delivered (or filed or recorded, as the case may be) by the Borrower and each of its Subsidiaries and constitutes its legal, valid and binding obliga-tion, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles), is in full force and effect (unless terminated in accordance with the terms thereof) and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein without the prior written consent of the Administrative Agent and the Requisite Lenders or, where so required, the Supermajority Lenders or all of the Lenders, and the Borrower and each of its Subsidiaries have performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the effective date thereof, and no default by any such party exists thereunder.

          (c) Subsidiaries. Neither the Borrower nor any of its Subsidiaries has any Subsidiaries other than those described in
Schedule 5.01(c) and those, if any, which are permitted by

Section 8.03 to be created after the Initial Funding Date.

          (d) No Conflict. The execution, delivery and perfor-mance of each Transaction Document to which it is a party by the Parent, the Borrower and each of their respective Subsidiaries and each of the transactions contemplated thereby do not and will not (i) conflict with any contractual obligation of any such Person, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Person's Certificate or Articles of Incorporation or By-Laws or (iii) except as set forth on
Schedule 5.01(d), conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or contractual obligation of any such Person, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or under the Receivables Agreements or the Indenture dated July 1, 1993, between Parent and Harris Trust and Savings Bank pursuant to which the Senior Deferred Coupon Notes were issued, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens in favor of the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations, arising pursuant to the Loan Documents or Liens permitted pursuant to Section 8.02(b)), or (v) require any approval of stockholders of any such Person, unless such approval has been obtained.

          (e) Governmental Consents. The execution, delivery and performance of each Transaction Document to which it is a party, by the Parent, the Borrower and each of their respective Subsidiaries and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

          (f) Governmental Regulation. None of the Parent, the Borrower or any of their respective Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.

          (g) Financial Position. (i) As of the Initial Funding Date, all quarterly and annual financial statements of the Borrower or of the Consolidated Borrower Group delivered to the Administrative Agent were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of the Borrower or the consolidated financial position of the Consolidated Borrower Group, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

               (ii)  All quarterly and annual financial
statements of Consolidated Parent Group, the Borrower or of the Consolidated Borrower Group delivered to the Administrative Agent after the Initial Funding Date will have been prepared in conformity with GAAP (except as otherwise noted therein) and will fairly present the financial position of the Borrower or the consolidated financial position of the Consolidated Parent Group or the Consolidated Borrower Group, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments. Except as contemplated or disclosed in the Transaction Documents, neither the Borrower nor any of its Subsidiaries has any material obligations, material contingent liabilities requiring disclosure under GAAP or Agreement Accounting Principles, as the case may be or material liabilities for taxes, long term leases or material or unusual forward or long term commitments which are not reflected in such financial statements and the notes thereto.

          (h) Pro Forma Financials and Projections. As of the date of this Agreement, the pro forma financial statements of Consolidated Borrower Group provided by the Parent and set forth in that certain Confidential Information Memorandum dated December, 1993 to the Lenders (the "Bank Book") are reasonable estimates of the pro forma financial condition of the Borrower and the pro forma results of operations and changes in cash flows for the periods covered thereby in all material respects. Except as contemplated or disclosed in the Transaction Documents, as of the date of such pro forma financial statements, none of the Borrower or any of its Subsidiaries had any material (i) obligations, (ii) contingent liabilities or liabilities for taxes, long-term leases or (iii) material or unusual forward or long-term commitments which are not reflected in such pro forma financial statements or the notes thereto and requiring disclosure under GAAP or Agreement Accounting Principles, as the case may be. As of the date of this Agreement the projections (and the assumptions made in preparing such projections) concerning the Consolidated Borrower Group set forth in the Bank Book reflected the Borrower's best estimate of the Consolidated Borrower Group's future performance based upon the information available to the Borrower at the time, and the assumptions and methodology used in the projections was, in Borrower's judgment, reasonable.

          (i)  Capitalization.

          (i) As of the Initial Funding Date, Schedule 5.01(i) sets forth the number of shares and the relevant percentages of capital stock held by each shareholder of the Parent that holds in excess of 5% of the Capital Stock of the Parent of which the Parent or the Borrower has knowledge.

          (ii) There are outstanding no shares of any class of capital stock (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exer-cisable for capital stock) of:

          (A)  the Borrower other than capital stock described on
     Schedule 5.01(i); or

          (B) any Subsidiary of the Borrower other than the capital stock held directly or indirectly by Borrower and pledged to the Collateral Agent for the benefit of itself and Holders of Secured Obligations pursuant to Pledge Agreements.

None of such capital stock is subject to any security, instru-ment, warrant, option or purchase rights, agreement, conversion or exchange rights, call, commitment or claim of any right, title or interest therein or thereto other than pursuant to the Pledge Agreements. The outstanding capital stock of the Borrower and each of their respective Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

          (j) Litigation; Adverse Effects. (i) Except as set forth in Schedule 5.01(j), there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of the Borrower, threatened against the Parent, the Borrower, or any of the respective Subsidiaries or any Property of any of them, which if adversely determined would be reasonably expected to have a Material Adverse Effect.

               (ii)  Neither the Borrower nor any of its
Subsidiaries is (A) in violation of any applicable law which violation has or might reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has or is reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 5.01(j), there is no action, suit, pro-ceeding or investigation pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Parent, the Borrower, or any of the Borrower's Subsidiaries (1) which challenges the validity or the enforceability of any of the

Transaction Documents or (2) which will or would reasonably be expected to result in (y) any liability in the aggregate in the amount of greater than $2,000,000 with respect to any such Person (in each case net of applicable third-party insurance coverage other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the insured person) or (z) which involves a claim under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.

          (k) No Material Adverse Change. There has occurred no event since December 31, 1992 which has or is reasonably likely to have a Material Adverse Effect.

          (l) Payment of Taxes. All tax returns and reports of each of the Parent, the Borrower and their respective Subsid-iaries required to be filed (including extensions), have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except (i) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with Agreement Accounting Principles, (ii) taxes which are not yet delinquent, (iii) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (iv) other taxes, assessments, fees and other charges of Governmental Authorities which do not exceed $500,000. On the Initial Funding Date, except as set forth in clause (iv) above or on Schedule 5.01(l), and after the Initial Funding Date, except as set forth in clauses (i) through (iv) above or on
Schedule 5.01(l), the Borrower has no knowledge of any proposed tax assessment against the Parent, the Borrower or any Borrower Subsidiary. All tax assessments referred to in Schedule 5.01(l) are being contested in good faith by the Parent, the Borrower or such Subsidiary or a settlement with respect to any such assessment is being negotiated in good faith by such Person and appropriate reserves have been established in accordance with GAAP or Agreement Accounting Principles, as applicable.

          (m) Material Adverse Agreements. None of the Parent, the Borrower or any of the Borrower's Subsidiaries is a party to or subject to any Contractual Obligation or other restriction contained in its charter or By-laws which has or is reasonably expected to have a Material Adverse Effect after giving effect to the consummation of the transactions contemplated in the Transaction Documents or otherwise.

          (n) Performance. None of the Parent, the Borrower or any of the Borrower's Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it under any agreement or instrument the absence or termination of which Contractual Obligations would be reasonably likely to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have or are not reasonably expected to have a Material Adverse Effect.

          (o) Securities Activities. Neither the Borrower nor any of the Borrower's Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          (p) Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of the Parent, the Borrower and any of the Borrower's Subsidiaries contained in the Transaction Documents, and all certificates and other documents delivered to the Administrative Agent in connection therewith, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

          (q) Requirements of Law. The Parent, the Borrower, and each of the Borrower's Subsidiaries is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply would have or would be reasonably expected to have a Material Adverse Effect.

          (r) Patents, Trademarks, Permits, Etc. The Parent, the Borrower, and each of the Borrower's Subsidiaries owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to the financial condition, business, operations, assets and prospects of the Borrower, any Subsidiary or the Borrower Consolidated Group. The use of such permits and other approvals of Govern-mental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by the Parent, the Borrower or any of the Borrower's Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or are not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction

Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by the Parent, the Borrower or any of the Borrower's Subsidiaries in any manner which has or is reasonably likely to have a Material Adverse Effect.

          (s) Environmental Matters. Except where the circumstances causing the failure of any of the representations and warranties set forth in this subsection (s) to be true and correct are not reasonably likely to result in a Material Adverse Effect or except as disclosed in the documents identified in
Schedule 5.01(s), (i) each of the operations of the Parent, the Borrower, and their Subsidiaries comply in all respects with all applicable environmental, health and safety Requirements of Law;
(ii) each of the Parent, the Borrower and their Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and each of Parent, Borrower, or their respective Subsidiaries is in compliance with all terms and conditions of such Permits; (iii)
(A) none of the Parent, the Borrower, or any of their respective Subsidiaries, any of their present Property or operations and
(B) none of the Parent's, the Borrower's or their respective Subsidiaries' previously owned Property or past operations is subject to any order from or agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigations respecting any environmental, health or safety Requirements of Law or is the subject of any investigation by any Governmental Authority evaluating the need for Remedial Action to respond to a material Release or threatened Release of a Contaminant into the environment, or is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment; (iv) none of the operations of the Parent, the Borrower or any of their respective Subsidiaries is subject to any judicial or administrative proceeding alleging a violation of any environmental, health or safety Requirement of Law; (v) none of the Parent, the Borrower or their respective Subsidiaries has sent or directly arranged for the transport of any waste or Contaminant to any site listed or proposed for listing on the federal national priorities list or any state equivalent list of sites designated for Remedial Action; (vi) no past or present property of the Parent, the Borrower or any of their respective Subsidiaries is now or has ever been a storage, treatment or disposal facility for hazardous waste, as those terms are defined under 40 CFR Part 261 or any state equivalent; (vii) none of the Parent, the Borrower or their respective Subsidiaries has filed any notice under any applicable Requirement of Law reporting a Release of a Contaminant into the environment; (viii) there is not now, nor has there ever been, on or in the Property of the Parent, the Borrower or any of their respective Subsidiaries: (A) any underground storage tanks or surface impoundments or (B) any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment; (ix) none of the Parent, the Borrower or their respective Subsidiaries has received any notice or claim to the effect that it is or might be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, or as a result of exposure to any Contaminant, which might result in liability in excess of workers compensation; (x) no Environmental Lien has attached to any Property of the Parent, the Borrower or any of their respective Subsidiaries; or (xi) within the last eighteen months, each of the Parent and the Borrower has inspected its Property and the Property of its respective Subsidiaries and all asbestos containing material, if any, which is on or part of such Property (excluding any raw materials which are used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable or proposed Requirement of Law; and (xii) none of the products which the Parent, the Borrower or any of their respective Subsidiaries manufactures, distributes or sells, or ever has manufactured, distributed or sold, contains asbestos material.

          (t) Employee Benefit Matters. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on
Schedule 5.01(t). Each Plan which is intended to be qualified under Section 401(a) of the IRC as currently in effect has been determined by the IRS to be so qualified (or will be submitted to the IRS for a determination as to its qualified status within the applicable remedial amendment period for such Plan), and each trust related to any such Plan has been determined to be exempt from Federal income tax under Section 501(a) of the IRC as currently in effect. Except as disclosed in Schedule 5.01(t), neither the Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. The Borrower and all of its ERISA Affiliates are in compliance in all material respects with all of the responsibilities, obligations or duties imposed on them by ERISA or regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate or any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the IRC or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Except as disclosed on Schedule 5.01(t), neither the Borrower nor any ERISA Affiliate has any potential liability under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.
Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan in either case which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any ERISA Affiliate has by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

          (u) Solvency. Each of the Parent, the Borrower, individually, and the Consolidated Borrower Group, considered as one enterprise, is Solvent after giving effect to the transac-tions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.

          (v) Assets and Properties. The Borrower and each of its Subsidiaries has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under Section 8.02(b)) which in the aggregate do not have a Material Adverse Effect; and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents.

          (w) Joint Venture; Partnership. Except as set forth in Schedule 5.01(w), neither the Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

          (x) Labor Matters. Except as listed on Schedule 5.01(x), there are no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of the Parent, the Borrower or any of their respective

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

Subsidiaries. No attempt to organize the employees of the Borrower or any of their respective Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Parent, the Borrower or any of their respective Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated which has had or is reasonably likely to have a Material Adverse Effect.

          (y)  No Default.  No Potential Event of Default or
Event of Default exists.

          (z) Restricted Junior Payments. On or after the Initial Funding Date, neither the Borrower nor any Subsidiary of the Borrower has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any Restricted Junior Payment or agreed to do so, except to the extent permitted pursuant to Section 8.05.

          (aa) Advances to Parent. All Investments of the Borrower in the Parent as of the Closing Date constitute Indebtedness of the Parent extended by the Borrower on open account and none are evidenced by any promissory note or other instrument.

          5.02. Subsequent Funding Representations and Warranties. To induce each Lender, the Issuing Bank, the Administrative Agent and the Collateral Agent to enter into this Agreement and to make the Loans and to issue or participate in Letters of Credit, the Borrower hereby represents and warrants to each Lender, the Issuing Bank, the Administrative Agent and the Collateral Agent that the statements set forth in Section 5.01 (except to the extent that such statements expressly are made only as of the Initial Funding Date), are true, correct and complete in all material respects on and as of the Funding Date in respect of each Borrowing after the Initial Funding Date and on and as of the date any Notice of Continuation/Conversion is delivered to the Administrative Agent, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement or any Loan Document.


                                   ARTICLE VI
                              Reporting Covenants

          So long as the Borrower shall have any outstanding
Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

          6.01. Financial Statements. Each of the Parent and the Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound

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

business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and, if required by the terms of this Agreement in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

          (a) Annual Reports. As soon as practicable, and in any event within one hundred and five (105) days after the end of each Fiscal Year on a consolidated basis for each of the Consolidated Parent Group, and the Consolidated Borrower Group, and on a consolidating basis for the Consolidated Borrower Group, annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the corresponding periods of the previous Fiscal Year all in reasonable detail, and accompanied, in the case of such consolidated financial statements, by an opinion (unqualified as to scope or going concern and which is not adverse and does not contain any disclaimer) thereon of Arthur Andersen & Co. or another firm of independent certified public accountants of recognized national standing regularly retained by the Parent or the Borrower and acceptable to the Administrative Agent, which report shall state that such financial statements present fairly the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP or Agreement Accounting Principles, as applicable, applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that such firm's audit has been conducted in accordance with generally accepted auditing standards; provided, however, such opinion shall only be required as to Fiscal Years commencing with the Fiscal Year beginning January 1, 1994.

          (b)  Quarterly Reports.

            As soon as practicable, and in any event within fifty
     (50) days after the end of each of the Borrower's and the Parent's fiscal quarters, on a consolidated basis for each of the Consolidated Parent Group and the Consolidated Borrower Group and on a consolidating basis for the Consolidated Borrower Group as to the most recent fiscal quarter and the year to date, each of the following:

               (A) a balance sheet as of the end of such fiscal quarter, and as of the end of the previous Fiscal Year;


               (B) an income statement for such fiscal quarter and for the period from the beginning of the current
          Fiscal Year to the end of such fiscal quarter, setting

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

          forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year and in the projected financial statements delivered pursuant to clause (d) below; and

               (C) a cash flow statement for such fiscal quarter and for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding period of the previous Fiscal Year.

all prepared by the Parent or the Borrower, as applicable, together with a certification by the chief financial officer, treasurer or controller of Borrower that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP or Agreement Accounting Principles, as applicable, subject to changes resulting from audit and normal year-end adjustments.

          (c) Borrowing Base Report. As soon as practicable, and in any event within twenty (20) days after the end of each fiscal month, a Borrowing Base Certificate as of the end of such fiscal month.

          (d) Budget and Business Plan. Promptly upon completion, but in any event not later than forty-five (45) days after the end of each Fiscal Year, a copy of the operating budget and projections by the Borrower of the income statement, balance sheet and cash flow of the Consolidated Borrower Group each taken as a whole, for the next succeeding fiscal year of the Consolidated Borrower Group, all in form customarily prepared by the Parent's or the Borrower's management, as applicable, and promptly after preparation of any commentary on any such budget or projected financial statements, a copy of such commentary, such operating budget and projected financial statements to be accompanied by a certificate of the chief financial officer, treasurer or controller of Borrower, as applicable, to the effect that such operating budget and projected financial statements have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect.

          (e) Compliance Certificate. Together with each delivery of (i) the financial statements pursuant to subsections (a) and (b) above, (A) an Officers' Certificate of the Borrower or the Parent, as applicable stating that the signers have reviewed the terms of this Agreement and the Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Parent, Borrower and their respective Subsidiaries during the accounting period covered by such

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

financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate (1) demon-strating in reasonable detail compliance during and at the end of such accounting periods with the provisions set forth in Sections 2.05, 8.01, 8.03, 8.04, 8.05 and 8.11 and Article IX and (2) in
the case of the financial statements delivered pursuant to subsection (a) or subsection (b) above, stating that such financial statements present fairly the financial position of the Consolidated Parent Group and the Consolidated Borrower Group, as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated in conformity with GAAP or Agreement Accounting Principles, as applicable, (except as otherwise noted therein) consistently applied and (ii) the financial statements pursuant to subsection
(a) above, a written discussion and analysis by the management of the Parent or the Borrower, as applicable, of such financial statements.

          (f)  Accountants' Compliance Certificate.
Simultaneously with the delivery of the financial statements referred to in subsection (a) above, a statement of the firm of independent certified public accountants which reported on such financial statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default or Potential Event of Default under Article IX hereof.

          (g) Report of Material Events. Promptly upon the Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, or
(B) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of any such condition or event and what action the Borrower has taken, is taking and proposes to take with respect thereto.

          (h) Notice of Claims and Proceedings. (i) Promptly after learning thereof, notice of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Parent, the Borrower or any of their respective Subsidiaries (or any Property of such Person) involving claims in excess of $2,000,000 with respect to any such Person or any Property of such Person valued in excess of $5,000,000 except where the same is fully covered (other than any applicable deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self

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

insurance programs) and of any material adverse change in any existing action, suit, proceeding, governmental investigation or arbitration; and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which the Borrower or any of its Subsidiaries currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such declaration has or is reasonably likely to have a Material Adverse Effect.

          (i)  ERISA Matters.

          (i) As soon as possible, and in any event within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief finan-cial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (ii) As soon as possible, and in any event within fifteen (15) Business Days, after the Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the IRC) involving the Borrower or any ERISA Affiliate has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

          (iii) Within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Administrative Agent (which shall make such request at the request of any Lender), a copy of each annual report (Form 5500 series), including Schedule B thereto, filed after the Closing Date with respect to each Benefit Plan;

          (iv) Within fifteen (15) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and within fifteen (15) Business Days after receipt, a copy of any communications received by the Borrower or any ERISA Affiliate with respect to such request;

          (v) Within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Administrative Agent (which shall make such request at the request of any Lender), a copy of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan; provided that

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

     neither the Borrower nor any ERISA Affiliate shall have an obligation to provide a copy of any actuarial report or annual report for any Multiemployer Plan if it is unable to obtain such documents after good faith efforts to do so;

          (vi) Within fifteen (15) Business Days after the occurrence thereof, notification of any increases in the benefits of any existing Benefit Plan or the establishment of any new Plan or the commencement of contributions to any Multiemployer Plan to which the Borrower or any ERISA Affiliate was not previously contributing;

          (vii) Within fifteen (15) Business Days after receipt by the Borrower or an ERISA Affiliate of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, a copy of each such notice;

          (viii) Within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC, a copy of such letter;

          (ix) Within fifteen (15) Business Days after receipt by the Borrower or an ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

          (x) Within fifteen (15) Business Days after the failure by the Borrower or any ERISA Affiliate to make a required installment or any other payment required under
     Section 412 of the IRC on or before the due date for such installment or payment, a notification of such failure; and

          (xi) Within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know
     (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under
     Section 4042 of ERISA to terminate a Multiemployer Plan, a notification of such information.

For purposes of this Section 6.01(i), the Borrower and any ERISA
Affiliate shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any ERISA
Affiliate is the plan sponsor.

          (j) Other Information. Such other information respecting the financial condition of the Borrower or its business, operations, assets, performance or prospects as the Administrative Agent, the Collateral Agent or any Lender may,

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

from time to time, reasonably request including, without limitation, financial projections, business plans and (following written notice to Borrower) any information such Person's accountants may have with respect to such Person's financial condition, its business, operations, assets, performance and prospects. The Administrative Agent and the Lenders shall treat any non-public information so obtained as confidential.

          (k) Publicly Distributed Information. On a timely basis, copies of all financial statements, reports and notices, sent or made available generally by the Parent or the Borrower to the holders of its publicly-held securities, if any, or filed with the Commission, and of all press releases made available generally by the Parent or the Borrower to the public, if any, concerning material developments in the business of the Parent or the Borrower.

          (l) Property Damage or Condemnation. Promptly after the occurrence thereof, written notification (or telephonic notice promptly confirmed in writing) of and a description of any Property of the Parent, the Borrower or any of their respective Subsidiaries with an aggregate value in excess of $1,000,000 damaged, lost or taken and the anticipated amount of any insurance or condemnation proceeds in connection therewith.

          6.02. Environmental Notices. The Borrower shall notify the Administrative Agent in writing, promptly upon the Borrower's learning thereof, of any:

          (a)  Notice or claim to the effect that the
     Parent, the Borrower or any of their respective
     Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

          (b) Notice that the Parent, the Borrower or any of their respective Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment;

          (c) Notice that any Property of the Parent, the Borrower or any of their respective Subsidiaries of the Borrower is subject to an Environmental Lien;

          (d)  Notice of violation to the Parent, the
     Borrower or any of their respective Subsidiaries or awareness by the Parent, the Borrower or any of their respective Subsidiaries of a condition which might

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

     reasonably be expected to result in a notice of violation of any environmental, health or safety Requirement of Law which has or could have a Material Adverse Effect;

          (e) Commencement or threat of any judicial or administrative proceeding alleging a violation by the Parent, the Borrower or any of their respective
     Subsidiaries of any environmental, health or safety
     Requirement of Law which, if adversely determined, has or could have a Material Adverse Effect; or

          (f) Any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by the Parent, the Borrower or any of their respective Subsidiaries that is reasonably likely to subject the Parent, the Borrower or any such Subsidiary to environmental, health or safety Liabilities and Costs in excess of $250,000.


                                  ARTICLE VII
                             Affirmative Covenants

          The Borrower covenants and agrees that, on and after the date hereof and so long as the Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

          7.01. Corporate Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, at all times, maintain its corporate existence and preserve and keep in full force and effect its rights and franchises. The Borrower shall promptly provide the Administrative Agent and the Collateral Agent with a complete list of its Subsidiaries upon the occurrence of any change in the list set forth on Schedule 5.01(c) hereto.

          7.02. Corporate Powers, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify does not have and is not reasonably likely to have a Material Adverse Effect.

          7.03. Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Require-ments of Law, and all Contractual Obligations affecting it or its business, properties, assets or operations, except where the failure so to comply does not have and is not reasonably likely to have a Material Adverse Effect.

          7.04. Payment of Taxes and Claims. The Borrower shall, and shall cause each of its Subsidiaries to, pay (a) all

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

taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          7.05. Maintenance of Properties; Insurance. The Borrower shall, and shall cause each of the Borrower Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations (which shall in any event include each parcel of real property subject to any Mortgage) and will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower shall, and shall cause each of the Borrower Subsidi-aries to, maintain with financially sound insurance companies the insurance policies and programs, including, self-insurance retention levels, listed on Schedule 7.05 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts) insuring all Property and other assets material to the operations of Borrower and the Borrower Subsidiaries (which shall in any event include each parcel of real property subject to any Mortgage) against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain liability insurance consistent with prudent industry practice with financially sound insurance companies. Not later than thirty
(30) days after the renewal, replacement or material modification of any policy or program, the Borrower shall deliver or cause to be delivered to the Collateral Agent (which the Collateral Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program: (a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer and each insured party under such policy, and (d) the policy number of such policy. All casualty and business interruption insurance covering the Borrower or any Subsidiary of the Borrower or any Property of the Borrower or any Subsidiary of the Borrower shall contain an endorsement in the form of Exhibit 9.

          7.06.  Inspection of Property; Books and Records;
Discussions.  The Borrower shall permit, and shall cause each of

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

its Subsidiaries to permit, any authorized representative(s) designated by Administrative Agent or the Collateral Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such reasonable visitation and inspection made by or on behalf of the Administrative Agent or the Collateral Agent shall be at the Borrower's expense.

          7.07. Labor Matters. The Borrower shall notify the Administrative Agent, in writing, promptly, but in any event within two (2) Business Days after learning thereof, of any material labor dispute to which it or any of its Subsidiaries may become a party and any strikes or walkouts relating to any of its or their facilities.

          7.08. Maintenance of Permits. The Borrower shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights does not have and is not reasonably likely to have a Material Adverse Effect.

          7.09. Employee Benefit Matters. The Borrower shall establish, maintain and operate, and cause each of its Subsid-iaries to exercise their best efforts to cause other ERISA Affiliates to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans.

          7.10.  Formation of Subsidiaries.

          (a) The Borrower or any of its Subsidiaries may form additional Subsidiaries organized as corporations under the laws of one of the states of the United States provided each of the following conditions precedent is met in connection therewith:

          (i) such Subsidiary shall have executed and delivered a Subsidiary Guaranty, a Subsidiary Security Agreement, and if requested by the Collateral Agent, an Intellectual Property
     Agreement;

          (ii) such Subsidiary shall have executed and become a party to the Contribution Agreement;

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
          (iii) to the extent such Subsidiary has an interest of record in real property, such Subsidiary shall execute and deliver such Mortgages in connection therewith as shall be requested by the Collateral Agent (with Schedule 1.01-B being automatically amended as of the execution thereof);

          (iv) all financing statements and Mortgages relating to the Collateral of such Subsidiary shall have been filed or recorded and the Collateral Agent shall have received in form and substance reasonably satisfactory to the Collateral Agent, such assurances, including, without limitation, insurance policies, as the Collateral Agent may deem appropriate to establish such Subsidiary's title, the due creation, perfection and priority of the Collateral Agent's Liens for the benefit of itself and the Holders of Secured Obligations on such Collateral and the absence of any Liens which are not specifically permitted hereunder (with
     Schedule 1.01-C being automatically amended to reflect any Permitted Existing Liens on such proposed Subsidiary's assets);

          (v) the Borrower shall have executed or shall have caused its appropriate Subsidiary to execute a Pledge Agree-ment in respect of all of the stock of such Subsidiary;

          (vi) the Collateral Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, covering such matters relating to the proposed Subsidiary and the Collateral Documents executed and delivered to the Collateral Agent pursuant to this Section 7.10 as the Collateral Agent deems necessary;

          (vii) the Administrative Agent shall have received a compliance certificate from the chief financial officer, treasurer or controller of the Borrower certifying that after the formation of such Subsidiary, no Event of Default or Potential Event of Default exists; and

          (viii) the Lenders shall have received such other documents, instruments or agreements as are reasonably requested by the Administrative Agent, the Collateral Agent or the Requisite Lenders in order to ensure that the docu-mentation with respect to such Subsidiary is substantially the same as that received with respect to the Subsidiaries of the Borrower existing on the date hereof.

          (b) The Borrower or any of its Subsidiaries may form additional Subsidiaries organized under the laws of jurisdictions outside of the United States provided each of the following conditions precedent is met in connection therewith:

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


          (i) the majority of the outstanding shares of capital stock of each such Subsidiary shall be owned directly or indirectly by the Borrower or any of its Subsidiaries,

          (ii) immediately following the formation of each such Subsidiary,

               (A) 65% of the shares (or, if the Borrower owns directly or indirectly less than 65% of such shares, all of the shares owned directly or indirectly by the Borrower) of such Subsidiary shall be pledged to the Collateral Agent, for the ratable benefit of the Holders of Secured Obligations pursuant to an amendment to the Borrower's or the owning Subsidiary's Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent,

               (B)  the Borrower shall deliver to the
          Administrative Agent such opinions of counsel with respect to, and copies of the Boards of Directors resolutions authorizing, the execution, delivery and performance of the agreements described in clause (A) immediately preceding as the Administrative Agent may reasonably request.

          7.11. Collateral Audit. The Borrower shall permit an independent auditor satisfactory to the Administrative Agent to conduct, once each Fiscal Year, review of the accounts receivable, inventory and fixed assets of the Borrower and Borrowers Subsidiaries and will pay the fees and disbursements of such auditor in connection therewith. Such reviews shall include verification of accounts receivable, a physical inventory and valuations of such inventory, all to the extent included in the Borrowing Base as reasonably determined by the Administrative Agent and the Collateral Agent in consultation with the Borrower.

          7.12. Separate Corporate Existence. The Borrower shall take all reasonable steps (including, without limitation, all steps which the Agent or any Lender may from time to time reasonably request) to maintain its identity as a separate legal entity to make it apparent to third parties that such Borrower is an entity with assets and liabilities distinct from those of Parent. Without limiting the generality of the foregoing, the Borrower shall:

          (i) compensate all employees, consultants and agents directly, from Borrower's or Borrower's Subsidiaries' bank accounts, for services provided to Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of Borrower is also an employee, consultant or agent of Parent, allocate the compensation of such employee, consultant or agent between Borrower and Parent on the basis reasonably related to actual use of such services;

          (ii) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Borrower and Parent on a basis reasonably related to actual use;

          (iii) cause the Borrower to be named as an insured on the insurance policy covering its property, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Borrower;

          (iv) maintain the Borrower's books and records complete and separate from those of Parent;

          (v) ensure that any of Borrower's or Parent's consolidated financial statements or other public information for the Borrower and its Affiliates on a consolidated basis contain appropriate disclosures concerning the Borrower's separate existence;

          (vi) not maintain bank accounts or other depository accounts to which Parent is an account party, into which Parent makes deposits or from which Parent has the power to make withdrawals;

          (vii) not permit Parent to pay any of the Borrower's operating expenses (except when paid and charged pursuant to an allocation based upon actual use, to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use);
     and

          (viii) at all times have at least one member of the Borrower's board of directors who is neither an officer or employee of Parent.

          7.13. Interest Rate Hedging Contracts. If at any time during the term of this Agreement for any 30-day period the one-month LIBO Rate at all times during such period shall exceed by 2% per annum or more the one-month LIBO Rate as determined by the Administrative Agent on the Initial Funding Date and at such time the Compliance Certificate most recently delivered pursuant to
Section 6.01(e) shows that Borrower would not be in compliance if the current one-month LIBO Rate were applied to compute the Interest Coverage Ratio holding all other elements of the most recent computation of the Interest Coverage Ratio constant, then within 60 days after the last day of such 30-day period the Borrower shall enter into interest rate Hedging Contracts reasonably acceptable to the Administrative Agent for a notional amount equal to at least 35% of the sum of (i) the aggregate principal amount of the Term Loans then outstanding and (ii) the Revolving Credit Commitments then in effect.

          7.14. Accountants' Reliance Letter. The Borrower shall cause the accounting firm which audits the Borrower's financial statements in accordance with Section 6.01(a) to renew or extend the understanding entered into pursuant to Section 4.01(o) on terms satisfactory to the Requisite Lenders.

          7.15. Future Liens on Real Property in Favor of the Collateral Agent. The Borrower shall cause each of the Guarantors to execute and deliver to the Collateral Agent, immediately upon the acquisition or leasing of any real property after the Closing Date, a mortgage, deed of trust, collateral assignment or other appropriate instrument evidencing a Lien upon any such acquired property, lease or interest, the same to be in form and substance substantially the same as the Mortgages executed and delivered on the Closing Date, to be subject only to such Liens as otherwise shall be permitted by this Agreement and in all respects to be reasonably acceptable to the Collateral Agent; provided that the foregoing shall not apply to the acquisition of a new facility for Hill Refrigeration if such facility shall be financed by nonrecourse Indebtedness permitted by Section 8.01(ix) and if and so long as such facility shall be subject to a Lien securing such Indebtedness.

          If the sale of Lapp Insulator Company contemplated by the Borrower shall not have been consummated within one year after the Closing Date, then the Borrower shall cause Lapp Insulator Company to execute and deliver to the Collateral Agent mortgages and other appropriate instruments evidencing Liens upon its owned and leased real property in accordance with the foregoing provisions of this Section 7.15.


                                  ARTICLE VIII
                               Negative Covenants

          The Borrower covenants and agrees that, on and after the date hereof and so long as the Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

          8.01. Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (i)  the Obligations;

          (ii)  the Existing Indebtedness;

          (iii)  Indebtedness in respect of Accommodation
     Obligations permitted by Section 8.04;

          (iv) Indebtedness incurred by any Subsidiary of the Borrower with respect to which the Borrower or any other Subsidiary of the Borrower is the obligee;

          (v) Indebtedness incurred by the Borrower with respect to which the Parent or any Subsidiary of the Borrower is the obligee;

          (vi) net obligations in respect of Hedging Contracts not exceeding in the aggregate $10,000,000 at any one time outstanding except as required by Section 7.13;

          (vii) Indebtedness incurred by any of the Borrower or its Subsidiaries in connection with the issuance of letters of credit (including Letters of Credit but excluding other letters of credit fully secured by cash collateral and letters of credit with respect to which the reimbursement obligation is fully supported by a Letter of Credit) for which such Person is the account party in an aggregate amount (for all such Persons) of up to $65,000,000 at any one time minus the undrawn face amount of letters of credit permitted under Section 8.04(v);

          (viii) other Indebtedness of the Borrower and its Subsidiaries not exceeding in the aggregate $25,000,000 at any one time outstanding;

          (ix) Indebtedness which is non-recourse to the Borrower or any of its Subsidiaries not to exceed
     $20,000,000 at any one time in the aggregate that relates to an Investment in a new facility for Hill Refrigeration;

          (x) Indebtedness with respect to Capital Leases not in excess of $10,000,000 at any one time; and

          (xi) any refinancing of the Indebtedness described in clauses (i) through (ix) of this Section 8.01 provided that any such refinancing is on market terms.

     provided, however, in each case after taking such Indebtedness into account each of the Consolidated Borrower
     Group and the Consolidated Parent Group is in full compliance with the provisions of Article IX hereof.

Any additional Indebtedness (other than Indebtedness already permitted pursuant to this Section 8.01) consented to by the Requisite Lenders shall be on terms which shall include without limitation that the applicable interest rate shall be at a market rate, covenants shall be no more restrictive than those contained in this Agreement, such Indebtedness shall be unsecured, no principal payments, sinking fund or similar payments shall be scheduled in the case of subordinated indebtedness prior to six months after the Tranche B Term Loan Termination Date or in the case of other Indebtedness prior to two years after the Tranche B Term Loan Termination Date and such additional Indebtedness shall not result in a violation of any of the covenants contained in this Agreement on a pro forma basis.

          8.02.  Sales of Assets; Liens.

          (a) Limitation on Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, trans-fer, lease, convey or otherwise dispose of, in a single transaction or in a series of related transactions, any proper-ties or assets, including, without limitation, any capital stock of any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except for (i) sales of inventory in the ordinary course of business,
(ii) the disposition of equipment in the ordinary course of business, (iii) the sales and/or contribution of Receivables pursuant to the Receivables Agreements, (iv) any other sales or dispositions if such properties or assets contributed less than 15% of the EBITDA of the Consolidated Borrower Group in the immediately preceding Fiscal Year and represent, as of the end of the most recent Fiscal Year, less than 15% of the total assets of the Consolidated Borrower Group based on valuations reasonably satisfactory in form and substance to the Requisite Lenders and
(v) the sale of Lapp Insulator Company, Gerry Sportswear Corporation or Caron International Inc. in arm's-length transactions. In addition, neither the Borrower nor any Borrower Subsidiary shall issue any Securities for any consideration other than cash except with the consent of the Requisite Lenders.

          (b) Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock of any Subsidiary of the Borrower and all Collateral) except:

          (i) Liens granted to the Collateral Agent for the benefit of itself and the Holders of Secured
     Obligations securing the Obligations;

          (ii)  Customary Permitted Liens;

          (iii) Permitted Existing Liens;

          (iv) Liens on property existing at the time of acquisition thereof by the Borrower or any of its Subsidiaries and Liens securing purchase money Indebtedness for equipment to the extent the aggregate outstanding principal amount of such Indebtedness is permitted under
     Section 8.01 and the value of the equipment securing such

     Indebtedness approximates the amount of such Indebtedness provided that in each case such Liens do not apply to other property or assets of such Person;

          (v)  Liens with respect to judgments or
     attachments which do not result in an Event of Default or Potential Event of Default hereunder;

          (vi) Liens granted on cash collateral securing letters of credit permitted pursuant to Section 8.01(viii) in favor of the issuer of such letter of credit;

          (vii) Liens granted to secure Indebtedness permitted under Section 8.01(ix) or Section 8.01(x); and

          (viii)  Liens filed to perfect the transfers of
     Receivables pursuant to the Receivables Agreements or otherwise to evidence the transactions contemplated thereunder.

          8.03. Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other Securities of, or make any other investment in, any Person or enter into a partnership with any Person, including, without limitation, any Affiliate of the Borrower (all such transactions being referred to as "Investments"), except:

          (i) Investments by the Borrower or any of its Subsid-iaries in Cash Equivalents;

          (ii) Investments by the Borrower in the Parent permitted by Section 8.05(i), provided each advance from the Borrower is made on open account and is not evidenced by a promissory note or any other instrument;

          (iii) Investments by the Borrower in any Guarantor and, to the extent contemplated under the Receivables
     Agreements, in any other Borrower Subsidiary in existence as of the Closing Date;

          (iv)  Investments by the Borrower in any Borrower
     Subsidiary not in existence as of the Closing Date pursuant to the Receivables Agreements;

          (v)  Investments by the Borrower in the Receivables
     Subsidiary which are required by the Pooling and Servicing
     Agreement;

          (vi) Investments by any Borrower Subsidiary in the Borrower;

          (vii)  Investments by the Borrower or a Borrower
     Subsidiary in Subsidiaries created pursuant to Section
     7.10(b) (other than Subsidiaries created to effect acquisitions as permitted in Section 8.03(ix)) not to exceed
     $10,000,000 in the aggregate;

          (viii)  loans to employees and Accommodation
     Obligations with respect to loans to employees in the ordinary course of business not in excess of an aggregate amount of $1,000,000 outstanding at any one time;

          (ix) Investments (exclusive of Investments permitted pursuant to Section 8.03(vii)) by the Borrower or a Borrower Subsidiary in any other Person provided such Investments do not exceed an aggregate amount of $100,000,000 during the term of this Agreement (plus an amount equal to the amount realized by the Borrower and the Guarantors from the sale of any such Investments and which are not required to be prepaid pursuant to Section 2.05) and no individual Investment or series of related Investments shall exceed $20,000,000 (including the cash and noncash consideration for such Investment plus the amount of any liabilities, including contingent liabilities, assumed in connection with such Investment) and provided further that any such Investment shall be in a Person that is in substantially the same line of business or a reasonably related business as existing businesses of the Borrower or any Borrower Subsidiary, and the Borrower shall deliver an Officer's Certificate confirming that after such Investment has been made (a) on a pro forma basis the Borrower will remain in compliance with the covenants in this Agreement, (b) as a result of such Investment neither the Borrower nor any of its Subsidiaries shall be exposed to additional material contingent liabilities and (c) Revolving Credit Availability shall be not less than $15,000,000;

          (x)  other Investments by the Borrower and the Borrower
     Subsidiaries not in excess of an annual amount of $2,000,000 during the term of this Agreement;

          (xi)  increases in Investments arising from
     undistributed earnings or changes in currency translations;
     and

          (xii) Investments by foreign Subsidiaries in other foreign Subsidiaries.

Notwithstanding anything herein to the contrary, (a) there shall be excluded from the calculation of Investments the accrual of intercompany charges incurred in the ordinary course and (b) there shall be included in the calculation of investments all transfers of cash or assets (other than the purchase of inventory in the ordinary course of business and upon terms that would be obtained in an arms-length transaction).

          8.04. Accommodation Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation, except:

          (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (ii)  Accommodation Obligations arising in
     connection with the Transaction Documents;

          (iii) Accommodation Obligations issued with respect to the Indebtedness of the Borrower or any Guarantor in the ordinary course of business of the Borrower or any of the Borrower Subsidiaries;

          (iv) Accommodation Obligations of any foreign
     Subsidiary with respect to the Indebtedness of any other foreign Subsidiary; and

          (v) Accommodation Obligations issued with respect to the Indebtedness of the Parent not to exceed $5,000,000 at any one time.

          8.05. Restricted Junior Payments. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, declare or make any Restricted Junior Payment, except:

          (i)(a) payments of dividends to the Parent by the Borrower on the Initial Funding Date to redeem or repurchase all of the outstanding 13% Senior Subordinated Notes issued by the Parent in connection with the Refinancing, (b) payments of dividends to the Parent by the Borrower or Investments by the Borrower in the Parent, provided that (1) at the time thereof and after taking into account the payment thereof, no Event of Default or Potential Event of Default exists or is reasonably likely to result therefrom or occur within 30 days thereafter, (2) such dividends or Investments are used solely to pay interest on the Senior Deferred Coupon Notes, and (3) any such dividends or Investments can be paid only if, immediately prior to such payment, the Borrower delivers to the Administrative Agent an Officer's Certificate which demonstrates that, immediately following such payment, the ratio of Total Indebtedness (other than Accommodation Obligations) of the Consolidated Borrower Group on a consolidated basis immediately following such payment to Net EBITDA for the most recently completed four fiscal quarters is less than
     2.0 to 1.0, and (c) payments of dividends to the Parent by the Borrower or Investments by the Borrower in the Parent (exclusive of dividends or Investments used solely to pay interest on the Senior Deferred Coupon Notes), provided that
     (1) at the time thereof and after taking into account the payment thereof, no Event of Default or Potential Event of Default exists or is reasonably likely to result therefrom or occur within 30 days thereafter, (2) no such dividends or Investments shall be paid (exclusive of dividends permitted pursuant to Section 8.05(i)(a)) prior to January 1, 1997 and
     (3) any such dividends or Investments can be paid only if, immediately prior to such payment, the Borrower delivers to the Administrative Agent an Officer's Certificate which demonstrates that, immediately following such payment, the ratio of Total Indebtedness (other than Accommodation Obligations) of the Consolidated Borrower Group on a consolidated basis immediately following such payment to Net EBITDA for the most recently completed four fiscal quarters is less than 2.0 to 1.0 and Revolving Credit Availability is at least $15,000,000;

          (ii) any Subsidiary of the Borrower may pay dividends to the Borrower or another wholly-owned Subsidiary of the Borrower;

          (iii) payments by the Borrower to the Parent under the Tax Sharing Agreement provided: (a) no such payments shall be made at any time with respect to the income (whether trade or business income or passive income) of the Borrow-er's Subsidiaries unless the Borrower has received a like amount from such Subsidiaries; (b) no such payments shall be made at any time to the extent such payments exceed the amount of taxes which would be due and payable by the Borrower and the corporations (with the Borrower, collectively the "Borrower Group") which would be members of the "affiliated group" (as defined in section 1504 of the IRC) of which the Borrower would be the common parent if the Borrower were not a member of the Parent affiliated group (as so defined) (the "Parent Group") if the Borrower Group filed a separate consolidated federal income tax return; (c) no such payments shall be made at any time an Event of Default or Potential Event of Default exists or is reasonably likely to result therefrom or occur within 30 days thereafter to the extent such payments exceed the lesser of (1) the amount of taxes which would be due and payable by the Borrower Group, if the Borrower Group filed a separate consolidated federal income tax return and (2) the amount of the tax liability actually incurred and paid by the Parent Group; and (d) no such payment shall be made after the occurrence of an Event of Default under Section 10.01(f) or 10.01(g);

          (iv) payments with respect to management services and overhead expenses by the Borrower or its Subsidiaries to the

     Parent in an amount not to exceed $3,000,000 in the aggregate in any Fiscal Year;

          (v) repayments to the Borrower or any of its Subsidiaries of any Investments permitted under Section
     8.03; and

          (vi) payments made by the Borrower to the Parent on account of the Parent making Accommodation Obligations of the type permitted to be made by the Borrower pursuant to
     Section 8.04 above.

          8.06. Conduct of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business engaged in by such persons on the date hereof and any business activities substantially simi-lar or related thereto.

          8.07. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time.

          8.08.  Restriction on Fundamental Changes.

          (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except:

          (i) as otherwise permitted under Section 8.02(a) or as disclosed in Schedule 8.08 attached hereto; and

          (ii) any Subsidiary of the Borrower may merge into or convey, sell, lease or transfer all or sub-stantially all of its assets to the Borrower or any other Subsidiary of the Borrower.

          (b) Each of the Parent or the Borrower shall not, and shall not permit their respective Subsidiaries to acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 8.03 or as contemplated by the Receivables Agreements.
                                    -105-

          8.09. Employee Benefit Matters. Each of the Parent and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, and will exercise their best efforts to not permit any of their other ERISA Affiliates to:

          (i)  Engage in any prohibited transaction
     described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (ii)  permit to exist any accumulated funding
     deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

          (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) terminate any Benefit Plan in a distress termination under Section 4041(c) of ERISA which would result in any liability to the Parent, the Borrower or any ERISA Affiliate;

          (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA
     Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment; or

          (vii) amend a Plan resulting in an increase in current liability for the plan year such that the Parent, the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section
     401(a)(29) of the IRC.

          8.10. Environmental Liabilities. The Borrower shall not, and shall not permit any of its Subsidiaries to, become sub-ject to any Liabilities and Costs, which are reasonably likely to have a Material Adverse Effect, arising out of or related to (a) the Release or threatened Release at any location of any Contami-nant into the environment, or any Remedial Action in response thereto, or (b) any violation of any environmental, health and safety Requirements of Law.

          8.11. Margin Regulations. No portion of the proceeds of any credit extended under this Agreement shall be used in any manner which might cause the extension of credit or the
                                    -106-
application of such proceeds to violate Regulation G, Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.

          8.12. Change of Fiscal Year. The Borrower shall not change its Fiscal Year.

          8.13. Amendment of Certain Documents. The Borrower and its Subsidiaries shall not permit any termination of, or any modification or amendment that is adverse in any respect to the Lenders to be made to either the certificate of incorporation or by-laws of the Borrower or any of its Subsidiaries or in the Tax Sharing Agreement.

          8.14. Modification of Receivables Agreements. The Borrower and the Receivables Subsidiary shall not agree to or permit the termination of the Receivables Agreements or any amendment, waiver or other modification thereto or enter into a "Supplement" to the Pooling and Servicing Agreement (except in accordance with their terms) that would (i) increase the certificate rates paid to any investors thereunder to more than a market rate, (ii) reduce the purchase price or the cash portion thereof received by the Borrower for receivables sold thereunder,
(iii) materially delay the timing of any payments owed thereunder to the Borrower or the Receivables Subsidiary, (iv) render the covenants, representations and warranties or events of termination thereunder more restrictive in any material respect,
(v) create any recourse obligations of the Borrower or any of its Subsidiaries in excess of those contemplated by the Receivables Agreements as in effect on the Initial Funding Date, or (vi) provide for the continued transfers of Receivables after the "Amortization Period Commencement Date" (as such term is defined in the Pooling and Servicing Agreement).

          8.15. Refinancing. The Borrower shall not permit any of the 13% Senior Subordinated Notes issued by the Parent or any of the 13.75% Senior Subordinated Notes issued by Amerace
Corporation to remain outstanding for more than fifty days after the Initial Funding Date.


                                   ARTICLE IX
                              Financial Covenants

          9.01.  Minimum Consolidated Net Worth.

      The Borrower covenants and agrees that, on and after the date hereof so long as the Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder, the Borrower shall not permit Net Worth for the Consolidated Borrower

Group determined on a consolidated basis at any time to be less than the amounts set forth below for the periods set forth below:


          Period                             Minimum Amount
Closing Date through December 30, 1994       $250,000,000
December 31, 1994 through December 30, 1995   265,000,000
December 31, 1995 through December 30, 1996   285,000,000
December 31, 1996 through December 30, 1997   310,000,000
December 31, 1997 through December 30, 1998   350,000,000
December 31, 1998 through December 30, 1999   395,000,000
December 31, 1999 and thereafter              410,000,000


Each of the minimum amounts specified above for the respective periods shall be automatically reduced on a cumulative basis by the amount of any write-off of goodwill by the Borrower in accordance with Agreement Accounting Principles, provided that such automatic reductions shall be limited to $25,000,000 in any one Fiscal Year and $100,000,000 in the aggregate.

          9.02.  Ratio of Total Indebtedness to Net EBITDA.

          The Borrower covenants and agrees that, on and after the date hereof so long as the Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder, the Borrower shall not permit the ratio of Total Indebtedness (other than Accommodation Obligations) of the Consolidated Borrower Group on a consolidated basis to Net EBITDA calculated at the end of each fiscal quarter during the following periods for the period of the immediately preceding four fiscal quarters to be greater than the ratios set forth below:

          Period                             Ratio
Closing Date through March 31, 1994          3.50 to 1.0
April 1, 1994 through December 31, 1995      3.30 to 1.0
January 1, 1996 through December 30, 1996    2.75 to 1.0
December 31, 1996 through December 30, 1997  2.25 to 1.0
December 31, 1997 through December 30, 1998  1.75 to 1.0
December 31, 1998 through December 30, 1999  1.50 to 1.0
Thereafter                                   1.25 to 1.0

          9.03.  Interest Coverage Ratio.

          The Borrower covenants and agrees that, on and after the date hereof so long as the Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder, the Borrower shall not permit the Interest Coverage Ratio calculated at the end of each fiscal quarter during the following periods for the period of the immediately preceding four fiscal quarters for the Consolidated Borrower Group to be less than the ratio set forth below:

          For each fiscal quarter
          ending during the
          following periods                  Ratio
Closing Date through December 31, 1994       4.50 to 1.0
January 1, 1995 through December 31, 1995    4.75 to 1.0
January 1, 1996 through December 31, 1996    5.00 to 1.0
January 1, 1997 through December 31, 1997    5.50 to 1.00
Thereafter                                   6.00 to 1.00

          9.04.  Capital Expenditures.

           The Borrower shall not, and shall not permit any of its Subsidiaries to, in any Fiscal Year, incur Capital Expenditures which exceed the sum of (a) $45,000,000 in Fiscal Year 1994 (increasing by $1,000,000 in each Fiscal Year thereafter) plus (b) the difference, if positive, (but not to exceed $10,000,000) between (1) the maximum aggregate amount of Capital Expenditures permitted pursuant to this Section 9.04 for the immediately preceding Fiscal Year and (2) the aggregate amount of Capital Expenditures actually incurred during such preceding Fiscal Year plus (c) an amount equal to (x) Excess Cash Flow as reported pursuant to Section 2.05(b)(i) for the immediately preceding Fiscal Year minus (y) the sum of $5,000,000 and the amount of all prepayments required pursuant to Section 2.05(b)(i) made during such Fiscal Year.

          9.05.  Fixed Charges Coverage Ratio.

           The Borrower covenants and agrees that, on and after the date hereof so long as the Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder, the Borrower shall not permit the Fixed Charges Coverage Ratio calculated at the end of each fiscal quarter for the period of the immediately preceding four fiscal quarters for the Consolidated Borrower Group determined in accordance with Agreement Accounting Principles to be less than 1.0 to 1.0.


                       ARTICLE X
         EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          10.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this
Agreement:

          (a) Failure to Make Payments When Due. The Borrower shall fail to pay when due any principal of any Loan or

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

Reimbursement Obligation or to pay when due any interest on any Loan or Reimbursement Obligation or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure shall continue for three (3) calendar days.

          (b) Breach of Certain Covenants. The Parent, the Borrower or any of their respective Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Sections 6.01, 7.01, 7.05 or under Articles VIII and IX or binding on the Parent, the Borrower or any of their respective Subsidiaries under any section of the Collateral Documents (which failure continues after the expiration of any grace period applicable thereto).

          (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Administrative Agent, the Collateral Agent, any of the Issuing Banks or any Lender herein or by the Parent, the Borrower or any of their respective Subsidiaries in any of the other Loan Documents or in any written statement or certificate at any time given by the Parent, the Borrower or any of their respective Subsidiaries pursuant to any of the Loan Documents shall be false or misleading in any respect on the date as of which made or deemed made.

          (d) Other Defaults. The Parent, the Borrower or any of their respective Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in Sections 10.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for thirty (30) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).

          (e) Default as to Other Indebtedness. The Parent, the Borrower or any of their respective Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness of the Parent, the Borrower or any such Subsidiary other than any of the Obligations, if the aggregate outstanding amount of all such Indebtedness is $5,000,000 or more with respect to Indebtedness of such Person or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity there-
of); or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of the Parent, the Borrower or any of their respective Subsidiaries having a book or fair market value in excess of $1,000,000 with respect to such Person in the aggregate.

          (f)  Involuntary Bankruptcy; Appointment of
Receiver, Etc. (i) An involuntary case shall be commenced against the Parent, the Borrower or any of their respective Subsidiaries and the petition shall not be dismissed within sixty
(60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Parent, the Borrower or any of their respective Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Parent, the Borrower or any of their respective Subsidiaries or over all or a substantial part of the property of the Parent, the Borrower or any of their respective Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Parent, the Borrower or any of their respective Subsidiaries or of all or a substantial part of the property of the Parent, the Borrower or any of their respective Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Parent, the Borrower or any of their respective Subsidiaries, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Parent, the Borrower or any of their respective Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; the Parent, the Borrower or any of their respective Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or any committee thereof) of the Parent, the Borrower or any of their respective Subsidiaries adopts any resolution to authorize or approve any of the foregoing.

          (h) Judgments. (i) Enforceable Judgments (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against the Parent, the Borrower or any of their respective Subsidiaries and such Enforceable Judgments shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforce-able Judgments, or (ii) Enforceable Judgments described in the proviso contained in the definition of Enforceable Judgments shall be rendered against the Parent, the Borrower or any of their respective Subsidiaries.

          (i) Dissolution. Any order, judgment or decree shall be entered against the Parent, the Borrower or any of their respective Subsidiaries decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the Parent, the Borrower or any of their respective Subsidiaries shall otherwise dissolve or cease to exist except as expressly permitted pursuant to Section 8.08.

          (j) Collateral Documents; Failure of Security. For any reason other than a release of Liens in accordance with the terms of the Loan Documents or the failure of the Collateral Agent and the Lenders to take any action available to them to maintain the perfection of the Liens created in favor of the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations, pursuant to this Agreement and the Collat-eral Documents, any Collateral Document ceases to be in full force and effect or any Lien intended to be created thereby ceases to be or is not valid and perfected and such lapse, invalidity or failure is not corrected within 30 days or the Parent, the Borrower or any Subsidiary asserts that any such Lien is not valid and perfected.

          (k)  Change of Control.  Any Change of Control occurs.

          (l) Employee Benefit Related Liabilities. (i) Any Termination Event occurs which the Administrative Agent believes could subject the Borrower or an ERISA Affiliate to a material liability to pay money, (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Administrative Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to a material liability to pay money.

          (m) Parent Guaranty Default. The Parent shall terminate or revoke any of its obligations under the Parent
Guaranty, breach any of the terms of the Parent Guaranty, or the Parent Guaranty shall otherwise become unenforceable for any reason.

         (n)  Contribution Agreement Default.  Any party to the
Contribution Agreement shall terminate or revoke any of its obligations under the Contribution Agreement or breach any of the terms of the Contribution Agreement.

          (o) Subsidiary Guaranty Default. Any Subsidiary party to any Subsidiary Guaranty shall terminate or revoke any of its obligations under its Subsidiary Guaranty, breach any of the terms of its Subsidiary Guaranty, or any Subsidiary Guaranty shall otherwise become unenforceable for any reason.

          (p) Receivables Securitization. Either (i) any event shall have occurred and be continuing which constitutes an "Event of Termination" within the meaning of the Pooling and Servicing Agreement or which would allow the "Investor Certificateholders" under the Pooling and Servicing Agreement to declare that such an "Event of Termination" had occurred (excluding, in either case, any such event as to which the Borrower shall have given the Lenders prior written notice demonstrating, to the satisfaction of the Administrative Agent, that any resulting "Early Amortization Period" (a) has resulted from the orderly liquidation of the receivable pool due to the contraction of the receivable base or the planned discontinuance of the Receivables Securitization, (b) has been provided for in the Borrower's financial plans and (c) will not, on a pro forma basis, result in the Borrower and its Subsidiaries having insufficient liquidity for working capital purposes) or (ii) any event shall have occurred and be continuing which constitutes a "Master Servicer Default" within the meaning of the Pooling and Servicing Agreement.

          (q) Senior Deferred Coupon Notes. The Parent shall amend the Senior Deferred Coupon Notes in any way that permits or requires the Parent to pay interest on such notes in cash prior to 1999 or permits or requires the Parent to pay interest at a rate higher than that prescribed as of the Closing Date or permits or requires the Parent to pay or prepay or make sinking fund payments with respect to such notes prior to 2003.

          For purposes of this Agreement and each of the other
Loan Documents, an Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section
11.08.

          10.02.  Rights and Remedies.

          (a) Acceleration and Termination of Commitments. Upon the occurrence and during the continuance of any Event of Default described in Section 10.01(f) or 10.01(g) with respect to the Parent, the Borrower or any of their respective Subsidiaries, the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans, all Reimbursement Obligations and all other Agreement Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan hereunder and of the Issuing Banks to issue any Letter of Credit shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Revolving Credit Commitments are terminated, whereupon the Revolving Credit Commitments and the obligation of each Lender to make any Loan hereunder and of the Issuing Banks to issue any Letter of Credit shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans, and all Reimbursement Obligations and all other Agreement Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as expressly provided herein) without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

          (b) Deposit for Letters of Credit. In addition, upon demand by the Administrative Agent, or any of the Issuing Banks or the Requisite Lenders after the occurrence and during the continuance of any Event of Default, the Borrower shall deposit with the Collateral Agent for the benefit of the Issuing Banks with respect to each Letter of Credit then outstanding which was issued by any Issuing Bank, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letters of Credit may then be drawn. The Borrower grants to the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations, a security interest in and right of setoff against any such deposit or deposits. Pending the application of such deposit to payment of the Reimbursement Obligations, the Collateral Agent may invest such deposit in an open account or similar immediately available savings deposit and all interest accrued thereon shall be held with such deposit as additional security for the Reimbursement Obligations. Such deposits shall be held by the Collateral Agent until the Reimbursement Obligations have been paid in full and all Letters of Credit have expired or been cancelled.

          (c) Rescission. If at any time after acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due other-wise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates speci-fied in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Sec-tion 12.07, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its conse-quences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


                                   ARTICLE XI
                   ADMINISTRATIVE AGENT AND COLLATERAL AGENT

          11.01. Appointment. (a) Each of the Lenders and the Issuing Banks hereby designates and appoints Chemical as the Administrative Agent and Citicorp as the Collateral Agent of such Lender and such Issuing Bank under this Agreement and the Loan Documents, and each of the Lenders and Issuing Banks hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are incidental thereto. Each of the Administrative Agent and the Collateral Agent agrees to act as such on the express conditions contained in this Article XI.

          (b) The provisions of this Article XI are solely for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Holders of Secured Obligations and the Borrower shall have no right to rely on or enforce any of the provisions hereof (other than as expressly set forth in Sec-tion 11.07 or in Section 11.08). In performing its functions and duties under this Agreement, the Administrative Agent and the Collateral Agent shall each act solely as agent for the Issuing Banks and the Holders of Secured Obligations and neither assumes or shall be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any of its Affiliates.

          11.02. Nature of Duties. The Administrative Agent and the Collateral Agent shall not have any duties or responsibili-ties except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Administrative Agent and the Collateral Agent shall be mechanical and administrative in nature. Neither the Administrative Agent nor the Collateral Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Holder of Secured Obligations or any Issuing Bank. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent or the Collateral Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Holder of Secured Obligations and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Parent, the Borrower and their respective Subsidiaries in connection with the making and the continuance of the Loans hereunder, the issuance of Letters of Credit and the entering into any Eligible Hedging Contract and shall make its own appraisal of the creditworthiness of the Parent, the Borrower and their respective Subsidiaries, and neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Holder of Secured Obligations or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the Initial Funding Date or at any time or times thereafter. Each Lender acknowledges that neither the Administrative Agent nor the Collateral Agent nor any other Lender nor counsel to any of the foregoing is providing any assurances, or shall have any respon-sibility, with respect to the ownership of the Property or the absence of any prior Liens or defects of title, or the legality, sufficiency or effect of any mortgage, certificate or notice, or any other document, or the validity, creation, perfection or priority of any Lien, or as to any decision to request, take, defer, omit or release any Collateral or to investigate or not to investigate any of those matters, and each Lender agrees to look solely to its rights as one of the Lenders with respect to any of the foregoing. If the Administrative Agent or the Collateral Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Administrative Agent or the Collateral Agent, as applicable, shall send notice thereof to each Lender. The Administrative Agent or the Collateral Agent, as applicable, shall promptly notify each Lender at any time that the Requisite Lenders or, where expressly required, all of the Lenders, have instructed the Administrative Agent or the Collateral Agent, as applicable, to act or refrain from acting pursuant hereto.

          11.03. Rights, Exculpation, Etc. Neither the Administrative Agent nor the Collateral Agent nor any of the Affiliates nor any of their officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder of Secured Obligations or any Issuing Bank for any action taken or omitted by it or such Person hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that
(i) the Administrative Agent and the Collateral Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) no Person shall be relieved of any liability imposed by law for its gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Holder of Secured Obligations or any Issuing Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, any of the Collateral Documents or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby, or of any of the Transaction Documents or any of the transactions contemplated thereby, or for the financial condition of the Parent, the Borrower or any of their respective Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of the Parent, the Borrower or any of their respective Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default. The Administrative Agent and the Collateral Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent or the Collateral Agent, as applicable, is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent or the Collateral Agent, as applicable, shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or, where expressly required, the Supermajority Lenders or all of the Lenders. Without limiting the foregoing, no Holder of Secured Obligations or Issuing Bank shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent, as applicable, as a result of the Administrative Agent or the Collateral Agent, as applicable, acting or refraining from acting under this Agreement, the Collateral Documents or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where expressly required, all of the Lenders.

          11.04. Reliance. The Administrative Agent and the Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement, the Collateral Documents or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it in good faith.

          11.05. Indemnification. To the extent that the Administrative Agent or the Collateral Agent, as applicable, is not reimbursed and indemnified by the Borrower or the Borrower fails upon demand by the Administrative Agent or the Collateral Agent, as applicable, to perform its obligations to reimburse or indemnify the Administrative Agent or the Collateral Agent, as applicable, the Lenders will reimburse and indemnify the Administrative Agent or the Collateral Agent, as applicable, for and against any and all liabilities, obligations, losses, damag-es, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or the Collateral Agent, as applicable, in any way relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents or any action taken or omitted by the Administrative Agent or the Collateral Agent, as applicable, under this Agreement, the Collateral Documents or any of the other Transaction Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, dam-ages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable, as determined by the final judgment of a court of competent jurisdiction. The obligations of the Lenders under this Section 11.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agree-ment.

          11.06. The Administrative Agent Individually. With respect to its Pro Rata Share hereunder and the Loans made by it, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or one of the Requisite Lenders. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as Administrative Agent pursuant hereto.

          11.07. Successor Administrative Agent or Collateral Agent; Resignation of Administrative Agent or Collateral Agent.
(a) The Administrative Agent or the Collateral Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to the Lenders and the Borrower. In the event that the Administrative Agent or the Collateral Agent gives notice of its

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

desire to resign from the performance of its functions and duties hereunder, any such resignation shall take effect only upon the acceptance by a successor Administrative Agent or Collateral Agent of appointment pursuant to clauses (b) and (c) below.

          (b) The Requisite Lenders shall appoint a successor Administrative Agent or Collateral Agent who shall be reasonably satisfactory to the Borrower provided no such approval of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

          (c) If a successor Administrative Agent or Collateral Agent shall not have been so appointed within said thirty (30) day period, the retiring Administrative Agent or Collateral Agent, with the consent of the Borrower (which may not be withheld unreasonably), shall then appoint a successor Administrative Agent or Collateral Agent who shall serve as such until such time, if any, as the Requisite Lenders, with the consent of the Borrower (which may not be withheld unreasonably), appoint a successor as provided above. No consent of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

          (d) Upon the appointment of a successor Administrative Agent, the term "Administrative Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Administrative Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under
Section 12.04.

          (e) Upon the appointment of a successor Collateral Agent, the term "Collateral Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Collateral Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under
Section 12.04.

          (f) Notwithstanding anything in this Section 11.07 to the contrary, no Person shall serve as an Administrative Agent unless such Person is a Lender.

          11.08. Collateral Matters. (a) Each of the Lenders and the Issuing Banks authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Loan Documents relating to the Collateral for the benefit of itself and the Holders of Secured Obligations. Each of the Lenders and the Issuing Banks agrees that any action taken by the Administrative Agent or the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement or any other Loan Document, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and

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

the exercise by the Administrative Agent or the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents relating to the Loans or Collateral; and (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Parent, the Borrower or any of their respective Subsidiaries. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Administrative Agent hereby appoints, authorizes and directs the Lenders and the Issuing Banks to act as collateral sub-agent for the Administrative Agent and the Issuing Banks and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Parent's, the Borrower's and the Borrower's Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or the Issuing Banks; (ii) manage, supervise and otherwise deal with the Collateral in accordance with the terms of this Agreement and the other Loan Documents; (iii) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and (iv) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, under applicable law or otherwise.

          (b) The Holders of Secured Obligations hereby irrevocably authorize the Collateral Agent, at the option and in the discretion of the Collateral Agent, to release any Lien granted to or held by the Collateral Agent upon any Collateral
(i) upon termination of the Commitments and payment and satisfac-tion of all Loans, Reimbursement Obligations, other Letter of Credit Obligations (whether or not due) and all other Agreement Obligations which have matured and which the Administrative Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of if Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 8.02 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting

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

property in which the Parent, the Borrower or any Subsidiary of the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved or consented to by the Requisite Lenders (or, where so required, all of the Lenders). Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 11.08(b).

          (c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authori-zation or consent by the Requisite Lenders (as set forth in Section 11.08(b)), each Lender agrees to confirm in writing, upon request by the Borrower, the authority to release Collateral conferred upon the Collateral Agent under clauses (i) through
(iv) of Section 11.08(b). So long as no Event of Default is then continuing, upon receipt by the Administrative Agent of the net cash proceeds of any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days' prior written request by Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Holders of Secured Obligations to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon such Collateral; provided, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by the Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (d) The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligations ("Related Obligations") which arise under any Eligible Hedging Contracts or which are otherwise owed to Persons entitled to indemnification pursuant to Section 12.04; provided that (i) the Related Obligations shall be entitled to the benefit of the Collateral to the extent and with the priority expressly set forth in this Agreement and the Collateral Documents, and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Related Obligations; but the Administrative Agent and the Collateral Agent are otherwise acting solely as agents for the Lenders and the Issuing Banks and shall have no separate fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any

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

holder of Related Obligations; and (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Collateral Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any Holder of Secured Obligations under any separate instrument or agreement or in respect of any Related Obligations; and
(iii) each Holder of Secured Obligations shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Collateral Documents, by the Administrative Agent, the Collateral Agent and the Requisite Lenders or, where expressly required, the Supermajority Lenders or all of the Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Reimbursement Obligations, Letter of Credit Obligations and its other Agreement Obligations, without any duty or liability to any other Holder of Secured Obligations or as to any Related Obligations and without regard to whether any Related Obligations remain outstanding or are deprived of the benefit of the Collateral or become unsecured or are otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Holder of Secured Obligations (except the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Collateral Documents; and (v) no holder of any Related Obligations shall exercise any right of setoff, banker's lien or similar right.

          11.09.  Relations Among Lenders.

          (a) Each Lender agrees that it will not take any ac-tion, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Requisite Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

          (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent or the Collateral Agent, as applicable) authorized to act for, any other Lender.

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



                                  ARTICLE XII
                                 Miscellaneous

          12.01. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder.

          12.02.  Assignments and Participations.

          (a) At any time after the Initial Funding Date, each Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, Loans, participations in the Letters of Credit and its obligations to acquire such participations) in conformity with the following provisions:

          (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement with respect to either (A) such Lender's Revolving Credit Commitment, Revolving Credit Loans, Tranche A Term Loans, Letter of Credit Obligations and related interests hereunder (provided, however, any assignment by the Issuing Bank shall not include an assignment of its obligation to issue Letters of Credit) or (B) such Lender's Tranche B Term Loans and related interests hereunder;

          (ii) unless the Administrative Agent and the Borrower otherwise consent, the aggregate amount of the Term Loans and Revolving Credit Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or, if less, the full amount of the assigning Lender's Term Loans and Revolving Credit Commitments (provided that assignments between Lenders shall have no minimum amount and assignments after the occurrence and during the continuance of an Event of Default shall not require the Borrower's consent regardless of the size of such assignment);

          (iii) the Administrative Agent and in the case of the assignment of Letter of Credit Obligations, the Issuing Banks shall each consent (which consent shall not unreasonably be withheld) to each such assignment and the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,000; provided, that such consent of the Administrative Agent shall not be required for any assignment made by a Lender to an Affiliate of such Lender; and

          (iv) With respect to any assignment made at a time when no Event of Default exists, the Borrower shall have

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

consented to such assignment, which consent shall not unreasonably be withheld or delayed; provided, that such consent of the Borrower shall not be required for any assignment made by a Lender to an Affiliate of such Lender.

Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution date thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder (including, in respect of the Collateral, all the rights and obligations of a Holder of Secured Obligations, as fully as if such assignee had been named as a Lender in accordance with the terms of this Agreement) and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10, 12.03 and 12.04, as well as to any fees accrued for its account hereunder and not yet paid.

          (v) With respect to a Registered Note, each assignment shall require compliance with the procedures of Section 2.14.

          (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other document, instrument or agreement executed or delivered in connection herewith or therewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, the Borrower or any of their respective Subsidiaries or the perfor-mance or observance by the Parent, the Borrower or any of their respective Subsidiaries of any of its obligations under any Transaction Document or any other instrument or document fur-nished pursuant hereto; (iii) such assignee confirms that it has

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

received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to
Article VI and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Accept-ance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Issuing Banks, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent, respectively, to take such action as an Administrative Agent and the Collateral Agent, respectively, on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c) The Administrative Agent shall maintain at its address referred to on Schedule A a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Administrative Agent's Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee, the Administrative Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of
Exhibit 1 and if the conditions for the assignment referred to in the Assignment and Acceptance and set forth in Section 12.02(a) have been met, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Administrative Agent's Loan Account and (iii) give prompt notice thereof to the Borrower.

          (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and Loans, participations in the Letters of Credit and its obligations to acquire such participations); provided, that (i) notice thereof is given to the Borrower and the Administrative Agent, (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,
(iii) such Lender shall remain solely responsible to the other

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

parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.03(f), 2.08, 2.09 and 2.10 to the same extent as if they were Lenders; provided, however, that no such participating bank or entity shall be entitled to receive any greater amount pursuant to such Sections than the Lender from which it purchased its participation would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such participating bank or entity had no transfer occurred, (v) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and
(vi) the holder of any such participation shall not be entitled to voting rights under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant whose interest would be affected thereby prior to any amendment or waiver of any provisions of this Agreement which would (A) extend the Revolving Credit Termination Date (except pursuant to Section 2.02(g)), the Tranche A Term Loan Termination Date, or the Tranche B Term Loan Termination Date, or the time of payment of interest or fees with respect to the Loans or Letter of Credit Obligations, (B) reduce the interest rate or any fees hereunder, or the principal amount of the Loans or the Letter of Credit Obligations, (C) increase the aggregate amount of any of the Commitments or the Loans of the Lender granting the participation, or increase such Lender's Pro Rata Share, Tranche A Pro Rata Share or Tranche B Pro Rata Share, (D) release all or substantially all of the Collateral, or (E) release the Parent Guaranty or any of the Subsidiary Guaranties (other than in connection with the sale of any Subsidiary of the Borrower, or all or substantially all of the assets of such Subsidiary, permitted by Section 8.02(a)).

          (f) Upon the acceptance by the Administrative Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that new Notes be issued to the Lender assignor and the Lender assignee by (i) providing written notice of such request to the Administrative Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Notes for cancellation and substitution. Promptly following receipt by the Borrower of any such notice, and verification from the Administrative Agent that the applicable Assignment and Acceptance shall have been accepted by the Administrative Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, new Notes to the order of the assignee and, if applicable, replacement Notes to the order of the Lender assignor, and such Notes shall equal the aggregate principal amount of such assigning Lender's Notes issued by the Borrower immediately prior to the acceptance by the

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

Administrative Agent of the applicable Assignment and Acceptance.
The Borrower shall immediately upon delivery of such new Note(s), cancel the original Notes delivered by the Lender assignor to the Borrower.

          (g) Notwithstanding anything herein to the contrary, each Lender may assign all or any portion of its rights under this Agreement as collateral security to the Federal Reserve Bank or any Governmental Authority succeeding to its functions.

          12.03.  Expenses.

          (a) Generally. Whether or not any Funding Date shall have occurred, Borrower agrees upon demand to pay, or reimburse the Administrative Agent and the Collateral Agent for all of their and any of their Affiliates' out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of attorneys and legal assistants, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants re-tained by the Administrative Agent or the Collateral Agent, and other travel, search and filing fees and expenses and all fees, taxes (except income and franchise taxes), assessments and duties incurred by any of them) incurred by the Administrative Agent or the Collateral Agent or their Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement and any amendments or waivers thereto (including, without limita-tion, the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV, the Collateral Documents and the other Transaction Documents or any amendment or waiver thereto and the making of the Loans hereunder; (ii) the cre-ation, perfection or protection of the Collateral Agent's Liens in the Collateral for the benefit of the Holders of Secured Obligations (including, without limitation, any fees and expenses for title and lien searches, filing and recording fees and taxes, trustee's fees, duplication costs and corporate search fees);
(iii) reasonable fees, expenses and disbursements of the Administrative Agent's and the Collateral Agent's legal counsel in connection with the administration of this Agreement, the Transaction Documents, the Loans and the Collateral; and (iv) the protection, collection or enforcement of any of the Obligations or the Collateral. In addition, the Borrower shall pay, or reimburse the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders for, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender prior to the occurrence of an Event of Default in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Parent, the Borrower, or any of their respective Subsidiaries and arising out of or in connection with the Transaction Documents.

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


          (b) After Default. The Borrower further agrees to pay, or reimburse the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees, expenses and disbursements (including allocated costs of internal counsel and costs of settlement) incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any of the Obligations or in fore-closing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Parent, the Borrower or any of their respective Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collect-ing, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under the Collateral Documents. Any payments made by the Borrower or received by the Administrative Agent or the Collateral Agent and applied as reimbursements for costs and expenses under this Section 12.03(b) shall be apportioned among the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders in the order of priority set forth in
Section 2.06.

          12.04. Indemnification and Waiver. The Borrower agrees: (a) to defend, protect, indemnify, and hold harmless the Administrative Agent, the Collateral Agent, the Issuing Banks and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (collectively called the "Indemnitees") from and against any and all liabilities, obliga-tions, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and

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

costs under federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Parent, the Borrower and of their respective Subsidiaries, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of the Parent, the Borrower or any of their respective Subsidiaries, the presence of asbestos-containing materials at any such Property, or the Release or threatened Release of any Contaminant into the environment from any such Property) in any manner relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents, the capitalization of the Borrower, the Lenders' Commitments, the making of, management of and participation in the Loans or the Letters of Credit, or the use or intended use of the Letters of Credit and the proceeds of the Loans hereunder (collectively, the "Indemnified Matters"); provided, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.03(f) or 2.08(d) or any other provision of this Agreement and (ii) Indemnified Matters caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a final judgment of a court of competent jurisdiction; and (b) to assert no claim against the Administrative Agent, the Collateral Agent, any of the Lenders, any of the Issuing Banks or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages, all of which claims, if any, are hereby waived. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding clause (a) may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 12.04 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

          12.05. Limitation of Liability. No claim may be made by the Borrower, any Lender or other Person against the Administrative Agent, the Collateral Agent, any Issuing Bank, or any Lender or the Affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith, and the Borrower and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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


          12.06.  Ratable Sharing; Defaulting Lender; Setoff.

          (a) Subject to Sections 2.06 and 12.06(b), the Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections 2.03(f), 2.04(b), 2.08(d), 2.09, 2.10, 2.13, 12.03 and 12.04),
equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Tranche A Pro Rata Shares and Tranche B Pro Rata Shares, as applicable, whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections 2.02(c), 2.03(f), 2.04(b), 2.08(d), 2.09, 2.10, 2.13, 12.03 and
12.04) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Agreement Obligations held by it which is greater than its appropriate pro rata share of the payments on account of the Agreement Obligations (excluding the fees described or referred to in Section 2.04), the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have been done simultaneously upon the receipt of such payment) in such Agreement Obligations owed to the others so that all such recoveries with respect to such Agreement Obligations shall be applied ratably in accordance with their Tranche A Pro Rata Shares and Tranche B Pro Rata Shares, as applicable; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.06(a) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          (b) In the event that any Lender fails to fund its Tranche A Pro Rata Share or Tranche B Pro Rata Share of any Borrowing requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such

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

Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (i) the foregoing provisions of this Section 12.06(b) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.03(c);

          (ii) any such Lender shall be deemed to have cured its failure to fund its Tranche A Pro Rata Share or Tranche B Pro Rata Share, as applicable, of any Borrowing at such time as an amount equal to such Lender's original Tranche A Pro Rata Share or Tranche B Pro Rata Share, as applicable, of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 12.06(b), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Tranche A Pro Rata Share or Tranche B Pro Rata Share, as applicable, of any Borrowing ("Cure Loans") shall bear interest at the rate applicable to Tranche A Base Rate Loans or Tranche B Base Rate Loans, as applicable, under Section 2.03 in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;

          (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the terms of Section 2.06, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro
     Rata Loans or Cure Loans and, third, ratably to Base
     Rate Loans constituting Cure Loans;

          (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Tranche A

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

     Pro Rata Share or Tranche B Pro Rata Share, as applicable, of any Borrowing and the termination of the Commitments, the term "Requisite Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Tranche A Pro Rata Shares or Tranche B Pro Rata Shares, as applicable, of such Borrowing have not been so cured) whose Pro Rata Shares represent more than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders, and the term "Supermajority Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Tranche A Pro Rata Shares or Tranche B Pro Rata Shares, as applicable, if such Borrowing have not been so cured) whose Pro Rata Shares represent more than sixty-six and two-thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; and

          (vi) for so long as and until any such Lender's failure to fund its Tranche A Pro Rata Share or Tranche B Pro Rata Share, as applicable, of any Borrowing is cured in accordance with Section 12.06(b)(ii), (A) such Lender shall not be entitled to any Commitment Fees with respect to its Commitment and (B) the Commitment Fee shall accrue in favor of the Lenders which have funded their respective Tranche A Pro Rata Shares or Tranche B Pro Rata Shares, as applicable, of such requested Borrowing, shall be allocated among such performing Lenders ratably based upon their relative Commitments, and shall be calculated based upon the average amount by which the aggregate Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus, (III) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.06 with respect to undrawn and outstanding Letters of Credit.

          (c) In addition to any Liens granted to the Collateral Agent, the Issuing Banks or Lenders and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of any Event of Default, each Lender and Issuing Bank is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or Issuing

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

Bank to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to that Lender or Issuing Bank including, but not limited to, all Loans and Reimbursement Obligations and all claims of any nature or description arising out of or connected with this Agreement or any of the other Loan Documents, irrespective of whether or not
(i) that Lender or Issuing Bank shall have made any demand hereunder or (ii) the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article X and although said obligations and liabilities, or any of them, may be contingent or unmatured.

          12.07. Amendments and Waivers. No amendment or modi-fication of any provision of this Agreement shall be effective without the written agreement of the Requisite Lenders and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that waivers or amendments with respect to prepayments required pursuant to Section 2.05 (other than a prepayment required from the proceeds of insurance upon the loss, damage or destruction of any asset exceeding $20,000,000) shall not be effective without the written concurrence of the Supermajority Lenders and except that any amendment, modification, or waiver of any provision of this Agreement which would (i) extend the time of expiration or termination of any of the Commitments (other than pursuant to Section 2.02(g)) or the Tranche A Term Loan Termination Date or the Tranche B Term Loan Termination Date or the time of payment of principal on any Loan or the Reimbursement Obligations, interest thereon or fees (provided that any amendment, modification or waiver with respect to any of the prepayments required pursuant to Section 2.05 that results in a reduction in the amount of any such prepayment applied to any particular scheduled amortization payment of the Term Loans shall be deemed not to be such an extension of time of payment), including, without limitation by any amendment to or waiver of Section 10.02(a), (ii) reduce the interest rate, the amount of any fees, indemnities or reimbursements hereunder, or the principal amount of the Loans or the Letters of Credit Obligations including, without limitation by any amendment to or waiver of Section 10.02(a), (iii) increase the amount of any of the Lenders' Commitments or increase any Lender's Tranche A Pro Rata Share, Tranche B Pro Rata Share, or Pro Rata Share, (iv) release the security interest of the Holders of Secured Obligations in all or substantially all of the Collateral, (v) release the Parent Guaranty or any of the Subsidiary Guaranties or any party thereto (other than in connection with the sale of any Subsidiary of the Borrower, or all or substantially all of the assets of such Subsidiary, permitted by Section 8.02(a)), (vi) alter the provisions of Section 2.06(b) which prescribe the ratable sharing

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

between Tranche A Term Loans and Trance B Term Loans of all prepayments required pursuant to Section 2.05 or (vii) amend the definitions of "Requisite Lenders," "Tranche A Pro Rata Share", "Tranche B Pro Rata Share", "Pro Rata Share", "Supermajority Lenders", the provisions of Section 2.01(b), 2.02(g), 3.02, 3.04 or 3.06 the next to the last sentence of Section 12.15 or the provisions contained in Section 12.06 or in this Section 12.07 or the parties whose consent is required for action hereunder or under the other Loan Documents, shall be effective only if evi-denced by a writing signed by or on behalf of all Lenders. Notwithstanding the foregoing, with the written approval of the Supermajority Lenders, individual Lenders may agree to defer interim amortization payments due to such Lenders with respect to the Term Loans, provided, however, that each Lender that votes against such deferral shall receive such payments on each scheduled interim amortization date as required pursuant to
Section 2.01(c). No amendment, modification, termination, or waiver of any provision of Article XI or any other provision referring to the Administrative Agent or the Collateral Agent shall be effective without the written concurrence of the Administrative Agent or the Collateral Agent, as applicable. No amendment, modification, termination or waiver of any provision of Article III shall be effective without the written consent of all of the Issuing Banks. The Administrative Agent and the Collateral Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.07 shall be binding on each assignee, transferee or recipient of a Lender's Commitments or Loans, each future assignee, transferee, recipient of a Lender's Commitments or Loans, and, if signed by the Borrower, on the Borrower.

          12.08. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to the Administrative Agent shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 12.08) shall be as set forth in Schedule A or on the applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a

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

written notice to all of the other parties.

          12.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acqui-escence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

          12.10. Termination. Upon the termination in whole of the Commitments pursuant to the terms of this Agreement, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders and the Issuing Banks an amount equal to any and all Agreement Obligations then outstanding.

          12.11.  Marshalling; Recourse to Security; Payments
Set Aside. Neither any Lender nor the Collateral Agent nor the Administrative Agent shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Collateral Agent or the Lenders enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          12.12. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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
         12.13. Headings. Article and Section headings in this Agreement and in the Table of Contents hereto are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          12.14. GOVERNING LAW. THE ADMINISTRATIVE AGENT HEREBY ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF, THE COLLATERAL AGENT AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE AMONG THE BORROWER, THE PARENT AND THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANKS, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          12.15. Successors and Assigns; Subsequent Holders of Notes. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitments of any Lender (to the extent such assignment or transfer is effected in accordance with Section 12.02), and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Borrower's rights or any interest therein hereunder, and the Borrower's duties and Obligations hereunder, may not be assigned without the written consent of all of the Lenders. All of the Borrower's obligations and duties under this Agreement and under each of the other Loan Documents shall be binding upon each of the Borrower's successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for the Borrower.

          12.16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS;
JURY TRIAL.

          (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO

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

THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF
THE COURT CONSIDERING THE DISPUTE.

          (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANKS OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

          (C) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, THE BORROWER'S REGISTERED ADMINISTRATIVE AGENT, WHOSE ADDRESS IS 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS THE BORROWER'S ADMINISTRATIVE AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT; PROVIDED THAT NOTICE OF ANY SUCH SERVICE IS CONCURRENTLY THEREWITH DELIVERED TO BORROWER PURSUANT TO SECTION 12.08. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

          (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (E)  WAIVER OF BOND.  THE BORROWER WAIVES THE POSTING
OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION
WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE
COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY

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

COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          (F)  ADVICE OF COUNSEL.  EACH OF THE PARTIES REPRESENTS
TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT
AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 12.16, WITH ITS
COUNSEL.

          12.17. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each of the Borrower, each Lender, the Collateral Agent, the Issuing Banks and the Administrative Agent on the date when all of such parties have duly executed and delivered this Agreement to each other (delivery by the Parent and the Parent and the Borrower to the Lenders and by any Lender to the Borrower and any other Lender being deemed to have been made by delivery to the Administrative Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

          12.18. Performance of Obligations. The Borrower agrees that the Administrative Agent and the Collateral Agent may each, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document or take any other action which the Administrative Agent or the Collateral Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (i) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral, (ii) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (iii) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent or the Collateral Agent, as applicable, shall use its best efforts to give the Borrower notice of any action taken under this Section 12.18 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Administrative Agent or the Collateral Agent, as applicable, upon demand, the principal amount of all funds advanced by the Administrative Agent or the

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

Collateral Agent under this Section 12.18, together with interest thereon at the rate from time to time applicable to Tranche A Base Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 12.18 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent or the Collateral Agent, as applicable, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent or the Collateral Agent, as applicable, by such Lender within one
(1) Business Day after the Administrative Agent's or Collateral Agent's demand therefor, the Administrative Agent or Collateral Agent, as applicable, will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate (as such term is defined in the definition of Alternate Base Rate) for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent or Collateral Agent, as applicable, its Pro Rata Share of any such unreimbursed advance under this Section
12.18 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent or Collateral Agent, as applicable, such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent or Collateral Agent, as applicable. All outstanding principal of, and interest on, advances made under this Section 12.18 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

















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


          12.19.  ENTIRE AGREEMENT.  THIS WRITTEN CREDIT
AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AS TO
ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF
PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE
PARTIES.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.


          IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

                         EAGLE INDUSTRIAL PRODUCTS CORPORATION,
                              as Borrower

                         By:\s\ Gus J. Athas
                              Name: Gus J. Athas
                              Title: Vice President


                         CHEMICAL BANK,
                              as Administrative Agent

                         By:\s\ Lisa D. Benitez
                              Name: Lisa D. Benitez
                              Title: Vice President


                         CITICORP NORTH AMERICA, INC.,
                              as Collateral Agent

                         By:\s\ Jon R. Hinard
                              Name: Jon R. Hinard
                              Title: Vice President

Revolving Credit Commitment            CHEMICAL BANK
   $13,125,000

Tranche A Term Loan Commitment         By:    /s/ Lisa D. Benitez
   $21,875,000                                ------------------
                                       Name:  Lisa D. Benitez
Tranche B Term Loan Commitment                ------------------
   $22,000,000                         Title: Vice President
                                              ------------------

Revolving Credit Commitment            CITICORP USA, INC.
   $13,125,000

Tranche A Term Loan Commitment         By:    /s/ Colin M. Cohen
   $21,875,000                                ------------------
                                       Name:  Colin M. Cohen
Tranche B Term Loan Commitment                ------------------
   $2,000,000                          Title: Attorney-In-Fact
                                              ------------------

Revolving Credit Commitment            PNC BANK, NATIONAL ASSOCIATION
   $13,125,000

Tranche A Term Loan Commitment         By:    /s/ William S. Richards, Jr.
   $21,875,000                                ----------------------------
                                       Name:  William S. Richards, Jr.
Tranche B Term Loan Commitment                ----------------------------
   $0                                  Title: Assistant Vice President
                                              ----------------------------

Revolving Credit Commitment            FIRST NATIONAL BANK OF BOSTON
   $7,500,000

Tranche A Term Loan Commitment         By:    /s/ Timothy M. Barns
   $12,500,000                                --------------------
                                       Name:  Timothy M. Barns
Tranche B Term Loan Commitment                --------------------
   $5,000,000                          Title: Managing Director
                                              --------------------

Revolving Credit Commitment            THE BANK OF NEW YORK
   $7,500,000

Tranche A Term Loan Commitment         By:    /s/ R. Wes Towns
   $12,500,000                                -----------------
                                       Name:  R. Wes Towns
Tranche B Term Loan Commitment                -----------------
   $0                                  Title: Vice President
                                              -----------------

Revolving Credit Commitment            CAISSE NATIONALE DE CREDIT
   $7,500,000                            AGRICOLE

Tranche A Term Loan Commitment         By:    /s/ David Souhl, F.V.P.
   $12,500,000                                ----------------------------
                                       Name:  David Souhl
Tranche B Term Loan Commitment                ----------------------------
   $0                                  Title: Head of Corporate Banking
                                                     Chicago
                                              ----------------------------
                                    -146-

Revolving Credit Commitment            DRESDNER BANK AG CHICAGO BRANCH
                                          AND GRAND CAYMAN BRANCH
   $7,500,000

Tranche A Term Loan Commitment         By:    /s/ E.R. Holder   John H. Schaus
   $12,500,000                                --------------------------------
                                       Name:  E.R. Holder    John H. Schaus
Tranche B Term Loan Commitment                --------------------------------
   $0                                  Title: SVP            FVP
                                              --------------------------------

Revolving Credit Commitment            NATIONSBANK OF NORTH CAROLINA, N.A.
   $7,500,000

Tranche A Term Loan Commitment         By:    /s/ Michael S. Zehfuss
   $12,500,000                                ----------------------------
                                       Name:  Michael S. Zehfuss
Tranche B Term Loan Commitment                ----------------------------
   $0                                  Title: Vice President
                                              ----------------------------

Revolving Credit Commitment            FIRST BANK NATIONAL ASSOCIATION
   $ 7,500,000

Tranche A Term Loan Commitment         By:    /s/ Megan G. Mourning
   $12,500,000                                ---------------------
                                       Name:  Megan G. Mourning
Tranche B Term Loan Commitment                ---------------------
   $0                                  Title: Vice President
                                              ---------------------

Revolving Credit Commitment         BANQUE PARIBAS
   $7,500,000

Tranche A Term Loan Commitment      By:    /s/ O. Gurwood Lisp      Peter Toal
   $12,500,000                            -------------------------------------
                                    Name:      O. Gurwood Lisp      Peter Toal
Tranche B Term Loan Commitment            -------------------------------------
   $0                               Title:     Vice President  Regional General
                                                                   Manager
                                          -------------------------------------

Revolving Credit Commitment            CREDIT LYONNAIS CAYMAN ISLAND BRANCH
   $7,500,000

Tranche A Term Loan Commitment         By:    /s/ W. Michael George
   $12,500,000                                ---------------------
                                       Name:  W. Michael George
Tranche B Term Loan Commitment                ---------------------
   $0                                  Title: Vice President
                                              ---------------------

Revolving Credit Commitment            THE LONG-TERM CREDIT BANK OF
                                        JAPAN, LTD. CHICAGO BRANCH
   $7,500,000

Tranche A Term Loan Commitment         By:    /s/ Mr. Masahiro Suvama
   $12,500,000                                -----------------------
                                       Name:  Mr. Masahiro Suvama
Tranche B Term Loan Commitment                -----------------------
   $0                                  Title: General Manager
                                              -----------------------

Revolving Credit Commitment            BARCLAYS BANK PLC
   $5,625,000

Tranche A Term Loan Commitment         By:    /s/ Olga Georgiev
   $9,375,000                                 -----------------
                                       Name:  Olga Georgiev
Tranche B Term Loan Commitment                -----------------
   $0                                  Title: Director
                                              -----------------

Revolving Credit Commitment            HARRIS TRUST & SAVINGS BANK
   $5,625,000

Tranche A Term Loan Commitment         By:    /s/ Emilia D. Menso
   $9,375,000                                ----------------------------
                                       Name:  Emilia D. Menso
Tranche B Term Loan Commitment                ----------------------------
   $0                                  Title: Vice President
                                              ----------------------------

Revolving Credit Commitment            NATIONAL CANADA FINANCE CORP.
   $5,625,000

Tranche A Term Loan Commitment         By:    /s/ K. Craig Gallehugh
                                              /s/ Steven L. Slack
   $9,375,000                                ----------------------------
                                       Name:  K. Craig Gallehugh
                                              Steven L. Slack
Tranche B Term Loan Commitment                ----------------------------
   $0                                  Title: Vice President
                                              V.P. & Manager
                                              ----------------------------

Revolving Credit Commitment            THE NORTHERN TRUST COMPANY
   $3,750,000

Tranche A Term Loan Commitment         By:    /s/ Kelly L. Otto
   $6,250,000                                ---------------------------
                                       Name:  Kelly L. Otto
Tranche B Term Loan Commitment                --------------------------
   $0                                  Title: Commercial Banking Officer
                                              --------------------------
                                    -156-

Revolving Credit Commitment            MIDLANTIC NATIONAL BANK
   $3,750,000

Tranche A Term Loan Commitment         By:    /s/ M. Lynn Conover
   $6,250,000                                ----------------------------
                                       Name:  M. Lynn Conover
Tranche B Term Loan Commitment                ----------------------------
   $0                                  Title: Assistant Vice President
                                              ----------------------------

Revolving Credit Commitment            CONTINENTAL BANK N.A.
   $3,750,000

Tranche A Term Loan Commitment         By:    /s/ John J. Comernolle
   $6,250,000                                ----------------------------
                                       Name:  John J. Comernolle
Tranche B Term Loan Commitment                ----------------------------
   $0                                  Title: Vice President
                                              ----------------------------

Revolving Credit Commitment            EATON VANCE PRIME RATE RESERVES
   $0

Tranche A Term Loan Commitment         By:    /s/ Barbara Campbell
   $0                                         ----------------------------
                                       Name:  Barbara Campbell
Tranche B Term Loan Commitment                ----------------------------
   $8,000,000                          Title: Assistant Treasurer
                                              ----------------------------

Revolving Credit Commitment            PILGRIM PRIME RATE TRUST
   $0

Tranche A Term Loan Commitment         By:    /s/ Michael D. Hatley
   $0                                         ----------------------------
                                       Name:  Michael D. Hatley
Tranche B Term Loan Commitment                ----------------------------
   $8,000,000                          Title: Assistant Portfolio Manager
                                              ----------------------------

Revolving Credit Commitment            PROTECTIVE LIFE INSURANCE COMPANY
   $0

Tranche A Term Loan Commitment         By:    /s/ Mark K. Skode
   $0                                         ----------------------------
                                       Name:  Mark K. Skode
Tranche B Term Loan Commitment                ----------------------------
   $8,000,000                          Title: Principal Protection Asset
                                                Management Co.
                                              ----------------------------

Revolving Credit Commitment            VAN KAMPEN MERRITT PRIME
                                         RATE INCOME TRUST
   $0

Tranche A Term Loan Commitment         By:    /s/ Jeffrey W. Maillet
   $0                                         ----------------------------
                                       Name:  Jeffrey W. Maillet
Tranche B Term Loan Commitment                ----------------------------
   $8,000,000                          Title: Vice Pres. & Portfolio Mgr.
                                              ----------------------------

Revolving Credit Commitment            CRESCENT/MACH 1 PARTNERS, L.P.

   $0                                  By its General Partner

Tranche A Term Loan Commitment         CRESCENT MACH 1 G.P. CORPORATION

   $0                                  By its attorney-in-fact

Tranche B Term Loan Commitment         CRESCENT CAPITAL CORPORATION
   $4,000,000
                                       By:    /s/ Chester
                                              ----------------------------
                                       Name:  Chester
                                              ----------------------------
                                       Title: Vice President
                                              ----------------------------

                                                        EAGLE INDUSTRIES, INC.
                                                                Execution Copy



                                    GUARANTY



          This GUARANTY ("Guaranty") is made as of the 31st day of January, 1994, by EAGLE INDUSTRIES, INC., a Delaware corporation ("Guarantor"), in favor of the "Agents" and the "Lenders" as such terms are defined below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement referred to below.

                              W I T N E S S E T H:

          WHEREAS, pursuant to that certain Credit Agreement of even date herewith among Eagle Industrial Products Corporation, a Delaware corporation ("Borrower"), the financial institutions listed on the signature pages thereof and each other financial institution that from time to time becomes a party thereto in accordance with Section 12.02(a) thereof (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders") Chemical Bank, as administrative agent for the Lenders (the "Administrative Agent"), and Citicorp North America, Inc., as collateral agent (together with the Administrative Agent, the "Agents") (such Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, being referred to herein as the "Credit Agreement"), the Lenders have agreed to make certain loans and to extend other financial accommodations to Borrower;

          WHEREAS, Borrower is a direct wholly-owned Subsidiary of Guarantor, and Guarantor will derive both direct and indirect benefits from the loans and other financial accommodations made pursuant to the Credit Agreement; and

          WHEREAS, as a condition to the Lenders' and the Agents' willingness to enter into the Credit Agreement and the Lenders' willingness to make loans and to extend other financial accommodations to Borrower under the Credit Agreement, the Lenders have required that Guarantor enter into this Guaranty;

          NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

          1. Guaranty. (a) For value received and in consideration of any loan, advance or financial accommodation of any kind whatsoever heretofore, now or hereafter made, given or granted to Borrower by the Lenders, Guarantor unconditionally and irrevocably guarantees for the benefit of the Agents and each of the Lenders the full and prompt payment when due (whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter) and the performance of (i) all of the Obligations of Borrower to the Lenders under the Credit Agreement (including, without limitation, interest accruing following the filing of a bankruptcy petition by or against Borrower, at the applicable rate specified in the Credit Agreement, whether or not such interest is allowed as a claim in bankruptcy) and (ii) all other Obligations of Borrower to either Agent or any Lender under the Loan Documents (the Obligations of Borrower which are described in clauses (i) and (ii) of this Section 1(a) are hereinafter referred to collectively as the "Obligations").

          (b) At any time after the occurrence and during the continuance of an Event of Default, Guarantor shall pay to the Administrative Agent, for the benefit of the Agents and the Lenders, on demand by the Administrative Agent and in immediately available funds, the full amount of the Obligations then due and payable. Guarantor further agrees to pay to the Administrative Agent, for the benefit of the Agents and the Lenders, as applicable, and reimburse the Administrative Agent for the benefit of the Agents and the Lenders, as applicable, for, on demand and in immediately available funds, (i) all losses, fees, reasonable costs and expenses of the type and to the extent permitted under Section 12.03 of the Credit Agreement (including, without limitation, all court costs and reasonable attorneys' and paralegals' fees, costs and expenses) paid or incurred by either Agent or any of the Lenders in: (1) endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, Borrower or any other Person relating to the Credit Agreement, this Guaranty, the other Loan Documents or the transactions contemplated thereby; (2) taking any action with respect to any security or collateral securing the Obligations or obligations of Guarantor hereunder; and (3) preserving, protecting or defending the enforceability of, or enforcing, this Guaranty or their respective rights hereunder (all such costs and expenses described in clauses (1) through (3) of this
Section 1(b)(i) are hereinafter referred to as the "Expenses") and (ii) interest on the Expenses, from the date of demand under this Guaranty until paid in full at the Default Rate described in
Section 2.03(d) of the Credit Agreement (the "Interest Rate") (all such Obligations and other indebtedness, liabilities and obligations set forth in this Section 1 being hereinafter collectively referred to as the "Guaranteed Obligations"). Guarantor hereby agrees that this Guaranty is an absolute guaranty of payment and is not a guaranty of collection.

          2. Obligations Unconditional. Guarantor hereby agrees that its obligations under this Guaranty shall be unconditional, irrespective of:

          (i) the validity, enforceability, avoidance, assignment or subordination of any of the Guaranteed Obligations or any of the Loan Documents;

          (ii) the absence of any attempt by, or on behalf of, any Lender or either Agent to collect, or to take any other action to enforce, all or any part of the Guaranteed
     Obligations whether from or against Borrower, any other guarantor or any other Person;

          (iii) the election of any remedy by, or on behalf of, any Lender or either Agent with respect to all or any part of the Guaranteed Obligations;

          (iv) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Obligations, or the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender or either Agent with respect to any provision of any of the Loan Documents;

          (v) the failure of either Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for any or any part of the Guaranteed Obligations;

          (vi) the election by, or on behalf of, either Agent or any one or more of the Lenders, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the "Bankruptcy Code"), of the application of Section 1111(b)(2) of the Bankruptcy Code;

          (vii) any borrowing or grant of a security interest by Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code;

          (viii) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Lenders or the Agents for repayment of all or any part of the Guaranteed Obligations;

          (ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Borrower or Guarantor; or

          (x) any change, restructuring or termination of or to the corporate structure or existence of Borrower or Guarantor, or any restructuring or refinancing of all or any portion of the Guaranteed Obligations.

          3. Enforcement; Application of Payments. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may proceed directly and at once against Guarantor to obtain performance of and to collect and recover the full amount, or any portion, of the Guaranteed Obligations, without first proceeding against Borrower or any other guarantor, or any other Person, or against any security or collateral for the Guaranteed Obligations. Subject only to the terms and provisions of the Credit Agreement, the Administrative Agent shall have the exclusive right to determine the application of payments and credits, if any, from Guarantor, Borrower or any other Person on account of the Guaranteed Obligations or any other liability of Guarantor to any Lender or either Agent.

          4. Waivers. (i) Guarantor hereby waives promptness, diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of Borrower, protest or notice with respect to any or any part of the Guaranteed Obligations, all setoffs and permissive counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty or any other guaranty, the benefits of all statutes of limitation, the benefits of any statute the effect of which would require the Agent or any Lender to first proceed against Borrower, any other guarantor or any other Person to enforce or collect all or any portion of the Guaranteed Obligations before proceeding against Guarantor for the enforcement of Guarantor's obligations and indebtedness hereunder, and all other demands whatsoever (and shall not require that the same be made on Borrower or Guarantor as a condition precedent to the obligations of Guarantor hereunder), and covenants that this Guaranty will not be discharged, except by indefeasible payment and performance in full of all of the Guaranteed Obligations and any other obligations contained herein. Guarantor further waives all notices of the existence, creation or incurring of new or additional indebtedness, arising either from additional loans extended to Borrower or otherwise, and also waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Guaranteed Obligations is due, notices of any and all proceedings to collect from the maker, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, or from any other Person, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to either Agent or any Lender to secure payment of all or any part of the Guaranteed Obligations. Guarantor further waives any requirement that either Agent or any Lender protect, secure, perfect or insure any security interest or exhaust any right to take action against Borrower or any other Person or any collateral.

          (ii) Guarantor understands that it shall be liable for the full amount of its liability under this Guaranty, notwithstanding foreclosure of any real property securing all or any part of the Guaranteed Obligations by trustee sale or any other reason impairing the right, if any, of Guarantor, either Agent or any of the Lenders to proceed against Borrower, any other guarantor or Borrower's or such guarantor's property. Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under Section 2809 of the California Civil Code (or any similar law in any other jurisdiction)
                                     -4-
purporting to reduce a guarantor's obligation in proportion to the principal obligation. Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under:
(a) Section 580a of the California Code of Civil Procedure (or any similar law in any other jurisdiction) purporting to limit the amount of any deficiency judgment which might be recoverable following the occurrence of a trustee's sale under a deed of trust, (b) Section 580b of the California Code of Civil Procedure (or any similar law in any other jurisdiction) providing that no deficiency may be recovered on a real property purchase money obligation, (c) Section 580d of the California Code of Civil Procedure (or any similar law in any other jurisdiction) providing that no deficiency may be recovered on a note secured by a deed of trust on real property in case such real property is sold under the power of sale contained in such deed of trust, and
(d) Section 726 of the California Code of Civil Procedure (or any similar law in any other jurisdiction) providing that only one form of action may be maintained to enforce a mortgage on real property or indebtedness secured by a mortgage on real property, if such sections, or any of them, have any application hereto. Guarantor agrees that any election of remedies which might result in the impairment of either Agent's or any Lender's right to seek a deficiency judgment shall not impair the obligation of Guarantor to pay the full amount of the Guaranteed Obligations or any other obligations contained herein. In addition, Guarantor hereby waives, to the fullest extent permitted by law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits under California Civil Code Sections 2810, 2819, 2839, 2845, 2849, 2850, 2899, and 3433 (and
any similar law in any other jurisdiction).

          (iii) Guarantor agrees that, notwithstanding the foregoing and without limiting the generality of the foregoing, if, after the occurrence and during the continuance of an Event of Default, either Agent or any Lender is prevented by applicable law from exercising its rights to accelerate the maturity of the Obligations, to collect interest on the Obligations, or to enforce or exercise any other right or remedy with respect to the Obligations, or either Agent is prevented from taking any action to realize on the Collateral, Guarantor agrees to pay to the Administrative Agent for the account of the Agents and the Lenders, upon demand therefor, the amount which otherwise would have been due and payable had such rights and remedies been permitted to be exercised by such Agent or such Lender.

          (iv) The Lenders, either themselves or acting through the Agents, are hereby authorized, without notice or demand and without affecting the liability of Guarantor hereunder, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Guaranteed Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (b) to accept partial payments on all or any part of the Guaranteed Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Guaranteed Obligations, this Guaranty, or any other guaranty of all or any part of the Guaranteed Obligations or other liabilities of Borrower or any other guarantor, (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Guaranteed Obligations, this Guaranty, any other guaranty of all or any part of the Guaranteed Obligations, and any security or collateral for the Guaranteed Obligations or for any such guaranty; or (g) to the extent permitted under the Credit Agreement, to assign all or any portion of their rights and interests in the Guaranteed Obligations and/or any collateral or other security therefor to any Person. Any of the foregoing may be done in any manner, without affecting or impairing the obligations of Guarantor hereunder.

          5. Financial Information. Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower and any endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and Guarantor hereby agrees that none of the Lenders or the Agents shall have any duty to advise Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Lender or either Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to Guarantor, such Lender or Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Lender or Agent pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to Guarantor.

          6. No Marshalling; Reinstatement. Guarantor consents and agrees that none of the Lenders or the Agents nor any Person acting for or on behalf of the Lenders or the Agents shall be under any obligation to marshall any assets in favor of Guarantor or against or in payment of any or all of the Guaranteed Obligations. Guarantor further agrees that, to the extent that Borrower or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender or either Agent, or any Lender or either Agent receives any proceeds of Collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Borrower, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

          7. Waiver of Subrogation. GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS OF SUBROGATION (WHETHER CONTRACTUAL, UNDER SECTION 509 OF THE BANKRUPTCY CODE, UNDER COMMON LAW, OR OTHERWISE) TO THE CLAIMS OF THE LENDERS OR THE AGENTS AGAINST BORROWER AND ALL CONTRACTUAL, STATUTORY OR COMMON LAW RIGHTS OF CONTRIBUTION, REIMBURSEMENT, INDEMNIFICATION AND SIMILAR RIGHTS AND "CLAIMS" (AS SUCH TERM IS DEFINED IN THE BANKRUPTCY CODE) AGAINST BORROWER WHICH ARISE IN CONNECTION WITH, OR AS A RESULT OF, THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS OR PAYMENT BY GUARANTOR OF ANY OF THE GUARANTEED OBLIGATIONS.

          8. Subordination. Guarantor agrees that any and all claims of Guarantor against Borrower or any endorser or any other guarantor of all or any part of the Obligations, or against any of their respective properties, shall be subordinate and subject in right of payment to the prior payment, in full, of all of the Guaranteed Obligations. Notwithstanding any right of Guarantor to ask, demand, sue for, take or receive any payment from Borrower or any other guarantor, all rights, liens and security interests of Guarantor, whether now or hereafter arising and howsoever existing, in any assets of Borrower or any other guarantor (whether constituting part of the security or collateral given to the Collateral Agent, for the benefit of the Agents and the Lenders, to secure payment of all or any part of the Guaranteed Obligations or otherwise) shall be and hereby are subordinated to the rights of the Agents and the Lenders in those assets. Guarantor shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations are indefeasibly paid and performed in full and all financing arrangements between Borrower and the Lenders have been terminated. If all or any part of the assets of Borrower or any other guarantor, or the proceeds thereof, are subject to any distribution, division or application to creditors, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business or all of the assets of Borrower or any other guarantor are sold, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of Borrower or any other guarantor to Guarantor ("Guarantor Indebtedness") shall be paid or delivered directly to the Administrative Agent, for the benefit of the Agents and the Lenders for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations are indefeasibly paid and performed in full. Guarantor irrevocably authorizes and empowers the Administrative Agent to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of Guarantor such proofs of claim and take such other action, in the Administrative Agent's own name or in the name of Guarantor or otherwise, as the Administrative Agent may deem necessary or advisable for the enforcement of this Guaranty. The Administrative Agent may vote such proofs of claim in any such proceeding, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and apply the same on account of any of the Guaranteed Obligations. Should any payment, distribution, security or instrument or proceeds thereof be received by Guarantor upon or with respect to the Guarantor Indebtedness prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements between Borrower and the Lenders, Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Agents and the Lenders and shall forthwith deliver the same to the Administrative Agent, in precisely the form received (except for the endorsement or assignment of Guarantor where necessary), for application on any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by Guarantor as the property of the Administrative Agent for the benefit of the Agents and the Lenders. If Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are hereby irrevocably authorized to make the same. Guarantor agrees that until the Guaranteed Obligations are indefeasibly paid and performed in full and all financing arrangements between Borrower and the Lenders have been terminated, Guarantor will not assign or transfer to others any claim Guarantor has or may have with respect to any Guarantor Indebtedness.

          9. Enforcement; Amendments; Waivers. No delay on the part of any of the Lenders or either Agent in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Guaranteed Obligations, the Collateral or any other guaranty of or security for all or any part of the Guaranteed Obligations, shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. The remedies set forth herein are cumulative and not exclusive of any remedies provided by law or the other Loan Documents. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Lenders or either Agent, except as expressly set forth in a writing duly signed and delivered in accordance with the provisions of Section 12.07 of the Credit Agreement. Failure by any of the Lenders or either Agent at any time or times hereafter to require strict performance by Borrower, Guarantor, any other guarantor of all or any part of the Guaranteed Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to either Agent or any Lender shall not waive, affect or diminish any right of such Agent or such Lender at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of either Agent or any Lender, or their respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to Borrower or Guarantor, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under Section 12.07 of the Credit Agreement. No waiver of any Event of Default by either Agent or any Lender shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by either Agent or any Lender permitted hereunder shall in any way affect or impair either Agent's or any Lender's rights and remedies or the obligations of Guarantor under this Guaranty.
Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by Borrower or Guarantor to any of the Lenders or either Agent shall be conclusive and binding on Guarantor irrespective of whether Guarantor was a party to the suit or action in which such determination was made.

          10. Representations and Warranties. Guarantor hereby represents and warrants to the Lenders and the Agents that:

          (a) Organization; Corporate Powers. Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had and will not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the trans-actions contemplated by the Transaction Documents.

          (b) Authority. (i) Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.

               (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Trans-action Documents to which it is party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Guarantor, and no other corporate proceedings on the part of Guarantor are necessary to consummate such transactions.

               (iii) Each of the Transaction Documents to which Guarantor is a party has been duly executed and delivered (or filed or recorded, as the case may be) by Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles), is in full force and effect (unless terminated in accordance with the terms thereof) and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein without the prior written consent of the Administrative Agent and the Requisite Lenders or, where so required, the Supermajority Lenders or all of the Lenders, and Guarantor has performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by Guarantor on or before the effective date thereof, and no default by Guarantor exists thereunder.

          (c) No Conflict. The execution, delivery and perfor-mance of each Transaction Document to which it is a party by Guarantor and each of the transactions contemplated thereby do not and will not (i) conflict with or violate Guarantor's Certificate of Incorporation or By-Laws, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation applicable to or binding on Guarantor, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or under the Indenture dated July 1, 1993, between Guarantor and Harris Trust and Savings Bank, as Trustee, pursuant to which the Senior Deferred Coupon Notes were issued, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of Guarantor (other than Liens in favor of the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations, arising pursuant to the Loan Documents), or (iv) require any approval of stockholders of Guarantor, except such approvals that have been obtained.

          11. Covenants. Guarantor covenants and agrees that so long as any Guaranteed Obligations shall remain outstanding:

          (a) Corporate Existence, Etc. Guarantor shall, at all times, (i) maintain its corporate existence and preserve and keep in full force and effect its material rights and franchises, and
(ii) qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure so to qualify does not have and is not reasonably likely to have a Material Adverse Effect.

          (b) Compliance with Laws. Guarantor shall comply with all Requirements of Law and all Contractual Obligations affecting it or its business, properties, assets or operations, except where the failure so to comply does not have and is not reasonably likely to have a Material Adverse Effect.

          (c) Inspection of Property; Books and Records; Discussions. Guarantor shall permit any authorized representative(s) designated by the Administrative Agent or the Collateral Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such reasonable visitation and inspection made by or on behalf of the Administrative Agent or the Collateral Agent shall be at Guarantor's expense.

          (d) Compliance Certificate. Guarantor shall deliver to the Administrative Agent, together with each delivery of the financial statements for the Consolidated Parent Group pursuant to Section 6.01(a) and (b) of the Credit Agreement, a certificate
(i) demonstrating in reasonable detail compliance during such accounting periods with the indebtedness covenant set forth in Annex A hereto and (ii) stating that such financial statements present fairly the financial position of the Consolidated Parent Group as at the dates indicated and the results of their operations and changes in their cash flows for the periods indicated in conformity with GAAP or Agreement Accounting Principles, as applicable (except as otherwise noted therein), consistently applied. In addition, Guarantor shall, at any time that Indebtedness (as defined in Annex A) is incurred pursuant to subsection (a)(i) of Annex A, deliver to the Administrative Agent a certificate demonstrating in reasonable detail compliance with the required Interest Coverage Ratio (as defined in Annex A).

          (e) Prepayment Events. Guarantor agrees, in connection with any Prepayment Event arising as a result of the issuance by Guarantor of any debt or equity securities as described in clause (ii), (iii) or (iv) of the definition of "Prepayment Event" in Section 1.01 of the Credit Agreement, as promptly as practicable to take any necessary action required on the part of Guarantor to permit and enable Borrower to comply with Section 2.05(b)(iii) or (iv) of the Credit Agreement, as applicable.

          (f) Limitation on Indebtedness. Guarantor shall comply with the limitation on Indebtedness set forth in Annex A.

          (g) Senior Deferred Coupon Notes. Guarantor shall not amend the Senior Deferred Coupon Notes, or the Indenture (as defined in Annex A) in any way that permits or requires Guarantor to pay interest on such notes prior to 1999, permits or requires

Guarantor to pay interest at a rate higher than that prescribed in such notes or the Indenture as of the Closing Date or permits or requires Guarantor to pay or prepay or make sinking fund payments with respect to such notes prior to 2003.

          12. Events of Default. Each of the following occurrences shall constitute an Event of Default pursuant to
Section 10.01(m) of the Credit Agreement (without limitation as to whether any such occurrence or the facts giving rise to such occurrence may cause or constitute an Event of Default under any other provision of Section 10.01):

          (a) Failure to Make Payments When Due. Guarantor shall fail to pay when due any of the Guaranteed Obligations
(taking into account any grace period applicable thereto).

          (b) Breach of Certain Covenants. Guarantor shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Section 11(a), (e), (f) or (g).

          (c) Breach of Representation or Warranty. Any representation or warranty made by Guarantor to the Administrative Agent, the Collateral Agent or any Lender herein, in any other Loan Document, or in any certificate or other writing delivered pursuant hereto shall be false or misleading in any respect on the date as of which made, and the fact or circumstance which made such representation or warranty false or misleading has or is reasonably likely to have a Material Adverse Effect.

          (d) Other Defaults. Guarantor shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Guaranty (except those described in subsection (a), (b) or (c) above), and such failure shall continue for thirty (30) days.

          13. Effectiveness; Termination. This Guaranty shall become effective upon its execution by Guarantor and shall continue in full force and effect and may not be terminated or otherwise revoked until the Credit Agreement and all financing arrangements governed by the Loan Documents among Borrower, the Agents and the Lenders shall have been terminated and the Guaranteed Obligations shall have been indefeasibly and fully paid and discharged. If, notwithstanding the foregoing, Guarantor shall have any right under applicable law to terminate or revoke this Guaranty, Guarantor agrees that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by Guarantor, is actually received by the Agents and each of the Lenders. Such notice shall not affect the right and power of any of the Lenders or either Agent to enforce rights arising prior to receipt thereof by the Agents and each of the Lenders. If any Lender or either Agent grants loans or takes other action after Guarantor terminates or revokes this Guaranty but before such Person receives such written notice, the rights of such Person with respect thereto shall be the same as if such termination or revocation had not occurred.

          14. Successors and Assigns. This Guaranty shall be binding upon Guarantor and upon its successors and assigns and shall inure to the benefit of the Lenders and the Agents and their respective successors and assigns; all references herein to Borrower and to Guarantor shall be deemed to include their respective successors and assigns. The successors and assigns of Guarantor and Borrower shall include, without limitation, their respective receivers, trustees or debtors-in-possession; provided, however, that Guarantor shall not voluntarily assign or transfer its rights or obligations hereunder without the Administrative Agent's prior written consent.

          15. Payments to be Free of Deductions; Withholding Tax Exemption. All payments by Guarantor under this Guaranty shall be made without setoff or counterclaim and free and clear of and without deduction for any and all present or future Taxes. A delivery by a Lender that is not incorporated under the laws of the United States of America of its IRS Form 1001 or 4224 to Borrower pursuant to the Credit Agreement shall be deemed a delivery of such form to Guarantor hereunder.

          16. Officer Authority. Guarantor authorizes its Chairman, President, and each of its Executive Vice Presidents and Vice Presidents, severally and not jointly, on behalf and in the name of Guarantor from time to time in the discretion of such officer, to take or omit to take any and all action and to execute and deliver any and all documents and instruments which such officer may determine to be necessary or desirable in relation to, and perform any obligations arising in connection with, this Guaranty and any of the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby gives each such officer individually the power and right on behalf of Guarantor to do the following on behalf of
Guarantor: (i) to execute and deliver any amendment, waiver, consent, supplement, other modification or reaffirmation of this Guaranty or any document covering any of the security for this Guaranty, and to perform any obligation of Guarantor arising in connection herewith or therewith; (ii) to sell, transfer, assign, encumber or otherwise deal in or with the security for this Guaranty or any part thereof; (iii) to grant liens, security interests or other encumbrances on or in respect of any property or assets of Guarantor, whether now owned or hereafter acquired, in favor of the Lenders and the Agents; (iv) to send notices, directions, orders and other communications to any Person relating to this Guaranty, or the security for all or any part of the Guaranteed Obligations; (v) to take or omit to take any other action contemplated by or referred to in this Guaranty or any document covering any of the security for all or any part of the Guaranteed Obligations; and (vi) to take or omit to take any action with respect to this Guaranty, any of the security for all or any part of the Guaranteed Obligations or any document covering any such security, all as such officer may determine in his or her sole discretion. The undersigned hereby certifies that he/she has all necessary authority to grant and execute this Guaranty on behalf of Guarantor.

          17. Governing Law. The Administrative Agent hereby accepts this Guaranty, on behalf of the Agents and the Lenders, at New York, New York, by acknowledging and agreeing to it there. Any dispute among the Agents, any of the Lenders and Guarantor arising out of or related to the relationship established among them in connection with this Guaranty, and whether arising in contract, tort, equity, or otherwise, shall be resolved in accordance with the laws of the State of New York.

          18.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY
TRIAL.

          (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

          (B) OTHER JURISDICTIONS. GUARANTOR AGREES THAT EITHER AGENT OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER GUARANTOR OR
(2) REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. GUARANTOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. GUARANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

          (C) SERVICE OF PROCESS. GUARANTOR WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, ITS REGISTERED AGENT, WHOSE ADDRESS IS 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT; PROVIDED THAT NOTICE OF ANY SUCH

SERVICE IS CONCURRENTLY THEREWITH DELIVERED TO GUARANTOR PURSUANT TO SECTION 20. GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

          (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (E) WAIVER OF BOND. GUARANTOR WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          19. Advice of Counsel. Guarantor represents and warrants to the Agents and the Lenders that it has discussed this Guaranty and, specifically, the provisions of Section 18 hereof, with its lawyers.

          20. Notices. All notices and other communications required or desired to be served, given or delivered hereunder shall be in writing or by a telecommunications device capable of creating a printed record and shall be addressed to the party to be notified as follows:

     if to Guarantor, at

          Eagle Industries, Inc.
          Two North Riverside Plaza
          Chicago, Illinois  60606
          Attention:  Gus J. Athas, Vice President
          Telecopy:   (312) 906-8372

     with a copy to

          Rosenberg & Liebentritt
          Two North Riverside Plaza
          Chicago, Illinois  60606
          Attention:  Ellen Kelleher
          Telecopy:   (312) 454-0335

     if to the Administrative Agent, at

          Chemical Bank
          270 Park Avenue
          Fifth Floor
          New York, New York  10017
          Attention:  Chris Wardell
          Telecopy:   (212) 207-1732

     with a copy to

          Chemical Chicago corporation
          10 South LaSalle Street
          Chicago, Illinois  60603-1097
          Attention:  Leonard R. Essex
          Telecopy:   (312) 443-1964

or, as to each party, at such other address as designated by such party in a written notice to the other party. All such notices and communications shall be deemed to be validly served, given or delivered (i) three (3) days following deposit in the United States mails, with proper postage prepaid; (ii) upon delivery thereof if delivered by hand to the party to be notified; or
(iii) upon confirmation of receipt thereof if transmitted by a telecommunications device.

          21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

          22. Collateral. Guarantor hereby acknowledges and agrees that its obligations under this Guaranty are secured pursuant to the terms and provisions of the Collateral Documents to which it is a party.

          23. Merger. This Guaranty represents the final agreement of Guarantor with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, between Guarantor and the Agent or any Lender.

          24. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          25. Definitions. The singular shall include the plural and vice versa and any gender shall include any other gender as the context may require.

          26. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

          IN WITNESS WHEREOF, this Guaranty has been duly executed by Guarantor as of the day and year first set forth above.

                              EAGLE INDUSTRIES, INC.



                              By: \s\ Gus J. Athas
                                  Name: Gus J. Athas
                                  Title: Senior Vice President





Acknowledged and agreed to
as of the day and year first
set forth above.

CHEMICAL BANK, as Administrative
Agent



By: _________________________
   Name:  ___________________
   Title: ___________________

                                    ANNEX A

                           Limitation on Indebtedness


          (a) Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness other than:

          (i) Indebtedness of Guarantor or a Restricted Subsidiary if, at the time of Incurrence and after giving effect thereto and the application of proceeds therefrom, Guarantor's Interest Coverage Ratio would have been (A) for the period from July __, 1993, through and including the second anniversary thereof, at least 1.75:1 and (B) for all periods after the second anniversary of July __, 1993, at least 2.00:1;

          (ii) Indebtedness existing on July __, 1993, other than (A) Indebtedness described in clause (iii) of this subsection (a) and (B) 13% Senior Subordinated Notes repurchased and cancelled pursuant to the Refinancing Plan;

          (iii)  Indebtedness allowable under the Credit
     Agreement;

          (iv)  the Securities;

          (v) Indebtedness the net proceeds of which are used to refinance outstanding Indebtedness of Guarantor or any of its Restricted Subsidiaries, other than Indebtedness Incurred under clause (iii), (vi), (vii), (viii) or (x) of this subsection (a) and any refinancings thereof, in a maximum principal amount not to exceed the amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or reasonably determined by Guarantor as necessary to permit such refinancing by means of tender offer or privately negotiated repurchase, plus the amount of any fees and expenses of Guarantor in connection with such refinancing; provided that in no event may any Indebtedness of Guarantor be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (v);

          (vi) Indebtedness Incurred solely to finance capital expenditures of Guarantor and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20 million in each fiscal year of Guarantor; provided that 50% of the portion of such $20 million that is not so Incurred in any such year may be so Incurred in the next subsequent fiscal year of the Guarantor;

          (vii) other Indebtedness not to exceed $50 million at any one time outstanding; provided that the proceeds thereof shall not be used to make any Restricted Payment;

          (viii) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds Incurred in the ordinary course of business,
     (B) under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of Guarantor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and
     (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Guarantor or any Restricted Subsidiary of Guarantor pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Guarantor (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Guarantor for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Guarantor or any Restricted Subsidiary in connection with such disposition;

          (ix) Acquired Indebtedness; provided that, after giving pro forma effect to the Incurrence thereof, Guarantor could Incur $1.00 of additional Indebtedness pursuant to clause (i) of this subsection (a); and

          (x) Indebtedness of Guarantor to any Wholly Owned Restricted Subsidiary or Indebtedness of any Wholly Owned Restricted Subsidiary to Guarantor or any other Wholly Owned Restricted Subsidiary, in each case Incurred in the ordinary course of business, consistent with past practice.

          (b)  Notwithstanding any other provision of this Annex
A, the maximum amount of Indebtedness that Guarantor or any Restricted Subsidiary may Incur pursuant to this Annex A shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

          (c) For purposes of determining any particular amount of Indebtedness under this Annex A, Guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Annex A, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, Guarantor, in its sole

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

discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

For purposes of this Annex A, the following terms shall have the following meanings:

          "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

          "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of any Person and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of such Person (other than a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period; (ii) the net income (or loss) of any Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid or allowed to be paid by such Subsidiary to such Person; (iii) any gains or losses (on an after-tax basis) attributable to Asset Sales; (iv) any losses attributable to writedowns of, or amortization of, goodwill; (v) any non-recurring gains or loses attributable to revaluation or reclassification of assets in connection with business relocations and plant consolidations; (vi) any expenses relating to the Incurrence or refinancing of any Indebtedness; and (vii) any extraordinary gains and extraordinary losses; provided that, solely for purposes of calculating the Interest Coverage Ratio (and in such case, except to the extent includible pursuant to clause (i) above), "Adjusted Consolidated Net Income" of Guarantor shall include the amount of all cash dividends received by Guarantor or any Restricted Subsidiary of Guarantor from an Unrestricted Subsidiary.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, neither any Bank nor any affiliate of any Bank shall be deemed to be an Affiliate of Guarantor.

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

          "Asset Acquisition" means (i) an Investment by Guarantor or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Guarantor or shall be merged into or consolidated with Guarantor or any of its Restricted Subsidiaries or (ii) an acquisition by Guarantor or any of its Restricted Subsidiaries of the assets of any Person other than Guarantor or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

          "Asset Disposition" means the sale or other disposition by Guarantor or any of its Restricted Subsidiaries (other than to Guarantor or another Restricted Subsidiary of Guarantor) of (i) all or substantially all of the capital stock of any Restricted Subsidiary of Guarantor or (ii) all or substantially all of the assets that constitute a division or line of business of Guarantor or any of its Restricted Subsidiaries.

          "Bank" means each of the lenders who are from time to time parties to the Credit Agreement.

          "Board of Directors" means the Board of Directors of Guarantor or any committee of such Board of Directors duly authorized to act in connection with the Credit Agreement.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) the discounted present value of the rental obligations of such Person as lessee of which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" means the rental obligations under such lease.

          "Commodity Agreement" means any agreement or arrangement designed to protect Guarantor or any of its Restricted Subsidiaries against fluctuations in the prices of commodities used by Guarantor or any of its Restricted
Subsidiaries in the ordinary course of its business.

          "Consolidated EBITDA" means, with respect to any Person for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Net Interest Expense, (iii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense, (v) amortization expense, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

          "Consolidated Net Interest Expense" means, with respect to any Person for any period, the aggregate amount of interest expense in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in

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

accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit supporting or otherwise in respect of any Indebtedness and bankers' acceptance financing; and the net costs associated with Interest Rate Agreements) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its consolidated Subsidiaries during such period net of the aggregate interest income received or accrued by such Person and its consolidated Subsidiaries during such period; excluding, however, (i) any amount of such interest expense or income of any Subsidiary of such Person if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (ii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Refinancing Plan or any other refinancing of Indebtedness, all as determined on a consolidated basis in conformity with GAAP.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Guarantor or any of its Restricted Subsidiaries against fluctuations in currency values to or under which Guarantor or any of its Restricted Subsidiaries was a party or a beneficiary on July 1, 1993, or became or becomes a party or a beneficiary thereafter.

          "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length transaction between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of July 1, 1993. All ratios and computations based on GAAP contained in this Annex A shall be computed in conformity with GAAP, except that such computations shall be made without giving effect to, except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17.

          "Guarantee" mans any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities

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

or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against any loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business; (ii) agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with the disposition of any business, assets or Subsidiary of Guarantor (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds received by Guarantor or such Restricted Subsidiary in connection with such disposition; or (iii) agreements, policies or practices providing for refunds, returns and/or credit therefor in respect of damaged, defective, surplus or deficient property or assets in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, crate, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" used as a noun has a corresponding meaning.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) on account of any Indebtedness described in any other clause of this definition; provided that an Incurrence of Indebtedness shall be deemed to occur when an obligation to reimburse an issuer of a letter of credit arises pursuant to such letter of credit and is not paid when due (it being understood that an obligation to reimburse an issuer of a letter shall always be deemed to be due not later than 10 Business Days after such letter of credit is drawn upon),
(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at

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

such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) all obligations in respect of borrowed money under the Credit Agreement and any Guarantees thereof and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

          "Indenture" means the Indenture dated as of July 1, 1993, between Guarantor and Harris Trust and Savings Bank,
Trustee, pursuant to which the Senior Deferred Coupon Notes were issued, as such Indenture may be amended, supplemented or otherwise modified as permitted by the Credit Agreement.

          "Interest coverage Ratio" means, with respect to any Person on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date to (ii) the aggregate amount of Consolidated Net Interest Expense of such Person during such four fiscal quarters. In making the foregoing calculation, (A) pro forma effect shall be given to (l) any Indebtedness Incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (i) and prior to the Transaction Date (other than Indebtedness Incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) on the last day of such period), (2) any Indebtedness Incurred during such period to the extent such Indebtedness is outstanding at the Transaction Date and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such four-fiscal-quarter period and after giving pro forma effect to the application of the proceeds thereof as if such application occurred on such first day; (B) Consolidated Net Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate (taking into account any Interest Rate Agreement applicable to such Indebtedness) shall be computed using the daily average of the applicable rate in effect for the entire period; (C) there shall be excluded from Consolidated Net Interest Expense any Consolidated Net Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding

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

or is to be repaid on the Transaction Date, except for Consolidated Net Interest Expense accrued (as adjusted pursuant to clause (B)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) on the Transaction Date; (D) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Dispositions) that occur during such four-fiscal-quarter period or thereafter and prior to the Transaction Date as if they had occurred and any such proceeds had been applied on the first day of such four-fiscal-quarter period; (E) with respect to any such four-fiscal-quarter period commencing prior to the Refinancing Plan, the Refinancing Plan shall be deemed to have taken place on the first day of such period; and (F) pro forma effect shall be given to asset dispositions and asset acquisitions that have been made by any Person that has become a Restricted Subsidiary of Guarantor or has been merged with or into Guarantor or any Restricted Subsidiary of Guarantor during the four-fiscal-quarter period referred to above or subsequent to such period and prior to the Transaction Date and that would have been Asset Dispositions or Asset Acquisitions had such transactions occurred when such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; provided that such pro forma effect referred to in clauses (D) and (F) above shall exclude any and all net losses incurred by any Person or business prior to the time that such Person became a Subsidiary of Guarantor or prior to the time such business was acquired by Guarantor or any of its Restricted Subsidiaries, as the case may be.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, or other similar agreement or arrangement designed to protect Guarantor or any of its Restricted Subsidiaries against fluctuations in interest rates to or under which Guarantor or any of its Restricted Subsidiaries is a party or a beneficiary thereof.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

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

          "Refinancing Plan" means the refinancing plan of Guarantor, consisting of the issuance of the Securities and the application of the proceeds therefrom for the repurchase and cancellation of an aggregate principal amount of $151 million of the 13% Senior Subordinated Notes and the solicitation of consents to amendments to the indenture under which the 13% Senior Subordinated Notes were issued.

          "Restricted Payments" means any payment or action by Guarantor or any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its capital stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's capital stock (other than redeemable stock) of the same class or in options, warrants or other rights to acquire such shares of capital stock) held by Persons other than Guarantor or another Restricted Subsidiary, (ii) purchase, redeem, retire or otherwise acquire for value any shares of capital stock of Guarantor or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of capital stock) held by Persons other than Guarantor or another Restricted Subsidiary, or (ii) make any investment in any Affiliate of Guarantor or such Restricted Subsidiary other than Guarantor or another Restricted Subsidiary.

          "Restricted Subsidiary" means any Subsidiary of Guarantor other than an Unrestricted Subsidiary.

          "Securities" means the Senior Deferred Coupon Notes.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by Guarantor or by one or more other Subsidiaries of Guarantor, or by such Person and one or more other Subsidiaries of such Person; provided that, except as the term "Subsidiary" is used in the definition of "Unrestricted Subsidiary", an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of Guarantor.

          "13% Senior Subordinated Notes" means Guarantor's 13%
Senior Subordinated Notes due 1998.

          "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

          "Transaction Date" means, with respect to the
Incurrence of any Indebtedness by Guarantor or any of its
Subsidiaries, the date such Indebtedness is to be Incurred.
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

          "Unrestricted Subsidiary" means (i) any Subsidiary of Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Guarantor (including any newly acquired or newly formed Subsidiary of Guaranty) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any Lien on any property of, Guarantor or any other Subsidiary of Guarantor that is not a Subsidiary of the Subsidiary to be so designated; provided that either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such Subsidiary is an "Unrestricted Subsidiary" under the terms of the Indenture.

          "Voting Stock" means capital stock of any class or kind ordinarily having the power to vote for the election of directors.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including preferred or preference stock) in such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.











                                     -28-